Filed pursuant to Rule 424(b)(3)
Registration No. 333-153133
333-122848
APPLIED DNA SCIENCES, INC.
67,576,201 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 67,576,201 shares of our common stock, which consists of (i) 16,948,877 shares of common stock issued upon the automatic conversion of secured promissory notes issued to investors in private placements during the period from March 2006 through June 2007, (ii) 657,500 shares of common stock issued to consultants in February 2006, (iii) up to 16,400,000 shares of common stock issuable upon the exercise of common stock purchase warrants issued to investors in private placements during the period from March 2006 through June 2007 at an exercise price of $.50 per share, (iv) up to 10,400,000 shares of common stock issuable upon the exercise of common stock purchase warrants issued to employees, directors and consultants in February 2006 at an exercise price of $.09 per share, (v) 7,220,324 shares of common stock issued upon the conversion of the promissory notes issued in connection with the January and February 2005 offering, (vi) up to 1,207,500 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.60 per share, and (vii) up to 14,742,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.75 per share.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions or a combination of such methods of sale directly or through brokers. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised. We will pay the expenses of registering these shares.

Our shares of common stock are quoted on the OTC Bulletin Board. Our shares are quoted under the symbol “APDN.OB”. On February 18, 2009, the closing sales price for our common stock on the OTC Bulletin Board was $0.05 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page 4.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is February 23, 2009.

TABLE OF CONTENTS

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

In this prospectus “Applied DNA,” “we,” “us” and “our” refer to Applied DNA Sciences, Inc. and its subsidiaries. Applied DNA and SigNature are the subject of our trademark applications pending registration with the United States Patent and Trademark Office. This prospectus contains other product names, trade names and trademarks of Applied DNA Sciences, Inc. and of other organizations.

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ABOUT THIS PROSPECTUS

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

Our Company

We use the DNA of plants and innovative technologies to provide anti-counterfeiting and product authentication solutions and to manufacture ingredients for personal care products and textiles. SigNature® DNA and BioMaterial™ Genotyping, our principal anti-counterfeiting and product authentication solutions, allow users to accurately and effectively protect branded products, artwork and collectibles, fine wine, digital media, financial instruments, identity cards and other official documents. Our BioActive™ Ingredients, which are being used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel, are custom-manufactured to address a customer’s specific need.

SigNature DNA. We use the DNA of plants to manufacture highly customized and encrypted botanical DNA markers, or SigNature DNA Markers, which we believe are virtually impossible to replicate. We have embedded SigNature DNA Markers into a range of our customers’ products, including various inks, thermal ribbon, thread, varnishes and adhesives. These items can then be tested for the presence of SigNature DNA Markers through an instant field detection or a forensic level authentication. Our SigNature DNA solution provides a secure, accurate and cost-effective means for users to incorporate our SigNature DNA Markers in, and then quickly and reliably authenticate and identify, a broad range of items such as branded products, artwork and collectibles, cash-in-transit, fine wine, digital media, financial instruments, identity cards and other official documents. Having the ability to reliably authenticate and identify counterfeit versions of such items enables companies and governments to detect, deter, interdict and prosecute counterfeiting enterprises and individuals.

BioMaterial GenoTyping. Our BioMaterial GenoTyping solution refers to the development of genetic assays to distinguish between varieties or strains of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods, that contain their own source DNA. We have developed two proprietary genetic tests (FiberTyping™ and PimaTyping™) to track American Pima cotton from the field to finished garments. These genetic assays provide the cotton industry with the first authentication tools that can be applied throughout the U.S. and worldwide cotton industry from cotton growers, mills, wholesalers, distributors, manufacturers and retailers through trade groups and government agencies.

BioActive Ingredients. Our BioActive Ingredients program began in 2007, based on the biofermentation expertise developed during the manufacturing of DNA for our SigNature DNA and BioMaterial Genotyping solutions. Our BioActive Ingredients have been used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel.

For the year ended September 30, 2008, we generated revenues of $873,010 and had net losses of $6.8 million, and for the quarter ended December 31, 2008, we generated revenues of $146,575 and had net losses of $3.3 million. Our registered independent certified public accountants have stated in their report dated December 15, 2008, that our financial statements for the year ended September 30, 2008 were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including by the sale of our securities, obtaining loans from financial institutions, or obtaining grants from various organizations or governments, where possible.

Summary Risks

Before you invest in our stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.” We believe that the following are some of the major risks and uncertainties that may affect us:

•
We have a short operating history, a relatively new business model, and have not produced significant revenues, which makes it difficult to evaluate our future prospects and increases the risk that we will not be successful;

•	We have a history of losses which may continue, and which may harm our ability to obtain financing and continue our operations;

•	If we are unable to obtain additional financing our business operations will be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution;

•	Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;

•	If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed;

•	If we are unable to retain the services of Drs. Hayward or Liang we may not be able to continue our operations;

•	The markets for our SigNature program are very competitive, and we may be unable to continue to compete effectively in this industry in the future;

•	We need to expand our sales, marketing and support organizations and our distribution arrangements to increase market acceptance of our products and services;

•	A manufacturer’s inability or willingness to produce our goods on time and to our specifications could result in lost revenue and net losses and if we need to replace manufacturers, our expenses could increase, resulting in smaller profit margins; and

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Corporate Information

Our principal offices are located at 25 Health Sciences Drive, Suite 113, Stony Brook, New York 11790, and our telephone number is (631) 444-6370. We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. In December 2008, we completed our reincorporation from Nevada to the State of Delaware. We maintain a website at www.adnas.com. The information contained on that website is not deemed to be a part of this prospectus.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we established laboratories for the manufacture of DNA markers and product prototypes, and DNA authentication. To date, the company has a very limited operating history, and as a result, the company’s operations have not produced significant revenues.

The Offering

Common stock offered by selling stockholders	Up to 67,576,201 shares, including the following:

	-	11,966,285 shares of common stock issued upon the conversion of the promissory notes issued during the period in March 2006;

	-	4,982,592 shares of common stock issued upon the conversion of the promissory notes issued during the period from May and June 2006;

	-	657,500 shares of common stock issued to consultants;

	-	up to 16,400,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.50 per share;

	-	up to 10,400,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.09 per share;

	-	7,220,324 shares of common stock issued upon the conversion of the promissory notes issued in connection with the January and February 2005 offering;

	-	up to 1,207,500 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.60 per share; and

	-	up to 14,742,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.75 per share.

This number represents approximately 26.48% of our current outstanding stock

Common stock to be outstanding after the offering	Up to 340,743,880 shares(1)

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders, except for funds from the exercise of warrants by the selling stockholders, if and when exercised. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital, including general corporate purposes.

OTC Bulletin Board	Our shares are quoted on the OTC Bulletin Board under the symbol “APDN.OB”.

(1) The above information regarding common stock to be outstanding after the offering is based on 255,224,880 shares of common stock outstanding as of February 18, 2009, and assumes the subsequent exercise of warrants by our selling stockholders.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating To Our Business:

We have a short operating history, a relatively new business model, and have not produced significant revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the marketing, sale and distribution of anti-counterfeiting and product authentication solutions as well as ingredients for use in personal care and other products. Our operations since inception have produced insignificant revenues, and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. If we create significant revenues in the future, we will derive most of such revenues from the sale of anti-counterfeiting and product authentication solutions as well as ingredients, which are immature industries. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

We have a history of losses which may continue, and which may harm our ability to obtain financing and continue our operations.

We incurred net losses of $6.8 million for the year ended September 30, 2008 and $3.3 million for the quarter ended December 31, 2008. These net losses have principally been the result of the various costs associated with our selling, general and administrative expenses as we commenced operations, acquired, developed and validated technologies, began marketing activities, and incurred interest expense on notes and warrants we issued to obtain financing. Our operations are subject to the risks and competition inherent in a company that moved from the development stage to an operating company. We may not generate sufficient revenues from operations to achieve or sustain profitability on a quarterly, annual or any other basis in the future. Our revenues and profits, if any, will depend upon various factors, including whether our existing products and services or any new products and services we develop will achieve any level of market acceptance. If we continue to incur losses, our accumulated deficit will continue to increase, which might significantly impair our ability to obtain additional financing. As a result, our business, results of operations and financial condition would be significantly harmed, and we may be required to reduce or terminate our operations.

We will require additional financing which may require the issuance of additional shares which would dilute the ownership held by our stockholders.

We will need to raise funds through either debt or the sale of our shares in order to achieve our business goals. Any sale of additional shares or securities convertible into any such shares by us would further dilute the percentage ownership by the stockholders. Furthermore, if we raise funds in equity transactions through the issuance of convertible securities which are convertible at the time of conversion at a discount to the prevailing market price, substantial dilution is likely to occur resulting in a material decline in the price of your shares.

If we are unable to obtain additional financing our business operations will be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution.

We believe that our existing capital resources will enable us to fund our operations until approximately March 2009. We believe we will be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated December 15, 2008, our independent auditors stated that our financial statements for the year ended September 30, 2008 were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our incurring net losses of $6.8 million for the year ended September 30, 2008. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including by the sale of our securities, obtaining loans from financial institutions, or obtaining grants from various organizations or governments, where possible. Our continued net operating losses and our auditors’ doubts increase the difficulty of our meeting such goals and our efforts to continue as a going concern may not prove successful.

General economic conditions and the current global financial crisis may adversely affect our business, operating results and financial condition.

The current global economy and economic slowdown may have serious negative consequences for our business and operating results. Since our customers incorporate our products into a variety of consumer goods, the demand for our products is subject to worldwide economic conditions and their impact on levels of consumer spending. Some of the factors affecting consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth based on recent severe market declines, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence and other macroeconomic factors. During a period of economic weakness or uncertainty, demand for consumer goods incorporating our products may weaken, and current or potential customers may defer purchases of our products.

The recent distress in the credit and financial markets has also resulted in extreme volatility in security prices and diminished liquidity, and there can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy. Moreover, the current crisis has had a significant material adverse impact on a number of financial institutions and has limited access to capital and credit for many companies. This could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed.

There has been limited market acceptance of our botanical DNA encryption, encapsulation, embedment and authentication products and services to date. Some of the factors that will affect whether we achieve market acceptance of our solutions include:

•	availability, quality and price relative to competitive solutions;
•	customers’ opinions of the solutions’ utility;
•	ease of use;
•	consistency with prior practices;
•	scientists’ opinions of the solutions’ usefulness;
•	citation of the solutions in published research; and
•	general trends in anti-counterfeit and security solutions’ research.

The expenses or losses associated with the continued lack of market acceptance of our solutions will harm our business, operating results and financial condition.

Rapid technological changes and frequent new product introductions are typical for the markets we serve. Our future success may depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions may provide a significant competitive advantage because customers invest their time in selecting and learning to use new products, and are often reluctant to switch products. To the extent we fail to introduce new and innovative products, we may lose any market share we then have to our competitors, which will be difficult or impossible to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or damage our business. We may experience delays in the development and introduction of products. We may not keep pace with the rapid rate of change in anti-counterfeiting and security products’ research, and any new products acquired or developed by us may not meet the requirements of the marketplace or achieve market acceptance.

If we are unable to retain the services of Drs. Hayward or Liang we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Dr. James A. Hayward, one of our directors, our President and Chief Executive Officer; and Dr. Benjamin Liang, our Secretary and Strategic Technology Development Officer. We do not have employment agreements with Drs. Hayward or Liang. Loss of the services of Drs. Hayward or Liang could significantly harm our business, results of operations and financial condition. We do not maintain key-man insurance on the lives of Drs. Hayward or Liang.

The markets for our anti-counterfeiting and product authentication solutions as well as our BioActive Ingredients are very competitive, and we may be unable to continue to compete effectively these industries in the future.

The principal markets for our our anti-counterfeiting and product authentication solutions as well as our BioActive Ingredients are intensely competitive. Many of our competitors, both in the United States and elsewhere, are major pharmaceutical, chemical and biotechnology companies, or have strategic alliances with such companies, and many of them have substantially greater capital resources, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the products that we have or may develop and may be more successful than us in producing and marketing their existing products. Some of our competitors that operate in the anti-counterfeiting and fraud prevention markets include: Authentix, Collectors Universe Inc., Data Dot Technology, Digimarc Corp., DNA Technologies, Inc., ID Global, Informium AG, Inksure Technologies, Kodak, L-1 Identity Solutions, Manakoa, OpSec Security Group, SmartWater Technology, Inc., Sun Chemical Corp, and Tracetag.

We expect this competition to continue and intensify in the future. Competition in our markets is primarily driven by:

•	product performance, features and liability;
•	price;
•	timing of product introductions;
•	ability to develop, maintain and protect proprietary products and technologies;
•	sales and distribution capabilities;
•	technical support and service;
•	brand loyalty;
•	applications support; and
•	breadth of product line.

If a competitor develops superior technology or cost-effective alternatives to our products, our business, financial condition and results of operations could be significantly harmed.

We need to expand our sales, marketing and support organizations and our distribution arrangements to increase market acceptance of our products and services.

We currently have few sales, marketing, customer service and support personnel and will need to increase our staff to generate a greater volume of sales and to support any new customers or the expanding needs of existing customers. The employment market for sales, marketing, customer service and support personnel in our industry is very competitive, and we may not be able to hire the kind and number of sales, marketing, customer service and support personnel we are targeting. Our inability to hire qualified sales, marketing, customer service and support personnel may harm our business, operating results and financial condition. We do not currently have any arrangements with any distributors and we may not be able to enter into arrangements with qualified distributors on acceptable terms or at all. If we are not able to develop greater distribution capacity, we may not be able to generate sufficient revenue to support our operations.

A manufacturer’s inability or willingness to produce our goods on time and to our specifications could result in lost revenue and net losses.

Though we manufacture prototypes, samples and some of our own products, we currently do not own or operate any significant manufacturing facilities and depend upon independent third parties for the manufacture of some of our products to our specifications. The inability of a manufacturer to ship orders of such products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could harm our business by resulting in decreased revenues or net losses upon sales of products, if any sales could be made.

If we need to replace manufacturers, our expenses could increase, resulting in smaller profit margins.

We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if our existing manufacturers must be replaced, we will need to establish new relationships with another or multiple manufacturers. We cannot assure you that this additional third party manufacturing capacity will be available when required on terms that are acceptable to us or terms similar to those we have with our existing manufacturers, either from a production standpoint or a financial standpoint. We do not have long-term contracts with our manufacturers, and our manufacturers do not produce our products exclusively. Should we be forced to replace our manufacturers, we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays upon distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

If a manufacturer fails to use acceptable labor practices, we might have delays in shipments or face joint liability for violations, resulting in decreased revenue and increased expenses.

While we require our independent manufacturers to operate in compliance with applicable laws and regulations, we have no control over their ultimate actions. While our internal and vendor operating guidelines promote ethical business practices and our staff and buying agents periodically visit and monitor the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by our independent manufacturers, or by one of our licensing partners, or the divergence of an independent manufacturer’s or licensing partner’s labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations, such as the loss of potential revenue and incurring additional expenses.

Failure to license new technologies could impair sales of our existing products or any new product development we undertake in the future.

To generate broad product lines, it is advantageous to sometimes license technologies from third parties rather than depend exclusively on the development efforts of our own employees. As a result, we believe our ability to license new technologies from third parties is and will continue to be important to our ability to offer new products. In addition, from time to time we are notified or become aware of patents held by third parties that are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to seek a license for these technologies from these third parties. There can be no assurance that we will be able to successfully identify new technologies developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on favorable terms, or at all. If we lose the rights to patented technology, we may need to discontinue selling certain products or redesign our products, and we may lose a competitive advantage. Potential competitors could license technologies that we fail to license and potentially erode our market share for certain products. Intellectual property licenses would typically subject us to various commercialization, sublicensing, minimum payment, and other obligations. If we fail to comply with these requirements, we could lose important rights under a license. In addition, certain rights granted under the license could be lost for reasons beyond our control, and we may not receive significant indemnification from a licensor against third party claims of intellectual property infringement.

Our failure to manage our growth in operations and acquisitions of new product lines and new businesses could harm our business.

Any growth in our operations, if any, will place a significant strain on our current management resources. To manage such growth, we would need to improve our:

•	operations and financial systems;
•	procedures and controls; and
•	training and management of our employees.

Our future growth, if any, may be attributable to acquisitions of new product lines and new businesses. Future acquisitions, if successfully consummated, would likely create increased working capital requirements, which would likely precede by several months any material contribution of an acquisition to our net income. Our failure to manage growth or future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

Although we currently only have operations within the United States, if we were to acquire an international operation; we would face additional risks, including:

•	difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;
•	different or conflicting regulatory or legal requirements;
•	foreign currency fluctuations; and
•	diversion of significant time and attention of our management.

Failure to attract and retain qualified scientific, production and managerial personnel could harm our business.

Recruiting and retaining qualified scientific and production personnel to perform and manage prototype, sample, and product manufacturing and business development personnel to conduct business development are critical to our success. In addition, our desired growth and expansion into areas and activities requiring additional expertise, such as clinical testing, government approvals, production, and marketing will require the addition of new management personnel and the development of additional expertise by existing management personnel. Because the industry in which we compete is very competitive, we face significant challenges attracting and retaining a qualified personnel base. Although we believe we have been and will be able to attract and retain these personnel, we may not be able to continue to successfully attract qualified personnel. The failure to attract and retain these personnel or, alternatively, to develop this expertise internally would harm our business since our ability to conduct business development and manufacturing will be reduced or eliminated, resulting in lower revenues. We generally do not enter into employment agreements requiring our employees to continue in our employment for any period of time.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. Given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. There is always the possibility that the scope of the protection gained from one of our issued patents will be insufficient or deemed invalid or unenforceable. We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

Intellectual property litigation could harm our business.

Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business.

If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. A court may decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, a court may order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our or our licensor’s issued patents or pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Accidents related to hazardous materials could adversely affect our business.

Some of our operations require the controlled use of hazardous materials. Although we believe our safety procedures comply with the standards prescribed by federal, state, local and foreign regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of an accident, we could be liable for any damages that result, which could seriously damage our business and results of operations.

Potential product liability claims could affect our earnings and financial condition.

We face a potential risk of liability claims based on our products and services, and we have faced such claims in the past. Though we have product liability insurance coverage which we believe is adequate, we may not be able to maintain this insurance at reasonable cost and on reasonable terms. We also cannot assure that this insurance, if obtained, will be adequate to protect us against a product liability claim, should one arise. In the event that a product liability claim is successfully brought against us, it could result in a significant decrease in our liquidity or assets, which could result in the reduction or termination of our business.

Litigation generally could affect our financial condition and results of operations.

We generally may be subject to claims made by and required to respond to litigation brought by customers, former employees, former officers and directors, former distributors and sales representatives, and vendors and service providers. We have faced such claims and litigation in the past and we cannot assure that we will not be subject to claims in the future. In the event that a claim is successfully brought against us, considering our lack of material revenue and the losses our business has incurred for the period from our inception to December 31, 2008, this could result in a significant decrease in our liquidity or assets, which could result in the reduction or termination of our business.

We were obligated to pay liquidated damages as a result of our failure to have our registration statement declared effective prior to June 15, 2005, and any payment of liquidated damages will either result in depletion of our limited working capital or issuance of shares of common stock which would cause dilution to our existing stockholders.

Pursuant to the terms of a registration rights agreement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005, for each month after June 15, 2005 that we did not have a registration statement registering the shares underlying these convertible notes and warrants declared effective, we were obligated to pay liquidated damages in the amount of 3.5% per month of the face amount of the notes, an amount equal to $367,885. On July 24, 2008, the SEC declared effective our registration statement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005. At our option, these liquidated damages can be paid in cash or unregistered shares of our common stock. To date we have decided to pay certain of these liquidated damages in common stock, although any future payments of liquidated damages may, at our option, be made in cash. If we decide to pay such liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Based on the closing market prices of $0.66, $0.58, $0.70, $0.49, $0.32 and $0.20 for our common stock on July 15, 2005, August 15, 2005, September 15, 2005, October 17, 2005, November 15, 2005 and December 15, 2005, respectively, we issued a total of 3,807,375 shares of common stock in liquidated damages from August, 2005 to January, 2006 to persons who invested in the January and February, 2005 private placements. The issuance of shares upon any payment by us of further liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We paid liquidated damages in the form of common stock only for the period from June 15, 2005 to December 15, 2005, and only to persons who invested in the January and February, 2005 private placements. We believe that we have no enforceable obligation to pay liquidated damages to holders of any shares we agreed to register under the registration rights agreement for periods after the first anniversary of the date of issuance of such shares, since they were eligible for resale under Rule 144 of the Securities Act during such periods, and such liquidated damages are grossly inconsistent with actual damages to such persons. Nonetheless, as of February 18, 2009 we have accrued approximately $12.0 million in penalties representing further liquidated damages associated with our failure to have the registration statement declared effective by the deadline, and have included this amount in accounts payable and accrued expenses.

Matter voluntarily reported to the Securities and Exchange Commission

During the months of March, May, July and August 2005, we issued a total of 8,550,000 shares of our common stock to certain employees and consultants pursuant to the 2005 Incentive Stock Plan. We engaged our outside counsel to conduct an investigation of the circumstances surrounding the issuance of these shares. On April 26, 2006, we voluntarily reported the findings from this investigation to the SEC, and agreed to provide the SEC with further information arising from the investigation. We believe that the issuance of 8,000,000 shares to employees in July 2005 was effectuated by both our former President and our former Chief Financial Officer/Chief Operating Officer without approval of our board of directors. These former officers received a total of 3,000,000 of these shares. In addition, it appears that the 8,000,000 shares issued in July 2005, as well as an additional 550,000 shares issued to employees and consultants in March, May and August 2005, were improperly issued without a restrictive legend stating that the shares could not be resold legally except in compliance with the Securities Act of 1933, as amended. The members of the Company's management who effectuated the stock issuances no longer work for the Company. These shares were not registered under the Securities Act of 1933, or the securities laws of any state, and we believe that certain of these shares may have been sold on the open market, though we have been unable to determine the magnitude of such sales. Since our voluntary report of the findings of our internal investigation to the SEC on April 26, 2006, we have received no communication from the SEC or any third party with respect to this matter. If violations of securities laws occurred in connection with the resale of certain of these shares, the employees and consultants or persons who purchased shares from them may have rights to have their purchase rescinded or other claims against us for violation of securities laws, which could harm our business, results of operations, and financial condition.

Risks Relating to Our Common Stock:

There are a large number of shares underlying our options and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock and will cause immediate and substantial dilution to our existing stockholders.

As of February 18, 2009, we had 255,224,880 shares of common stock issued and outstanding and outstanding options and warrants to purchase 108,405,964 shares of common stock. All of the shares issuable upon exercise of our options and warrants may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon exercise of options and warrants will cause immediate and substantial dilution to the interests of other stockholders since the selling stockholders may convert and sell the full amount issuable on exercise.

If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on The Over The Counter Bulletin Board (the “OTC Bulletin Board”), such as us, must be reporting issuers under Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. Prior to May 2001, we were delinquent in our reporting requirements, having failed to file our quarterly and annual reports for the years ended 1998 – 2000 (except the quarterly reports for the first two quarters of 1999). We have been current in our reporting requirements for the last six years, however, there can be no assurance that in the future we will always be current in our reporting requirements.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants, if any, for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded over-the-counter on The Over The Counter Bulletin Board (the “OTC Bulletin Board”) maintained by the National Association of Securities Dealers under the symbol “APDN.” There is no certainty that the Common Stock will continue to be quoted or that any liquidity exists for our stockholders.

The following table sets forth the quarterly quotes of high and low prices for our Common Stock on the OTC Bulletin Board during the fiscal years ended September 30, 2007 and September 30, 2008 and the fiscal quarter ended December 31, 2008. In February of 2003, we changed our year end to September 30. We changed our fiscal year end in connection with a reverse merger we entered into in December 2002, in which the acquirer for accounting purposes had a fiscal year end of September 30. For ease of fiscal reporting, we adopted the same fiscal year end.

Year ended 9/30/07	High	Low
December 31, 2006	$0.12	$0.07
March 31, 2007	$0.28	$0.09
June 30, 2007	$0.23	$0.10
September 30, 2007	$0.15	$0.08
Year ended 9/30/08	High	Low
December 31, 2007	$0.17	$0.09
March 31, 2008	$0.22	$0.09
June 30, 2008	$0.14	$0.09
September 30, 2008	$0.10	$0.03
Year ended 9/30/09	High	Low
December 31, 2008	$0.07	$0.03

Holders

As of February 18, 2009, we had approximately 1,094 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Dividends

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Equity Compensation Plan Information

2002 Professional/Employee/Consultant Compensation Plan

In November of 2002, we created a special compensation plan to pay the founders, consultants and professionals that had been contributing valuable services to us during the previous nine months. This plan, under which 2,000,000 shares of our common stock were reserved for issuance, is called the Professional/Employee/Consultant Compensation Plan (the “Compensation Plan”). Share and option issuances from the Compensation Plan were to be staggered over the following six to eight months, and consultants that were to continue providing services thereafter either became employees or received renewed contracts from us in July of 2003, which contracts contained a more traditional cash compensation component. Each qualified and eligible recipient of shares and/or options under the Compensation Plan received securities in lieu of cash payment for services. Each recipient agreed, in his or her respective consulting contract with us, to sell a limited number of shares monthly. In December of 2004, we adjusted the exercise price of options under the Compensation Plan to $0.60 per share. As of February 18, 2009, a total of 1,440,000 shares have been issued from, and options to purchase 560,000 shares have been issued under the Compensation Plan, and options to purchase 264,000 shares have been exercised as of that date.

2005 Incentive Stock Plan

On January 26, 2005, the Board of Directors, and on February 15, 2005, the holders of a majority of the outstanding common stock of the Company approved the 2005 Incentive Stock Plan and authorized the issuance of 16,000,000 shares of common stock as stock awards and stock options thereunder. On May 16, 2007, at the annual meeting of stockholders, the holders of a majority of the outstanding common stock of the Company approved an increase in the number of shares subject to the 2005 Incentive Stock Plan to 20,000,000 shares of common stock. On June 17, 2008, the Board of Directors unanimously adopted an amendment to the 2005 Incentive Stock Plan that will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, which is subject to approval by our stockholders at the 2008 annual meeting of stockholders.

The 2005 Incentive Stock Plan is designed to retain directors, executives, and selected employees and consultants by rewarding them for making contributions to our success with an award of shares of our common stock. As of February 18, 2009, a total of 8,550,000 shares have been issued and options to purchase 43,330,000 shares have been granted under the 2005 Incentive Stock Plan.

The Board of Directors, in their discretion, may award stock and stock options to executive officers and key employees as part of their compensation for employment or for retention purposes.

The following table sets forth certain information regarding our compensation plans as of February 18, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

2005 Incentive Stock Plan approved on January 26, 2005	43,330,000	$0.49	48,120,000
Total	43,330,000	$0.49	48,120,000

Amendment to the 2005 Incentive Stock Plan and Recent Equity Award Grants

On June 17, 2008, the Board of Directors adopted an amendment to the 2005 Incentive Stock Plan that will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, which is subject to approval by our stockholders at the 2008 annual meeting of stockholders. In connection with the share increase amendment, the Board of Directors granted and we issued options to purchase a total of 37,670,000 shares to certain key employees and non-employee directors under the 2005 Incentive Stock Plan, including 17,000,000, 5,000,000 and 7,000,000 to James A. Hayward, Kurt H. Jensen and Ming-Hwa Liang, respectively. The options granted to our key employees and non-employee directors vested with respect to 25% of the underlying shares on the date of grant and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant.

The effectiveness of the share increase amendment and the exercise of these stock options by the key employees and non-employee directors was subject to stockholder approval, which was obtained at the 2008 annual meeting of stockholders held on December 16, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Forward-looking Information

This Registration Statement on Form S-1 (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements using terminology such as “can”, “may”, “believe”, “designated to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward looking statements involve risks and uncertainties and our actual results and the timing of certain events could differ materially from those discussed in forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to us as of the date thereof, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law.

Introduction

We use the DNA of plants and innovative technologies to provide anti-counterfeiting and product authentication solutions and to manufacture ingredients for personal care products and textiles. SigNature® DNA and BioMaterial™ Genotyping, our principal anti-counterfeiting and product authentication solutions, allow users to accurately and effectively protect branded products, artwork and collectibles, fine wine, digital media, financial instruments, identity cards and other official documents. Our BioActive™ Ingredients, which are being used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel, are custom-manufactured to address a customer’s specific need.

SigNature DNA. We use the DNA of plants to manufacture highly customized and encrypted botanical DNA markers, or SigNature DNA Markers, which we believe are virtually impossible to replicate. We have embedded SigNature DNA Markers into a range of our customers’ products, including various inks, thermal ribbon, thread, varnishes and adhesives. These items can then be tested for the presence of SigNature DNA Markers through an instant field detection or a forensic level authentication. Our SigNature DNA solution provides a secure, accurate and cost-effective means for users to incorporate our SigNature DNA Markers in, and then quickly and reliably authenticate and identify, a broad range of items such as branded products, artwork and collectibles, cash-in-transit, fine wine, digital media, financial instruments, identity cards and other official documents. Having the ability to reliably authenticate and identify counterfeit versions of such items enables companies and governments to detect, deter, interdict and prosecute counterfeiting enterprises and individuals.

BioMaterial GenoTyping. Our BioMaterial GenoTyping solution refers to the development of genetic assays to distinguish between varieties or strains of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods, that contain their own source DNA. We have developed two proprietary genetic tests (FiberTyping™ and PimaTyping™) to track American Pima cotton from the field to finished garments. These genetic assays provide the cotton industry with the first authentication tools that can be applied throughout the U.S. and worldwide cotton industry from cotton growers, mills, wholesalers, distributors, manufacturers and retailers through trade groups and government agencies.

BioActive Ingredients. Our BioActive Ingredients program began in 2007, based on the biofermentation expertise developed from our experience with the manufacture of DNA for our SigNature DNA and BioMaterial Genotyping solutions. We initially targeted potential customers in the personal care products, industry, and we developed DermalRx Hydroseal, which has been incorporated into the fabric of a new line of intimate apparel currently being test marketed by a global marketer of intimate apparel. In addition, we developed DermalRx SRC, Skin Resurfacing Complex, an ingredient designed to promote smoother more radiant skin by stimulating the skin’s own exfoliation process.

Plan of Operations

General

We expect to generate revenues principally from sales of our SigNature Program, BioMaterial Genotyping and BioActive Ingredients. We are currently attempting to develop business in the following target markets: art and collectibles, cash-in-transit, fine wine, consumer products, digital recording media, pharmaceuticals, and homeland security driven programs. We intend to pursue both domestic and international sales opportunities in each of these vertical markets.

We believe that our existing capital resources will enable us to fund our operations until approximately March 2009. We believe we may be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Product Research and Development

We anticipate spending approximately $150,000 for product research and development activities during the next 12 months.

Acquisition of Plant and Equipment and Other Assets

We do not anticipate the sale of any material property, plant or equipment during the next 12 months. We do anticipate spending approximately $30,000 on the acquisition of leasehold improvements during the next 12 months. We believe our current leased space is adequate to manage our growth, if any, over the next 2 to 3 years.

Number of Employees

We currently have 13 full-time employees and two part-time employees, including two in management, nine in operations, three in sales and marketing and one in investor relations. The company expects to increase its staffing dedicated to sales, product prototyping, manufacturing of DNA markers and forensic authentication services. Expenses related to travel, marketing, salaries, and general overhead will be increased as necessary to support our growth in revenue. In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We anticipate that it may become desirable to add additional full and or part-time employees to discharge certain critical functions during the next 12 months. This projected increase in personnel is dependent upon our ability to generate revenues and obtain sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees. As we continue to expand, we will incur additional costs for personnel.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

●	Equity issued with registration rights;
●	Revenue recognition;
●	Allowance for Doubtful Accounts; and
●	Fair value of intangible assets.
●	Use of estimates

Equity Issued with Registration Rights

In connection with placement of our convertible notes and warrants to certain investors during the fiscal quarters ended December 31, 2003, December 31, 2004, March 31, 2005, March 31, 2006 and June 30, 2006, we granted certain registration rights that provide for liquidated damages in the event of failure to timely perform under the agreements. Although these notes and warrants do not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option.  Therefore, the common stock underlying the notes and warrants subject to such liquidated damages does not meet the tests required for shareholders’ equity classification in the past, and accordingly has been reflected between liabilities and equity in our previous consolidated balance sheet.

In September 2007, we exchanged our common stock for the remaining Secured Convertible Promissory Note that contained embedded derivatives such as certain conversion features, variable interest features, call options and default provisions.

We had an accumulative accrual of $12,023,888 in liquidating damages in relationship to the previously outstanding convertible promissory notes and related warrants.

Revenue Recognition

Revenues are derived from research, development, qualification and production testing for certain commercial products.

Revenue from fixed price testing contracts is generally recorded upon completion of the contracts, which are generally short-term, or upon completion of identifiable contractual tasks. At the time the Company enters into a contract that includes multiple tasks, the Company estimates the amount of actual labor and other costs that will be required to complete each task based on historical experience. Revenues are recognized which provide for a profit margin relative to the testing performed. Revenue relative to each task and from contracts which are time and materials based is recorded as effort is expended. Billings in excess of amounts earned are deferred. Any anticipated losses on contracts are charged to income when identified. To the extent management does not accurately forecast the level of effort required to complete a contract, or individual tasks within a contract, and the Company is unable to negotiate additional billings with a customer for cost over-runs, the Company may incur losses on individual contracts. All selling, general and administrative costs are treated as period costs and expensed as incurred.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), and Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.  The effect of implementing EITF 00-21 on the Company’s financial position and results of operations was not significant.

Allowance for Uncollectible Receivables

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company uses a combination of write-off history, aging analysis and any specific known troubled accounts in determining the allowance. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Fair Value of Intangible Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144).  The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comparison of the Year Ended September 30, 2008 to the Year Ended September 30, 2007

Revenues

For the years ended September 30, 2008 and 2007, we generated $873,010 and $121,920 in revenues from operations, respectively. Our cost of sales for the year ended September 30, 2008 was $171,332, netting us a gross profit of $701,678. Our cost of sales for the year ended September 30, 2007 was $23,073, netting us a gross profit of $98,847.

Costs and Expenses

Selling, General and Administrative

Selling, general and administrative expenses for the twelve months ended September 30, 2008 decreased 65% to $4.3 million from $12.1 million in the same period in 2007. Included within the selling, general and administrative expenses for the years ended September 30, 2008 and 2007 were expenses relating to liquidation damage accrual, fund raising and consultant costs of $1.1 million and $7.9 million, respectively.

Research and Development

Research and development expenses increased $34,987 for the twelve months ended September 30, 2008 compared to the same period in 2007 from $110,845 to $145,832, primarily due to customer related activity in research and development with our change in focus to marketing activities.

Depreciation and Amortization

In the twelve months ended September 30, 2008, depreciation and amortization increased $1,834 for the period compared to 2007 from $432,582 to $434,416. The increase is attributable to the increase of fixed assets acquired during the year ended September 30, 2008.

Total Operating Expenses

Total operating expenses decreased to $4.9 million from $12.6 million, or a decrease of $7.7 million, primarily due to the reduction in accrual for liquidation damages and less consulting costs for the year ended September 30, 2008 as compared to September 30, 2007.

Other Income/Loss

Other income for the twelve months ended September 30, 2008 decreased from a gain of $1.4 million to $0 million. Other income for the year ended September 30, 2007 was a result primarily from the change in fair value of our recorded warrant liabilities.

As of September 30, 2007, we exchanged common stock for the previously issued Convertible Promissory Notes that contained certain embedded derivative financial instruments. As a result, we reclassified the warrant liabilities recorded in conjunction with the convertible promissory notes to equity as of the conversion date of the remaining note

Interest Expenses

Interest expenses for the twelve months ended September 30, 2008, increased to $2.6 million from $2.2 million in the same period of 2007, an increase of $0.4 million as a result of additional borrowings.

Net Income (loss)

Net loss for the twelve months ended September 30, 2008 decreased to a loss of $6.8 million from a loss of $13.3 million in the prior period as a result of the combination of factors described above..

Comparison of Results of Operations for the Three Months Ended December 31, 2008 and 2007

Revenues

For the three months ended December 31, 2008, we generated $146,575 in revenues from operations, principally from the sales of BioActive Ingredients, and our cost of sales for the three months ended December 31, 2008 was $43,741, netting us a gross profit of $102,834. For the three months ended December 31, 2007, we generated $123,167 in revenues from operations and our cost of sales for the three months ended December 31, 2008 was $27,890, netting us a gross profit of $95,277.

Costs and Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased from $1,698,269 for the three months ended December 31, 2007 to $2,764,009 for the three months ended December 31, 2008. The increase of $1,065,740, or 62.8%, is primarily attributable to the fair value of vested options granted to officers and employees, net with a decrease in cost incurred in connection with professional services.

Research and Development

Research and development expenses increased from $36,326 for the three months ended December 31, 2007 to $62,529 for the three months ended December 31, 2008. The increase of $26,303 is attributed to more research and development activity related to the recent development and feasibility study agreements.

Depreciation and Amortization

In the three months ended December 31, 2008, depreciation and amortization increased by $1,180 from $107,804 for the three months ended December 31, 2007 to $108,984 for the three months ended December 31, 2008.  The increase is attributable to the additions to our property and equipment.

Total Operating Expenses

Total operating expenses increased to $2,935,522 from $1,842,399, or an increase of $1,093,123 primarily attributable to the fair value of vested options granted and additional R&D expenditures, net with a decrease in costs incurred in connection with professional services.

Interest Expenses

Interest expense for the three months ended December 31, 2008 increased by $97,207 to $482,829 from $385,622 in the same period of 2007. The increase in interest expense was due to additional borrowing during the year 2008.

Net Income (loss)

Net loss for the three months ended December 31, 2008 increased to $3,316,014 from a net loss of $2,132,744 in the prior period primarily attributable to factors described above.

Liquidity and Capital Resources

Our liquidity needs consist of our working capital requirements, indebtedness payments and research and development expenditure funding. Historically, we have financed our operations through the sale of equity and convertible debt as well as borrowings from various credit sources.

Our registered independent certified public accountants have stated in their report dated December 15, 2008, that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations and raise additional capital. These factors among others may raise substantial doubt about our ability to continue as a going concern..

As of December 31, 2008, we had a working capital deficit of $13.7 million. For the year ended September 30, 2008, we generated a net cash flow deficit from operating activities of $2.9 million consisting primarily of year to date losses of $6.8 million. Non cash adjustments included $3.2 million in depreciation and amortization charges and $1.0 million for common stock issued in exchange for services. Additionally we had a net increase in current assets of $0.05 million and a net decrease in current liabilities of $0.3 million. Cash provided by investing activities totaled $0.4 million, primarily provided by reduction in cash held in escrow net with $0.02 million in acquisition of property and equipment. Cash provided by financing activities for the year ended September 30, 2008 totaled $2.7 million consisting of proceeds from issuance of convertible debt. For the three months ended December 31, 2008, we generated a net cash flow deficit from operating activities of $585,259 consisting primarily of year to date losses of $3,316,014.  Non-cash adjustments included $610,702 in depreciation and amortization charges and the fair value of vested options for services provided of $1,850,247. Additionally, we had a net decrease in current assets of $35,401 and a net decrease in current liabilities of $234,405.  We met our cash flow needs by issuance of convertible notes of $500,000, net, for the three months ended December 31, 2008.

We expect capital expenditures to be less than $75,000 in fiscal 2009. Our primary investments will be in laboratory equipment to support prototyping and our authentication services.

Exploitation of potential revenue sources will be financed primarily through the sale of securities and convertible debt, issuance of notes payable and other debt or a combination thereof, depending upon the transaction size, market conditions and other factors.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required within the next three months in order to meet our current and projected cash flow deficits from operations and development. We have sufficient funds to conduct our operations for approximately one month. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. We intend to pursue the building of a re-seller network outside the United States, and if successful, the re-seller agreements would constitute a source of liquidity and capital over time. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding and execution of re-seller agreements outside the Unites States.

We believe we may be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Substantially all of the real property used in our business is leased under operating lease agreements.

Recent Debt and Equity Financing Transactions

Fiscal 2007

During the year ended September 30, 2007, we issued and sold an aggregate principal amount of $850,000 in secured convertible promissory notes bearing interest at 10% per annum and warrants to purchase an aggregate of 1,700,000 shares of our common stock to James A. Hayward, our President, Chairman and Chief Executive Officer.

On April 23, 2007, we issued and sold to James A. Hayward a $100,000 principal amount secured promissory note (“April Note”) bearing interest at a rate of 10% per annum and a warrant (“April Warrant”) to purchase 200,000 shares of our common stock. On June 30, 2007, we issued and sold to James A. Hayward a $250,000 principal amount secured promissory note (“June Note”) bearing interest at a rate of 10% per annum and a warrant (“June Warrant”) to purchase 500,000 shares of our common stock. On July 30, 2007, we issued and sold to James A. Hayward a $200,000 principal amount secured promissory note (“July Note”) bearing interest at a rate of 10% per annum and a warrant (“July Warrant”) to purchase 400,000 shares of our common stock. On September 28, 2007, we issued and sold to James A. Hayward a $300,000 principal amount secured promissory note (“September Note”) bearing interest at a rate of 10% per annum and a warrant (“September Warrant”) to purchase 600,000 shares of our common stock.

The April Note and accrued but unpaid interest thereon converted on April 22, 2008 at a conversion price of $0.15 into 733,334 shares of our common stock. The April Warrant is exercisable for a four-year period commencing on April 23, 2008, and expiring on April 22, 2012, at a price of $0.50 per share. The April Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) April 22, 2010, and (ii) the date our common stock is quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

The June Note and accrued but unpaid interest thereon converted on June 30, 2008 at a conversion price of $0.087732076 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance into 3,134,543 shares of our common stock. The June Warrant is exercisable for a four-year period commencing on June 30, 2008, and expiring on June 29, 2012, at a price of $0.50 per share. The June Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) June 29, 2010, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

The July Note and accrued but unpaid interest thereon converted on July 30, 2008 at a conversion price of $0.102568072 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, into 2,144,917 shares of our common stock. The July Warrant is exercisable for a four-year period commencing on July 30, 2008, and expiring on July 29, 2012, at a price of $0.50 per share. The July Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) July 29, 2010, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

The September Note and accrued but unpaid interest thereon converted on September 28, 2008 at a conversion price of $0.066429851 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, into 4,967,646 shares of our common stock. The September Warrant is exercisable for a four-year period commencing on July 30, 2008, and expiring on September 27, 2012, at a price of $0.50 per share. The September Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) September 27, 2010, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

In addition, on June 27, 2007, we completed a private placement offering of convertible debt and associated warrants in which we issued and sold to certain investors an aggregate of 3 units of our securities, each unit consisting of (i) a $50,000 Principal Amount of 10% Secured Convertible Promissory Note and (ii) warrants to purchase 100,000 shares of our common stock. The notes and accrued but unpaid interest thereon converted at $0.15 per share on June 27, 2008 into an aggregate of 1,100,000 shares of our common stock. The warrants are exercisable for a four year period commencing on June 27, 2008, and expiring on June 26, 2012, at a price of $0.50 per share. On August 8, 2007, we issued and sold a $100,000 principal amount secured promissory note bearing interest at a rate of 10% per annum and a warrant to purchase 200,000 shares of our common stock to an “accredited investor,” as defined in regulations promulgated under the Securities Act. The promissory note and accrued but unpaid interest thereon converted on August 8, 2008 at a conversion price of $0.096274883 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, into 1,142,562 shares of our common stock. The warrant is exercisable for a four-year period commencing on August 8, 2008, and expiring on August 7, 2012, at a price of $0.50 per share.

Fiscal 2008

During the year ended September 30, 2008, we sold an aggregate of thirty-six units at a price of $100,000 per unit for sale to “accredited investors,” as defined in regulations promulgated under the Securities Act, for aggregate gross proceeds of $3,600,000. Each unit consists of (i) a $100,000 Principal Amount 10% Secured Convertible Promissory Note and (ii) a warrant to purchase 200,000 shares of our common stock. The promissory notes and accrued but unpaid interest thereon automatically convert one year after issuance at a conversion price equal to a discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the holder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the notes on three days notice. The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on the one year anniversary of their issuance. The warrants are exercisable for cash or on a cashless basis for a period of four years commencing one year after issuance at a price of $0.50 per share. Each warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) three years after the issuance, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Fiscal 2009

On October 21, 2008, we issued and sold to James A. Hayward a $500,000 principal amount secured promissory note (“October Note”) bearing interest at a rate of 10% per annum and a warrant (“October Warrant”) to purchase 1,000,000 shares of our common stock. The October Note and accrued but unpaid interest thereon is convertible into shares of our common stock at a price of $0.50 per share by the holder at any time from October 21, 2008, through October 20, 2009, and shall automatically convert on October 21, 2009 at a conversion price of $0.026171520 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At any time prior to conversion, we have the right to prepay the October Note and accrued but unpaid interest thereon upon 3 days prior written notice (during which period the holder can elect to convert the note). The October Warrant is exercisable for a four-year period commencing on October 21, 2009, and expiring on October 20, 2013, at a price of $0.50 per share. The October Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) October 20, 2011, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

On January 29, 2009, we issued and sold to James A. Hayward a $150,000 principal amount secured promissory note (“January Note”) bearing interest at a rate of 10% per annum and a warrant (“January Warrant”) to purchase 300,000 shares of our common stock.  The January Note and accrued but unpaid interest thereon shall automatically convert on January 29, 2010 at a conversion price of $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price.  In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the January Note on three days written notice (during which period the holder can elect to convert the note). The January Note bears interest at the rate of 10% per annum and is due and payable in full on January 29, 2010. Until the principal and accrued but unpaid interest under the January Note are paid in full, or converted into our common stock, the January Note will be secured by a security interest in all of our assets. The January Warrant is exercisable for a four-year period commencing on January 29, 2010, and expiring on January 28, 2014, at a price of $0.50 per share.  The January Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) January 29, 2012, and (ii) the date our common stock has been quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Inflation

The effect of inflation on our revenue and operating results was not significant.

Going Concern

The accompanying audited condensed consolidated financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate our continuance as a going concern. Our auditors, in their report dated December 15, 2008, have expressed substantial doubt about our ability to continue as going concern. Our cash position may be inadequate to pay all of the costs associated with the testing, production and marketing of our products. Management intends to use borrowings and the sale of equity or convertible debt to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The accompanying audited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue existence.

BUSINESS

Overview

We use the DNA of plants and innovative technologies to provide anti-counterfeiting and product authentication solutions and to manufacture ingredients for personal care products and textiles. SigNature® DNA and BioMaterial™ Genotyping, our principal anti-counterfeiting and product authentication solutions, allow users to accurately and effectively protect branded products, artwork and collectibles, fine wine, digital media, financial instruments, identity cards and other official documents. Our BioActive™ Ingredients, which are being used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel, are custom-manufactured to address a customer’s specific need.

SigNature DNA. We use the DNA of plants to manufacture highly customized and encrypted botanical DNA markers, or SigNature DNA Markers, which we believe are virtually impossible to replicate. We have embedded SigNature DNA Markers into a range of our customers’ products, including various inks, thermal ribbon, thread, varnishes and adhesives. These items can then be tested for the presence of SigNature DNA Markers through an instant field detection or a forensic level authentication. Our SigNature DNA solution provides a secure, accurate and cost-effective means for users to incorporate our SigNature DNA Markers in, and then quickly and reliably authenticate and identify, a broad range of items such as branded products, artwork and collectibles, cash-in-transit, fine wine, digital media, financial instruments, identity cards and other official documents. Having the ability to reliably authenticate and identify counterfeit versions of such items enables companies and governments to detect, deter, interdict and prosecute counterfeiting enterprises and individuals.

BioMaterial GenoTyping. Our BioMaterial GenoTyping solution refers to the development of genetic assays to distinguish between varieties or strains of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods, that contain their own source DNA. We have developed two proprietary genetic tests (FiberTyping™ and PimaTyping™) to track American Pima cotton from the field to finished garments. These genetic assays provide the cotton industry with the first authentication tools that can be applied throughout the U.S. and worldwide cotton industry from cotton growers, mills, wholesalers, distributors, manufacturers and retailers through trade groups and government agencies.

Corporate History

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. In December 2008, we completed our reincorporation from Nevada to the State of Delaware. Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we established laboratories for the manufacture of DNA markers and product prototypes, and DNA authentication. To date, the company has a very limited operating history, and as a result, the company’s operations have not produced significant revenues.

BioActive Ingredients. Our BioActive Ingredients program began in 2007, based on the biofermentation expertise developed during the manufacturing of DNA for our SigNature DNA and BioMaterial Genotyping solutions. Our BioActive Ingredients have been used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel.

Industry Background

Counterfeiting, product diversion, piracy, forgery, identity theft, and unauthorized intrusion into physical locations and databases create significant and growing problems to companies in a wide range of industries as well as governments and individuals worldwide. The U.S. Chamber of Commerce reported in 2007 that counterfeiting and piracy cost the U.S. economy between $200-$250 billion per year, or an estimated 750,000 American jobs, and pose a real threat to consumer health and safety. The World Customs Organization and Interpol estimate that annual global trade in illegitimate goods was $650 billion in 2007.

Product counterfeiting and diversion particularly harms manufacturers of consumer products, especially for prestige and established brands, and the consumers who purchase them. This total includes:

•	$34 billion of software products;
•	12 billion of apparel and footwear;
•	$193 million of cigarettes and tobacco products;
•	$32 billion of pharmaceuticals;
•	$18 million in wine;
•	$500 million of sports equipment;
•	$35 million of electronic equipment and supplies;
•	$3 billion in cosmetics;
•	$12 billion in automobile parts;
•	$11 million of food and alcohol products;
•	$11 million in jewelry and watches;
•	$10 million of computer equipment and supplies; and
•	$123 million of other goods.

The artworks and collectibles markets are also particularly vulnerable to counterfeiting, forgery and fraud. New works are produced and then passed off as originating from a particular artistic period or source, authentic fragments are pieced together to simulate an original work, and existing works are modified in order to increase their purported value. Such phony artwork and collectibles are then often sold with fake or questionable signatures and “provenance,” or documented ownership histories that confirm authenticity.

Cash-in-transit businesses transport and store cash and ATM cassettes. In the U.K. alone, there is an estimated £500 billion being transported each year, or £1.4 billion per day. The nature of this business makes cash-in-transit an attractive target for criminals, and as a result the industry invests in excess of £100 million per year in security equipment and devices. Currently, a system of cash degradation, using a smoke or liquid dye to permanently mark and essentially destroy stolen cash, is used. The incidence of cash-in-transit based crime has increased over 170% in London since 2006, according to the Metropolitan Police.

Governments are increasingly vulnerable to counterfeiting, terrorism and other security threats at least in part because currencies, identity and security cards and other official documents can be counterfeited with relative ease. For instance, the DOPIP valued 2005 seizures and losses associated with counterfeit currency at around $609 billion, and counterfeit identification at $124 million. Governments must also enforce the various anti-counterfeiting and anti-piracy regimes of their respective jurisdictions which becomes increasingly difficult with the continued expansion of global trade.

The digital and recording media industry, including the segment that records computer software on compact discs, has long been a victim of piracy, or the production of illegal copies of genuine media or software, and the counterfeiting and distribution of imitation media or software. Compact discs, DVDs, videotapes, computer software and other digital and recording media that appears identical to genuine products are sold at substantial discounts by vendors at street and night markets, via mail order catalogs and on the internet at direct retail websites or at auction sites. In 2008 the Business Software Alliance (“BSA”) reported that in 2007, the United States lost $8.0 billion as a result of software piracy. The BSA also estimated that 33 percent of software programs in the U.S. are unlicensed and that since January 1, 2000, the BSA has settled with 1,668 companies for a total of $81,821,895. In a white paper published in December 2005, the BSA and the IDC also reported that they found in a 2007 study that for every two dollars worth of software purchased legitimately, one dollar was obtained illegally.

The pharmaceutical industry also faces major problems relative to counterfeit, diluted, or falsely labeled drugs that make their way through healthcare systems worldwide, posing a health threat to patients and a financial threat to drugmakers and distributors. In 2006 the Center for Medicine in the Public Interest predicted that counterfeit drug sales will reach $75 billion globally in 2010, an increase of more than 90% from 2005. In February, 2006, the World Health Organization (“WHO”) estimated that counterfeits account for more than 10% of the global pharmaceuticals market, and 25% of pharmaceuticals consumed in developing countries and that as much as 50% in some countries, are counterfeit. According to the WHO, counterfeiting can apply to both branded and generic products and counterfeit pharmaceuticals may include products with the correct ingredients but fake packaging, with the wrong ingredients, without active ingredients or with insufficient active ingredients. The challenges presented by traditional counterfeiters have recently been supplemented by the many websites, from direct retailers to auction sites, that offer counterfeit prescription drugs online. As a result, the pharmaceutical industry and regulators are examining emerging anti-counterfeit technologies, including radio-frequency identification tags and electronic product codes, known as EPCs, to help stem the wave of counterfeit drugs and better track legitimate drugs from manufacturing through the supply chain.

As more and more companies in each of these markets begin to address the problem of counterfeiting, we expect that different systems will compete to be the leading standards by which products can be tracked across world markets. Historically, counterfeiting, product diversion and other types of fraud have been combatted by embedding various authentication systems and rare and easily distinguishable materials into products, such as radio frequency identification (“RFID”) devices and banknote threads in packaging, integrated circuit chips and magnetic strips in automatic teller machine cards, holograms on currency, elemental taggants in explosives, and radioactivity and rare molecules in crude oil. These techniques are effective but have generally been reverse-engineered and replicated by counterfeiters, which limits their usefulness as forensic methods for authentication of the sources of products and other items.

Every living organism has a unique DNA code that determines the character and composition of its cells. The core technologies of our business allow us to use the DNA of everyday plants to mark objects in a unique manner that we believe cannot be replicated, and then identify these objects by detecting the absence or presence of the DNA. Our scientific team was able to develop genetic based assays and protocols to identify DNA markers that are endogenous to a particular plant in order to differentiate between biological strains of cotton and we are now employing the same methodology in wool, wine and other natural products. In addition, in the case of Pima cotton, we have developed proprietary technologies to differentiate between Pima ( G. barbadense ) and Non-Pima ( G. hirsutum ) cotton with absolute certainty. In the process, we were also able to develop an approach to attach an exogenous DNA marker to a finished textile product. Cotton classification and the authentication of cotton geographic origin are issues of global significance, important to brand owners and to governments that must regulate the international cotton trade. The use of DNA to identify the cotton fiber content of finished textiles is a significant opportunity for license holders to control their brand and for governments to improve their ability to enforce compliance with trade agreements between nations. In addition to the global cotton trade, the markets for BioMaterial Genotyping include biotherapeutics, nutraceuticals, natural foods, wines and fermented alcohols and other natural textiles.

The global market for specialty raw materials for cosmetics and toiletries, which includes BioActive Ingredients, was reported to be $5.9 billion in 2006 with an estimated growth of 5% per year (Freedonia).

Our Offerings

SigNature DNA

We believe our SigNature DNA offering is as broadly applicable, convenient and inexpensive as existing authentication systems, while highly resistant to reverse-engineering or replication, so that it can either be applied independently or supplement existing systems in order to allow for a forensic level of authentication of the sources of a broad range of items, such as artwork and collectibles, fine wine, consumer products, digital and recording media, pharmaceuticals, financial instruments, identity cards and official documents. Each SigNature DNA Marker is first designed and manufactured to be a highly customized and encrypted botanical DNA marker. The SigNature DNA Marker is then encapsulated and stabilized so that it is resistant to heat, organic solvents, chemicals and most importantly, ultraviolet, or UV radiation. Once it has been encapsulated, our SigNature DNA Embedment system can be used to embed the SigNature DNA Marker directly onto products or other items or into special inks, threads and other media, which in turn can be incorporated into packaging or products. Once it is embedded, our SigNature DNA Encryption Detector pen can instantly test for the presence or absence of any of our SigNature DNA Markers, and our SigNature polymerase chain reaction (PCR) Kits can provide rapid forensic level authentication of specific SigNature DNA Markers.

We believe that the key characteristics and benefits of the SigNature DNA offering are as follows:

We Believe Our SigNature DNA Markers Are Virtually Impossible to Copy

In creating unique SigNature DNA Markers, we use DNA segments from one or more botanical sources, rearrange them into unique encrypted sequences, and then implement one or more layers of anti-counterfeit techniques. Because the portion of DNA in a SigNature DNA Marker used to identify the marker is so minute, it cannot be detected unless it is replicated billions of times over, or amplified. This amplification can only be achieved by applying matching strands of DNA, or a primer, and polymerase chain reaction (PCR) techniques to the SigNature DNA Marker. The sequence of the relevant DNA in a SigNature DNA Marker must be known in order to manufacture the primer for that DNA. As a result, we believe the effort required to find, amplify, select and clone the relevant DNA in a SigNature DNA Marker would involve such enormous effort and expense that SigNature DNA Markers are virtually impossible to copy without our proprietary systems.

Simple and Rapid Authentication

We offer rapid readers capable of instantly testing for the presence or absence of any of our SigNature DNA Markers. In addition, when a forensic level of authentication is necessary, we offer in-field or in-house forensic DNA authentication with a handheld battery powered PCR-based device that will confirm authentication sequences in approximately 10 minutes.

Low Cost and High Accuracy

The costs associated with the DNA required to manufacture our SigNature DNA Markers are not significant since the amount of DNA required for each marker is so minute (for instance, only 3-5 parts per million when incorporated in an ink). We manufacture the identifying segment of DNA to be used in a SigNature DNA Marker by cloning them inside microorganisms such as yeast or bacteria, which are highly productive and inexpensive to grow. As a result, SigNature DNA Markers are relatively inexpensive when compared to other anti-counterfeiting devices such as RFIDs, EPCs, integrated circuit chips, and holograms. The probability of mistakenly identifying a SigNature DNA Marker is less than 1 in 1 trillion, so our authentication systems are highly accurate, and in fact, our SigNature PCR Kits can authenticate to a forensic level.

Easily Integrated with Other Anti-Counterfeit Technologies

Our SigNature DNA Markers can be embedded onto RFID devices, banknote threads, labels, serial numbers, holograms, and other marking systems using inks, threads and other media. We believe that combined with other traditional methods, our SigNature DNA solution provides a significant deterrent against counterfeiting, product diversion, piracy, fraud and identity theft.

Broad Applicability and Ingestible

Our SigNature DNA Markers can be embedded into almost any consumer product, and virtually any other item. For instance, the indelible SigNature DNA Ink we produce is safe to consume and can be used in pharmaceutical drug tablets and capsules. Use of our SigNature DNA in ingestible products and drugs will require approval of the U.S. Food and Drug Administration.

BioMaterial Genotyping

We believe our BioMaterial Genotyping solution offers a unique means for determining the authenticity of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods. Just as a person’s DNA specifies all of their unique qualities, biomaterials typically contain genomic DNA or fragments thereof that can be utilized to authenticate originality. We have initially developed two proprietary genetic-based assays and protocols to identify DNA markers that are endogenous (internal) to a particular product in order to differentiate between biological strains. In a process we call Fibertyping™, we are able to differentiate between Pima cotton ( G. barbadense ) and upland cotton ( G. hirsutum ). Our FiberTyping offering enables our customers and potential clients to cost-effectively give assurance to manufacturers, suppliers, distributors, retailers and end-users that their products are authentic, that they are made from the fibers and textiles as labeled. In a process we call Pimatyping™, we are able to differentiate between Pima cotton grown in different regions of the world. Cotton classification and the authentication of cotton geographic origin are issues of global significance, important to brand owners and to governments that must regulate international cotton trade. Similar offerings are currently being developed for use in biomaterials other than cotton. Biomaterials can now be tracked from field to final purchase guaranteeing the authenticity of the item. As we are testing for innate genomic DNA, we believe these assays cannot be counterfeited.

We believe our BioMaterial Genotyping allows us to:

•	Identify U.S. produced Pima cotton;
•	Establish an authentication protocol for cotton and other biomaterials; and
•	Deter counterfeits and protect the integrity of brands.

We believe our two genetic assays accurately distinguish between:

•	Pima cotton (G. barbadense) and upland cotton (G. hirsutum) cultivars in mature cotton fibers and in cotton fabrics (Fibertyping); and
•	American Pima and Extra Long Staple (ELS) Pima cotton (Pimatyping),

We believe that our new DNA extraction protocol and methodologies are more effective than existing forensic systems. We believe that the combination of our SigNature DNA and BioMaterial Genotyping solutions covers the total authentication market, is applicable to multiple industry verticals, and can mark physical products on the front end and authenticate forensic DNA sequences on the back end.

BioActive Ingredients

Our BioActive Ingredients program began in 2007, based on the biofermentation expertise developed from our experience with the manufacture of DNA for our SigNature DNA and BioMaterial Genotyping solutions. We initially targeted potential customers in the personal care products industry, and we developed DermalRx, a range of high performance ingredients used by our customers for skin care applications. We subsequently developed DermalRx HydroSeal, which has been incorporated into the fabric of a new line of intimate apparel currently being test marketed by a global marketer of intimate apparel. In addition, we developed DermalRx SRC, Skin Resurfacing Complex, an ingredient designed to promote smoother more radiant skin by stimulating the skin’s own exfoliation process.

Our Strategy

We have begun to generate revenues principally from sales of our SigNature DNA, BioMaterial Genotyping and BioActive Ingredients offerings. Key aspects of our strategy include:

Customize and Refine our Solutions to Meet Potential Customers’ Needs

We are continuously attempting to improve our SigNature DNA solution by testing the incorporation of our SigNature DNA Markers into different media, such as newly configured labels, inks or packing elements, for use in new applications. Each prospective customer has specific needs and employs varying levels of existing security technologies with which our solution must be integrated. Our goal is to develop a secure and cost-effective system for each potential customer that can be incorporated into that potential customer’s products or items themselves or their packaging so that they can, for instance, be tracked throughout the entire supply chain and distribution system.

Continue to Enhance Detection Technologies for Authentication of our SigNature DNA Markers

We have also identified and are further examining opportunities to collaborate with companies and universities to develop a new line of detection technologies that will provide faster and more convenient ways to authenticate our SigNature DNA Markers.

Target Potential High-Volume Markets

We will continue to focus our efforts on target vertical markets that are characterized by a high level of vulnerability to counterfeiting, product diversion, piracy, fraud, identity theft, and unauthorized intrusion into physical locations and databases. Today our target markets include art and collectibles, cash-in-transit, fine wine, consumer products, digital and recording media, pharmaceuticals, textile and apparel authentication and secure documents/homeland security. If and when we have significantly penetrated these markets, we intend to expand into additional related high volume markets.

Pursue Strategic Acquisitions and Alliances

We intend to pursue strategic acquisitions of companies and technologies that strengthen and complement our core technologies, improve our competitive positioning, allow us to penetrate new markets, and grow our customer base. We also intend to work in collaboration with potential strategic partners in order to continue to market and sell new product lines derived from, but not limited to, DNA technology.

Target Markets

We have begun offering our products and services in Europe and the United States and are targeting the following principal markets:

Art & Collectibles

The fine art and collectibles markets are particularly vulnerable to counterfeiting, forgeries and fraud. Phony artwork and collectibles are often sold with fake or questionable signatures or attributions. We believe our SigNature DNA Markers can safely be embedded directly in, and so can be used to designate and then authenticate all forms of artwork and collectibles, including paintings, books, porcelain, marble, stone, bronzes, tapestries, glass and fine woodwork, including frames. They can also be embedded in any original supporting documentation related to the artwork or collectible, the signature of the artist and any other relevant material that would provide provenance, such as:

•	A signed certificate or statement of authenticity from a respected authority or expert on the artist;
•	An exhibition or gallery sticker attached to the art or collectible;
•	An original sales receipt;
•	A film or recording of the artist talking about the art or collectible;
•	An appraisal from a recognized authority or expert on the art or collectible; and
•	Letters or papers from recognized experts or authorities discussing the art or collectible.

Cash-in-Transit

Cash-in-transit businesses transport and store bank notes and ATM cassettes. In the U.K. alone, there is an estimated £500 billion being transported each year, or £1.4 billion per day. The nature of this business makes cash-in-transit an attractive target for criminals, and as a result the industry invests in excess of £100 million per year in security equipment and devices. Currently, a system of cash degradation, using a smoke or liquid dye to permanently mark and essentially destroy stolen bank notes, is used. The incidence of cash-in-transit based crime has increased over 170% in London since 2006, according to the Metropolitan Police and the UK boasts the highest levels of cash-in-transit crime in Europe.

We are able to incorporate our SigNature DNA Markers in cash degradation ink that is used in the cash-in-transit industry. This solvent-based ink marks bank notes if the cash box is compromised and has the ability to penetrate the bank notes rapidly and permanently. We believe our SigNature DNA Markers are more resilient and detectable than other competing products.

Fine Wine

Vintners and purveyors of fine wine are also vulnerable to counterfeiting or product diversion. We believe our SigNature and BioMaterial Genotyping solutions can provide vintners, purveyors of fine wines and organizations within the wine community several benefits:

•	Verifed authenticity increases potential customers’ confidence in the product and their purchase decision;
•	For the vintner, the SigNature and BioMaterial Genotyping solutions can strengthen brand support and recognition, and offers the potential for improved marketability and sales; and
•
SigNature DNA Markers can be embedded in bottles, labels, or both at the winery, and easily authenticated at the location of the wine distributor or auctioneer; BioMaterial Genotyping allows the identification of wine based on the varietal of grape and the region where it is grown.

Consumer Products

Counterfeit items are a significant and growing problem with all kinds of consumer packaged goods, especially in the retail and apparel industries. According to the World Customs Organization, up to $12 billion worth of clothing and accessories worldwide are fake, and Interpol reported $3 billion worth of fragrances and cosmetics are counterfeit each year. In the United States, $1.29 billion dollars worth of seizures and losses were incurred resulting from counterfeit of apparel and other consumer products. We have developed and are currently marketing a number of solutions aimed at brand protection and authentication for the retail and apparel industries, including the clothing, accessories, fragrances and cosmetics segments. Our SigNature DNA solution can be used by manufacturers in these industries to combat counterfeiting and piracy of primary, secondary and tertiary packaging, as well as the product itself, and to track products that have been lost in transit, whether misplaced or stolen.

Digital and Recording Media

The digital and recording media industry, including the segment that records computer software on compact discs, faces significant threats from piracy and the counterfeiting and distribution of imitation media or software. In 2008 the Business Software Alliance (“BSA”) reported that in 2007, the United States software industry lost $8.9 billion as a result of software piracy, an increase of $1.6 billion over the previous year. An independent study conducted by IDC for the BSA reported that 33 percent of software in the United States is unlicensed. Our SigNature DNA Markers can be embedded onto digital and recording media products, such as CDs, DVDs, videotapes and computer software, as well as the packaging of these products.

Pharmaceuticals

The pharmaceutical industry also faces major problems relative to counterfeit, diluted, or falsely labeled drugs that make their way through healthcare systems worldwide, posing a health threat to patients and a financial threat to drugmakers and distributors. As a result, the pharmaceutical industry and regulators are examining emerging anti-counterfeit technologies, including RFID tags and EPCs to help stem the wave of counterfeit drugs and better track legitimate drugs from manufacturing through the supply chain. Our SigNature DNA Markers can easily be embedded directly into pharmaceutical packaging or into RFID tags or EPCs attached to packaging, and since they are ingestible, may be applied as part of a unit dose. In its 2004 report “Combating Counterfeit Drugs,” the U.S. Food and Drug Administration noted that authentication technologies for pharmaceuticals (such as color-shifting inks, holograms, taggants, or chemical markers embedded in a drug or its label) have been sufficiently perfected that they can now serve as a critical component of a layered approach to control counterfeit drugs. The U.S. Food and Drug Administration’s 2004 Report acknowledged the importance of using one or more authentication technologies for drug products.

Secure Documents/Homeland Security

Governments worldwide are increasingly faced with the problems of counterfeit currencies, official documents, and identity and security cards, as well as terrorism and other security threats. Governments must also enforce the various anti-counterfeiting and anti-piracy regimes of their respective jurisdictions which becomes increasingly difficult with the continued expansion of global trade. Our SigNature DNA solution can provide secure, forensic, and cost-effective anti-counterfeiting, anti-piracy and identification solutions to local, state, and federal governments as well as the defense contractors and the other companies that do business with them. Our SigNature solution can be used for all types of identification and official documents, such as:

•	passports;
•	lawful permanent resident, or “green” cards;
•	visas;
•	drivers’ licenses;
•	Social Security cards;
•	military identification cards;
•	national transportation cards;
•	security cards for access to sensitive physical locations; and
•	other important identity cards, official documents and security-related cards.

Textile and Apparel Authentication

Cotton classification and the authentication of cotton geographic origin are issues of global significance, important to brand owners and to governments that must regulate international cotton trade. We believe that our SigNature DNA and BioMaterial Genotyping solutions could have significant potential applications for the enforcement of cotton trade quotas in the U.S. and across the globe, and for legislated quality improvement within the industry. We believe that similar issues face the wool and other natural product industries which is the next area we plan to target

Our Technology

Every living organism has a unique DNA code that determines the character and composition of its cells. The core technologies of our business allow us to use the DNA of everyday plants to mark objects in a unique manner that we believe can only be replicated at great expense, and then identify these objects by detecting the absence or presence of the DNA.

SigNature DNA Encryption

Our patent pending encryption system allows us to isolate strands of botanical DNA and then fragment and reconstitute them to form unique “DNA chimers”, or encrypted DNA segments, whose sequences are known only to us.

SigNature DNA Encapsulation

Our patented encapsulation system allows us to apply a protective coating to encrypted DNA chimers, creating a SigNature DNA Marker that is resistant to heat, organic solvents, chemicals and UV radiation, and so can be identified for hundreds of years after being embedded directly, or into media applied or attached to the item to be marked.

SigNature DNA Embedment

Our patented embedment system allows us to incorporate our SigNature DNA Markers into a broad variety of media, such as petroleum and petroleum derivatives, inks, dyes, laminates, glues, threads, and textiles.

SigNature DNA Authentication

Our patent pending forensic level authentication methods allow us to unlock the encrypted DNA chimers by using PCR techniques and proprietary primers that were specifically designed by us to detect the DNA sequences we encrypted and embedded into the product or other item. Detection of the DNA chimers unique to a particular item or series of items allows us to authenticate its or their origin.

Products and Services

Our SigNature DNA solution consists of three steps: creating and encapsulating a specific encrypted DNA segment, applying it to a product or other item, and detecting the presence or absence of the specific segment. We plan for the first two steps to be controlled exclusively by Applied DNA and its certified agents to ensure the security of SigNature DNA Markers. Once applied, the presence of any of our SigNature DNA Markers can be detected by us or a customer in a simple spot test, or a sample taken from the product or other item can be analyzed forensically to obtain definitive proof of the presence or absence of a specific type of SigNature DNA Marker (e.g., one designed to mark a particular product).

Creating a Customer or Product-Specific SigNature DNA Marker

Our SigNature DNA Markers are botanical DNA segments custom manufactured by us to identify a particular class of or individual products or items. During this manufacturing process, we scramble and encrypt a naturally occurring botanical DNA code segment or segments, and then encapsulate the resulting DNA segment utilizing our proprietary SigNature DNA Encapsulation system. We then record and store the sequence of the DNA segment in a secure database in order that we can later detect it.

Embedding the SigNature DNA Marker

Our SigNature DNA Markers may be directly embedded in products or other items, or otherwise attached by embedding them into media that is incorporated in or attached to the product or item. For example, we can embed SigNature DNA Markers directly in paper, metal, plastics, stone, ceramic, and other materials. Media in which we can embed SigNature DNA Markers include:

SigNature DNA Ink: Our SigNature DNA Ink can be applied directly or on a label that is then affixed to the product or item. SigNature DNA Ink is highly durable and degradation resistant. SigNature DNA Ink can be visible (colored) or invisible. This makes it possible to mark products with a visible, or overt, and/or invisible, or covert, SigNature DNA Marker on any tangible surface such as a label. The location of covert Signature DNA Markers on a product are recorded and stored in a secure database. Similar media like varnish and paints can also be used instead of ink. Sporting event tickets have been prototyped using our SigNature DNA Ink. In addition, our SigNature DNA Ink is being tested in government documents, auto parts, luxury goods and consumer products. Other examples of where our SigNature DNA Inks can be used include:

•	artwork and collectibles (paintings, artifacts, antiques, stamps, coins, documents, collectibles and memorabilia);
•	corporate documents: (confidential, date and time dependent documents or security clearance documents);
•	financial instruments (currency, stock certificates, checks, bonds and debentures);
•	retail items (event tickets, VIP tickets, clothing labels, luxury products);
•	pharmaceuticals (tablet, capsule and pill surface printing); and
•	other miscellaneous items (lottery tickets, inspection stamps, custom seals, passports and visas, etc.).

We have also developed a portfolio of SigNature DNA containing thermal transfer ribbons. These products will allow retailers to protect at the point-of-sale by printing price labels, hang tags, event tickets and even credentials with customized SigNature markers. We are also able to mark cartridges of laser printers with SigNature DNA.

AzSure™ Security Ink: We have developed AzSure bank note marking ink at the request of our cash-in-transit customer. This security ink is being marketed to governments and industry to protect bank notes and other financial instruments. We believe the unique visible and fluorescent blue signature of our highly substantive dye/DNA system distinguishes AzSure from all other dyes used within the cash-in-transit industry.

SigNature DNA Thread: Our SigNature DNA Thread, which can consist of any fabric from cotton to wool, is embedded with SigNature DNA Markers and can be used to mark and authenticate products and other items incorporating textiles. For example, SigNature DNA Thread can be incorporated in a finished garment, bag, purse, shoe or other product or item. SigNature DNA Thread can help textile vendors, clothing and accessory manufacturers and governments authenticate thread, yarn and fabric at any stage in the supply chain. We can also embed our SigNature DNA Markers into raw cotton fiber before manufacture of a finished cotton textile product (e.g., a t-shirt) and authenticate a finished cotton product. We are currently working with the Textile Centre of Excellence consortium of companies (Leeds, UK) to demonstrate how our SigNature DNA can be used to authenticate textiles at all points of the supply chain through to the end user. In addition, we are working to demonstrate the integration of SigNature DNA with existing manufacturing processes to produce threads, labels and fabrics manufactured by Yorkshire-based companies.

Other Security Devices: Our SigNature DNA Markers can also be embedded onto printed barcodes, RFID tags, optical memory strips, holograms, tamper proof labels and other security devices incorporated into products and other items for various security-related purposes.

SigNature DNA Detection and Product Authentication

We now offer a full range of detection options from instant rapid screening to more detailed forensic level authentication:

Level 1 “Spot Test” Detection: We offer rapid readers capable of instantly testing for the presence or absence of any of our SigNature DNA Markers.

Level 2 Forensic DNA Authentication: When a forensic level of authentication is necessary, we offer in-field or in-house forensic DNA authentication with a handheld battery powered PCR-based device that will confirm authentication sequences in approximately 10 minutes.

Sales and Marketing

As of February 18, 2009, we had three employees engaged in sales and marketing. We expect to hire additional sales directors and/or consultants to assist us with sales and marketing efforts with respect to our 6 target vertical markets.

Research and Development

Our research and development efforts are primarily focused on the development of prototypes of new versions of our products using our existing technologies for review by prospective customers, such as different types of SigNature DNA Ink and SigNature DNA Thread. We are also focused on the identification of additional genotyping markers and on the development of new ingredients for the personal care products industry. Nonetheless, we believe that our development of new and enhanced technologies relating to our business may be important to our future success, and we continue to examine whether investments in the research and development of such technologies is merited.

Manufacturing

We have the capability to manufacture SigNature DNA Markers, covert DNA Ink, and SigNature PCR Kits at our laboratories in Stony Brook. We rely upon other companies to manufacture our overt color-changing DNA Ink. We also have in-house capabilities to manufacture all BioActive Ingredients and to complete all BioMaterial Genotyping authentications.

Commercial Agreements and Distribution of our Products

HPT Agreement. On March 19, 2007, we entered into a Technology Reseller Agreement (the “HPT Agreement”) with HPT International, LLC (“HPT”). In the HPT Agreement we agreed to supply our SigNature DNA Markers to HPT to be affixed onto HPT’s holograms, Nylon 6 tags and other plastic or metal food tags. HPT has been granted exclusive rights to affix our SigNature DNA Markers onto its tagging products for distribution to its customers in the United States in the poultry and kosher foods markets, and non-exclusive rights to attach our SigNature DNA Markers onto its tagging products for distribution to its customers worldwide. We will receive a fee for each SigNature DNA Marker that is attached to an HPT product and distributed to a third party, and for each forensic level authentication test that we perform at HPT’s request. HPT has been granted exclusive rights in the U.S. poultry and kosher foods markets with respect to new customers through March 18, 2008. After that date, HPT will lose its exclusive rights if it does not realize certain sales goals or does not agree to certain minimum purchases during the subsequent year of the agreement. Under the HPT Agreement, HPT has the right to permanent exclusivity in the U.S. poultry and kosher foods markets if it realizes its sales goals for the first two years under the HPT Agreement and achieves an additional milestone to be agreed by us and HPT prior to March 18, 2009.

IIMAK Agreement. On April 18, 2007, we entered into a Joint Development and Marketing Agreement with International Imaging Materials, Inc., or IIMAK. In this agreement with IIMAK, the parties agreed to jointly develop thermal transfer ribbons incorporating our SigNature DNA Markers to help prevent counterfeiting and product diversion for an initial six (6) month period. Upon the successful development of commercially feasible ribbons incorporating SigNature DNA Markers, we will be paid royalties based on a calculation of net receipts by IIMAK from sales of such products. We will receive the exclusive right to supply DNA taggants to IIMAK and IIMAK will receive the exclusive right to manufacture and sell such products worldwide. In February 2008, we completed the joint development stage of this agreement and initiated pilot manufacturing of IIMAK thermal transfer ribbons embedded with SigNature DNA.

Champion Thread: On May 8, 2007, we entered into a Product Development, Marketing and Distribution Agreement with Champion Thread Company, or Champion Thread. Under the terms of the Agreement, Champion Thread has been granted exclusive worldwide rights to be the reseller for the thread, yarn, woven labels, and printed labels for textiles markets for an initial period of four years with automatic annual renewals thereafter, subject to either party’s right not to renew. We will be paid certain royalties on all sales made by Champion Thread.

Printcolor Screen Ltd. Agreement. On May 30, 2007, we entered into a Technology Reseller Agreement with Printcolor Screen Ltd., or Printcolor. Under the terms of the agreement, we have been granted the exclusive right to supply our SigNature DNA Markers to Printcolor and Printcolor has been granted rights to affix our SigNature DNA Markers onto Printcolor products for distribution to its customers for an initial period of three years. This initial period will automatically renew for successive one year periods unless terminated earlier. We will be paid certain fees based on purchase orders received from Printcolor.

Supima Cotton Agreement. On June 27, 2007, we entered into a Feasibility Study Agreement with Supima, a non-profit organization for the promotion of U.S. pima cotton growers. In connection with the agreement we undertook a study of the feasibility of establishing a method or methods to authenticate and identify U.S. produced pima cotton fibers. We received payments from Supima upon signing of the agreement and in installments beginning on July 6, 2007 through completion of the feasibility study. The feasibility study was successfully completed in the first quarter of 2008. We plan to begin a preliminary launch of authentication services in 2009 and we may in the future offer authentication services to member companies of Supima (as well as non-member companies) to confirm the Supima cotton content of textile items such as apparel and home fashion products. We are obligated to pay Supima a percentage of any fees that we receive from such companies for authentication services we provide them. We are also obligated to pay Supima fifty percent of the aggregate amount of payments that we received from Supima for the feasibility study out of any fees we receive from providing authentication services. In addition, until the earlier of either (i) five years or (ii) the repayment to Supima of fifty percent of the aggregate amount of payments that we received from Supima for the feasibility study, we are obligated to pay Supima a fee for each authentication service that we provide. The agreement may be terminated by us or Supima after sixty (60) days upon fourteen (14) days prior written notice.

Textile Centre of Excellence. On August 11, 2008, we entered into an Agreement with Huddersfield and District Textile Training Company Limited. We have agreed to undertake a study to demonstrate how our SigNature DNA can be used to authenticate textiles at all points of the supply chain through to the end user. In addition, this study will demonstrate the integration of SigNature DNA with existing manufacturing processes to produce threads, labels and fabrics manufactured by Yorkshire-based companies. The funding for Phase I of the study, which runs through December 2008, totals £50,000. Upon successful completion of Phase I of the study, we anticipate beginning Phase II, which could result in continued funding.

Biowell Agreement. In the first half of 2005, Biowell Technology, Inc. (“Biowell”) transferred substantially all of its intellectual property to Rixflex Holdings Limited, a British Virgin Islands company, and on July 12, 2005, Rixflex Holdings Limited merged with and into our wholly-owned subsidiary APDN (B.V.L.) Inc., a British Virgin Islands company. The shareholders of Rixflex Holdings Limited recieved 36 million shares of our common stock in consideration of this merger. In connection with the acquisition of this Biowell intellectual property, we terminated our existing license agreement and on July 12, 2005, we entered into a license agreement with Biowell, under which we granted Biowell an exclusive license to sell, market, and sub-license certain of our products in Australia, certain countries in Asia and certain Middle Eastern countries. By letter dated November 1, 2007, we terminated Biowell’s rights as license with respect to Australia, China and certain other countries in Asia because of Biowell’s failure to pay us certain fees, payments or consideration in connection with the grant of the license. In addition, we terminated the exclusivity of the license with respect to certain Middle Eastern and other Asian countries because of Biowell’s failure to meet certain minimum annual net sales in each of the various countries coverred by the license.

Competition

The principal markets for our offerings are intensely competitive. We compete with many existing suppliers and new competitors continue to enter the market. Many of our competitors, both in the United States and elsewhere, are major pharmaceutical, chemical and biotechnology companies, or have strategic alliances with such companies, and many of them have substantially greater capital resources, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the products that we have or may develop and may be more successful than us in producing and marketing their existing products. Some of our competitors that operate in the anti-counterfeiting and fraud prevention markets include: Applied Optical Technologies, Authentix, ChemTAG, Collectors Universe Inc., Collotype, Data Dot Technology, Digimarc Corp., DNA Technologies, Inc., ID Global, Informium AG, Inksure Technologies, Kodak, L-1 Identity Solutions, Manakoa, SmartWater Technology, Inc., Sun Chemical Corp, Tracetag and Warnex.

Some examples of competing security products include:

•	fingerprint scanner (a system that scans fingerprints before granting access to secure information or facilities);
•	voice recognition software (software that authenticates users based on individual vocal patterns);
•	cornea scanner (a scanner that scan the iris of a user’s eye to compare with data in a computer database);
•	face scanner (a scanning system that use complex algorithms to distinguish one face from another);
•
integrated circuit chip & magnetic strips (integrated circuit chips that receive and, if authentic, send a correct electric signal back to the reader, and magnetic strips that contain information, both of which are common components of debit and credit cards);

•
optically variable microstructures (these include holograms, which display images in three dimensions and are generally difficult to reproduce using advanced color photocopiers and printing techniques, along with other devices with similar features);

•	elemental taggants and fluorescence (elemental taggants are various unique substances that can be used to mark products and other items, are revealed by techniques such as x-ray fluorescence); and
•	radioactivity & rare molecules (radioactive substances or rare molecules which are uncommon and readily detected).

We expect competition with our products and services to continue and intensify in the future. We believe competition in our principal markets is primarily driven by:

•	product performance, features and liability;
•	price;
•	timing of product introductions;
•	ability to develop, maintain and protect proprietary products and technologies;
•	sales and distribution capabilities;
•	technical support and service;
•	brand loyalty;
•	applications support; and
•	breadth of product line.

If a competitor develops superior technology or cost-effective alternatives to our products, our business, financial condition and results of operations could be significantly harmed.

Proprietary Rights

We believe that our 7 patents, 14 patents pending, 2 registered trademarks, and 2 registered trademarks pending, which are described in the table below, and our trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us.

Patents Issued:

Patent Name	Patent No:	Assignee of Record	Dated Issued	Jurisdiction
Nucleic Acid as Marker for Product Anticounterfeiting and Identification	89108443	APDN (B.V.I.) Inc.	March 17, 2000	Taiwan

Method of using ribonucleic acid as product antifake mark and for verification	00107580.2	Rixflex Holdings Limited (2)	February 2, 2005	China

EppenLocker (A Leakage-Prevention Apparatus of Microcentrifuge)	89204158	APDN (B.V.I.) Inc.	March 10, 2000	Taiwan

Multiple Tube Structure for Multiple PCR in a Closed Container	89210575	APDN (B.V.I.) Inc.	June 20, 2000	Taiwan

A Device for Multiple Polymerase Chain Reactions In a Closed Container and a Method of Using Thereof	89111477	APDN (B.V.I.) Inc.	June 12, 2000	Taiwan

Method for Mixing Nucleic Acid in Water Insoluble Media and Application Thereof	921221973	APDN (B.V.I.) Inc.	August 11, 2003	Taiwan

A Method of Utilizing Nucleic Acids as Markers for Product Anti-Counterfeit Labeling and Verification	US 7,115,301 B2	Rixflex Holdings Limited (2)	October 3, 2006	United States

Patents Pending:

Patent Name	Application No.	Filed in the Name of	Dated Filed	Jurisdiction
Method for Mixing Nucleic Acid in Water Insoluble Media and Application Thereof	2002-294229	Biowell (1)	August 31, 2002	Japan
	03007023.9	Rixflex Holdings Limited (2)	March 27, 2003	EU

	10/645,602	Rixflex Holdings Limited (2)	August 22, 2003	United States

Method of dissolving nucleic acid in water insoluble medium and its application	03155949.2	APDN (B.V.I.) Inc.	August 27, 2003	China

Novel nucleic acid based steganography system and application thereof	10/909,431	Rixflex Holdings Limited (2)	August 3, 2004	United States

Cryptic method of secret information carried in DNA molecule and its deencryption method	921221490	APDN (B.V.I.) Inc.	August 6, 2003	Taiwan

A novel nucleic acid based steganography system and application thereof	03127517.6	Biowell (1)	August 6, 2003	China

	61387/2004	Rixflex Holdings Limited (2)	August 4, 2004	Korea

Patent Name	Application No.	Filed in the Name of	Dated Filed	Jurisdiction
A novel method for coding based on nucleic acids and utility thereof	04018374.1	Rixflex Holdings Limited (2)	August 3, 2004	EU

	1-2004-00742	Rixflex Holdings Limited (2)	August 4, 2004	Vietnam

A novel nucleic acid based steganography system and applications thereof	092819	Rixflex Holdings Limited (2)	August 4, 2004	Thailand

	PI20043145	Biowell (1)	August 4, 2004	Malaysia

	2004-225987	Rixflex Holdings Limited (2)	August 2, 2004	Japan

	P-00200400374	Rixflex Holdings Limited (2)	August 4, 2004	Indonesia

	764/CHE/2004	Rixflex Holdings Limited (2)	August 4, 2004	India

Method for classifying group ID of shoppers and transferring the shopping discount to group development funds development	92119302	APDN (B.V.I.) Inc.	July 15, 2003	Taiwan

Method for transferring feedback foundation capable of identifying multiple objects	03150071.4	APDN (B.V.I.) Inc.	July 31, 2003	China

Method of Classifying Group ID of Shoppers and Transferring the Shopping Discount to Group Development Funds	PI20042889	Rixflex Holdings Limited (2)	August 4, 2004	Malaysia

	092217	Rixflex Holdings Limited (2)	July 12, 2004	Thailand

	2004-200730	Biowell (1)	July 7, 2004	Japan

System and Method for authenticating multiple components associated with a particular product.	11/437,265 PCT/US2006/019660	APDN (B.V.I.) Inc. APDN (B.V.I.) Inc.	May 19, 2005 May 19, 2006	US PCT

System and Method for Marking Textiles with Nucleic Acid	10/825,968	APDN (B.V.I.) Inc.	April 15, 2004	United States

System and Method for Marking Textiles with Nucleic Acids	Publication #20050112610	APDN (B.V.I.) Inc	4/16/2003	United States

System and Method for Authenticating Multiple Components Associated with a Particular Good	Publication # 22070048761	APDN (B.V.I.) Inc	5/20/2005	United States

System and Method for Secure Document Printing and Detection	Application # 60/874,425	APDN (B.V.I.) Inc	12/12/2006	United States

System and Method for Authenticating Tablets	Application #60/877,875	APDN (B.V.I.) Inc	12/26/2006	United States

System and Method for Authenticating Sports Identification Goods	Application # 60/877,869	APDN (B.V.I.) Inc.	12/29/2006	United States

Patent Name	Application No.	Filed in the Name of	Dated Filed	Jurisdiction
Optical Reporter Compositions	11/954,030	APDN (B.V.I.) Inc.	12/11/2007	United States

Methods for Covalent Linking of Optical Reporters	11/954,009	APDN (B.V.I.) Inc.	12/11/2007	United States

Method for Authenticating Articles with Optical Reporters	11/954,038	APDN (B.V.I.) Inc.	12/11/2007	United States

Method for Secure Document Printing and Detection	11/954,044	APDN (B.V.I.) Inc.	12/11/2007	United States

Method for Authenticating Sports Identification Goods	11/954,051	APDN (B.V.I.) Inc.	12/11/2007	United States

Method for Authenticating Tablets	11/954,055	APDN (B.V.I.) Inc.	12/11/2007	United States

(1) All patents in the name of and patent applications filed in the name of Biowell have been assigned to our wholly-owned subsidiary APDN (B.V.I.) Inc., and we are making efforts to ensure APDN (B.V.I.) is the assignee or filer of record, as the case may be.

(2) All patents in the name of and patent applications filed in the name of Rixflex Holdings Limited, which merged into APDN (B.V.I.) Inc. on July 12, 2005, have been assigned to APDN (B.V.I.) Inc., and we are making efforts to ensure APDN (B.V.I.) is the assignee or filer of record, as the case may be.

Trademarks Issued:

Trademark	Registration No:	Registered Owner	Registration Date	Jurisdiction
APPLIED DNA and model molecule design	846354	Applied DNA Sciences Inc.	August 13, 2004	Mexico

APPLIED DNA and model molecule design	846711	Applied DNA Sciences Inc.	August 16, 2004	Mexico

APPLIED DNA and model molecule design	3392818	Applied DNA Sciences Inc.	March 21, 2005	European Community

BIOWELL and Design	3,155,578	Rixflex Holdings Limited (1)	October 17, 2006	United States

BIOWELL and Design	2,675,941	Rixflex Holdings Limited (1)	January 21, 2003	United States

BIOWELL and Design	2,611,291	Rixflex Holdings Limited (1)	August 27, 2002	United States

BIOWELL and Design	4101159010000	Biowell (2)	May 4, 2005	South Korea

BIOWELL and Design	4,819,252	Rixflex Holdings Limited (1)	November 19, 2004	Japan

(1) All registered trademarks in the name of Rixflex Holdings Limited have been assigned to APDN (B.V.I.) Inc., and we are making efforts to ensure APDN (B.V.I.) Inc. is the registered owner.

(2) All registered trademarks in the name of Biowell have been assigned to APDN (B.V.I.) Inc., and we are making efforts to ensure APDN (B.V.I.) Inc. is the registered owner.

Trademarks Pending:

Trademark	Application No:	Owner	Filing Date	Jurisdiction
APPLIED DNA	76/549,861	APDN (B.V.I.) Inc.	September 22, 2003	United States

SIGNATURE	78/871,967	APDN (B.V.I.) Inc.	April 28, 2006	United States

FIBERTYPING	77/488,647	APDN (B.V.I.) Inc.	June 2, 2008	United States

PIMATYPING	77/488,531	APDN (B.V.I.) Inc.	June 2, 2008	United States

However, there are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. Given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. There is always the possibility that the scope of the protection gained from one of our issued patents will be insufficient or deemed invalid or unenforceable. We also seek to maintain certain intellectual property as trade secrets. This secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

Additionally, litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business. If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all.

Purchase of Intellectual Property and License Agreement with Biowell

In the first half of 2005, Biowell Technology, Inc. (“Biowell”) transferred substantially all of its intellectual property to Rixflex Holdings Limited, a British Virgin Islands company, and on July 12, 2005, Rixflex Holdings Limited merged with and into our wholly-owned subsidiary APDN (B.V.I.) Inc., a British Virgin Islands company. The shareholders of Rixflex Holdings Limited received 36 million shares of our common stock in consideration of this merger. In connection with the acquisition of this Biowell intellectual property, we terminated our existing license agreement and, on July 12, 2005, we entered into a license agreement with Biowell, under which we granted Biowell an exclusive license to sell, market, and sub-license certain of our products in Australia, certain countries in Asia and certain Middle Eastern countries. By letter dated November 1, 2007, we terminated Biowell’s rights as licensee with respect to Australia, China and certain other countries in Asia because of Biowell’s failure to pay us certain fees, payments or consideration in connection with the grant of the license. In addition, we terminated the exclusivity of the license with respect to certain Middle Eastern and other Asian countries because of Biowell’s failure to meet certain minimum annual net sales in each of the various countries covered by the license.

Employees

We currently have 13 full-time employees and two part-time employees, including two in management, nine in operations, three in sales and marketing and one in investor relations. None of our employees are covered by collective bargaining agreements, and we believe our relations with our employees are favorable.

Description of Properties

We maintain our principal office at 25 Health Sciences Drive, Suite 113, Stony Brook, New York 11790. We moved our principal office to the Long Island High Technology Incubator, which is located on the campus of Stony Brook University, in December 2005. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Douglas A. Falkner v. Applied DNA Sciences, Inc./N.C. Industrial Commission File No. 585698

Plaintiff Douglas Falkner (“Falkner”) filed a worker’s compensation claim in North Carolina for an alleged work-related neck injury that he alleges occurred on January 14, 2004. Falkner worked as Business Development and Operations Manager at our sole East Coast office at the time of the alleged injury. Plaintiff Falkner was the only employee employed by us in North Carolina at the time of the alleged injury and we have employed no other employees in North Carolina at any other time. The claim has been denied and is being defended on several grounds, including the lack of both personal and subject matter jurisdiction. Specifically, we contend that we did not employ the requisite minimum number of employees in North Carolina at the time of the alleged injury and that the company is therefore not subject to the North Carolina Workers’ Compensation Act. The claim was originally set for hearing in January 2007, but was continued to allow the parties to engage in further discovery.

Douglas A. Falkner v. Applied DNA Sciences, Inc. (Los Angeles County Superior Court Case No. BC 386557):

Falkner filed a claim on March 3, 2008 asserting counts for breach of contract under his employment agreements dated March 10, 2003 and June 16, 2003 and wrongful discharge in violation of public policy. The relief sought includes compensatory damages in an aggregate amount of approximately $1.7 million, unspecified exemplary and punitive damages, and attorneys’ fees. We have filed a motion for summary judgment that will be heard on February 19, 2009. The trial is currently set for March 24, 2009. We intend to vigorously defend against the claims asserted against us.

Intervex, Inc. v. Applied DNA Sciences, Inc. (Supreme Court of the State of New York Index No.08-601219):

Intervex, Inc., or Intervex, the plaintiff, filed a complaint on or about April 23, 2008 related to a claim for breach of contract. In March 2005, we entered into a consulting agreement with Intervex, which provided for, among other things, a payment of $6,000 per month for a period of 24 months, or an aggregate of $144,000. In addition, the consulting agreement provided for the issuance by us to Intervex of a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $.75. Intervex asserts that we owe it 17 payments of $6,000, or an aggregate of $102,000, plus accrued interest thereon, and a warrant to purchase 250,000 shares of our common stock. We have counterclaimed for compensatory and punitive damages, restitution, attorneys’ fees and costs, interest and other relief the court deems proper. This matter is in the early stages of discovery. We intend to vigorously defend against the claims asserted against us.

Available Information

We are subject to the informational requirements of the Exchange Act, which requires us to file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, amendments to such reports and other information with the Securities and Exchange Commission (“SEC”). This information is available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at www.sec.gov. Our web site is located at www.adnas.com.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following is a list of our directors, executive officers and significant employees.

Name	Age	Title	Board of Directors
James A. Hayward	55	Chief Executive Officer, President, and Chairman of the Board	Director
Kurt Jensen	51	Chief Financial Officer
Ming-Hwa Benjamin Liang	45	Secretary and Strategic Technology Development Officer
Sanford R. Simon	65		Director
Yacov Shamash	58		Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

Currently, the members of our board of directors do not receive any fees for being a director or attending meetings. Our directors are reimbursed for out-of-pocket expenses relating to attendance at meetings. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

James A. Hayward - Chief Executive Officer

Dr. James A. Hayward has been our Chief Executive Officer since March 17, 2006 and our President and the Chairman of the Board of Directors since June 12, 2007. He was previously our acting Chief Executive Officer since October 5, 2005. From January 2006 until August 2008, Dr. Hayward served as the part-time President of Dr. Suwelack Skin and Healthcare, a private company that manufactures biological matrices for wound care and skin care in Billerbeck, Germany. Since June 2004, Dr. Hayward has been the Chairman of Evotope Biosciences, Inc., a drug development company based in Stony Brook, New York. Since 2001, Dr. Hayward has been a director of Q-RNA, Inc., a biotech company based in New York, New York. Since 2000, Dr. Hayward has been a General Partner of Double D Venture Fund, a venture capital firm based in New York, New York. Between 1990 and July 2004, Dr. Hayward was the Chairman, President and CEO of The Collaborative Group, Ltd., a provider of products and services to the biotechnology, pharmaceutical and consumer-product industries based in Stony Brook, New York. Dr. Hayward received his bachelor’s degree in Biology and Chemistry from the State University of New York at Oneonta in 1976, his Ph.D. in Molecular Biology from the State University of New York at Stony Brook in 1983, and an honorary Doctor of Science from Stony Brook in 2000. Dr. Hayward has served on the boards of the Council on Biotechnology, the Long Island Association, the Stony Brook Foundation, The Research Foundation of State University of New York Board of Directors, the New York Biotechnology Association, the Long Island Life Sciences Initiative and the Ward Melville Heritage Organization.

Kurt Jensen - Chief Financial Officer

Kurt H. Jensen, M.Sc.(Cand. Merc.) has been our Chief Financial Officer since December 21, 2007, taking over the position from Dr. Hayward. Mr. Jensen has been our Controller since February 2006. Prior to that date, for a period of more than 23 years, he was employed by Point of Woods Homes, Inc. Mr. Jensen was awarded a M.Sc. in Economics and Business Administration from the Copenhagen Business School in 1983.

Ming-Hwa Benjamin Liang - Secretary and Strategic Technology Development Officer

Ming-Hwa Benjamin Liang has been our Secretary and Strategic Technology Development Officer since October 2005. Between May 1999 and September 2005, Mr. Liang had been the director of research and development at Biowell Technology Inc. Mr. Liang received a B.S. in Bio-Agriculture from Colorado State University in 1989, a M.S. in Horticulture from the University of Missouri at Columbia in 1991, his Ph.D. in Plant Science from the University of Missouri at Columbia in 1997 and his LL.M. in Intellectual Property Law from Shih Hsin University, Taiwan in 2004.

Yacov Shamash - Director

Dr. Yacov Shamash has been a member of the board of directors since March 17, 2006. Dr. Shamash is Vice President of Economic Development at the State University of New York at Stony Brook. Since 1992, he has been the Dean of Engineering and Applied Sciences and the Harriman School for Management and Policy at the University, and Founder of the New York State Center for Excellence in Wireless Technologies at the University. Dr. Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992. Dr. Shamash also serves on the Board of Directors of Keytronic Corp., Netsmart Technologies, Inc., American Medical Alert Corp., and Softheon Corp.

Sanford R. Simon - Director

Dr. Sanford R. Simon has been a member of the board of directors since March 17, 2006. Dr. Simon has been a Professor of Biochemistry, Cell Biology and Pathology at Stony Brook since 1997. He joined the faculty at Stony Brook as an Assistant Professor in 1969 and was promoted to Associate Professor with tenure in 1975. Dr. Simon was a member of the Board of Directors of The Collaborative Group from 1995 to 2004. From 1967 to 1969 Dr. Simon was a Guest Investigator at Rockefeller University. Dr. Simon received a B.A. in Zoology and Chemistry from Columbia University in 1963, a Ph.D. in Biochemistry from Rockefeller University in 1967, and studied as a postdoctoral fellow with Nobel Prize winner Max Perutz in Cambridge, England.

EXECUTIVE COMPENSATION

Overview

We currently have three named executive officers, Dr. James A. Hayward, our Chief Executive Officer, President and Chairman of the Board of Directors, Mr. Kurt H. Jensen, who was appointed our Chief Financial Officer on December 21, 2007, and Dr. Ming-Hwa Ben Liang, our Chief Technology Officer and Secretary.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers. Dr. Hayward is involved in the Board’s deliberations regarding executive compensation and provides recommendations with respect to his and the compensation of Mr. Jensen and Dr. Liang based on, among other things, our financial and operating performance and prospects and the contributions made by Mr. Jensen and Dr. Liang to the success of the Company.

Summary Compensation Table

The following table sets forth the compensation of our principal executive officer and our two other executive officers for the two fiscal years ended September 30, 2008. We refer to these executive officers as our “named executive officers.”

Name and Principal Position (a)(1)	Year (b)	Salary ($)(2) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James A. Hayward
Chairman, President and	2008	—	—	—	1,666,000	—	—	—	1,666,000
Chief Executive Officer	2007	—	—	—	—	—	—	—	—
Kurt H. Jensen	2008	135,871	—	—	490,000	—	—	—	625,871
Chief Financial Officer	2007	108,077	—	—	—	—	—	—	108,077
Ming-Hwa Liang
Chief Technology Officer	2008	123,382	—	—	686,000	—	—	—	806,382
and Secretary	2007	103,027	—	—	—	—	—	—	103,027

(1) We have no employment agreements with our named executive officers.

(2) Dr. Hayward has elected not to receive cash compensation until there is an improvement in the Company’s financial and operating performance and prospects.

(3) The amounts in column (f) represent the grant date fair value under SFAS 123R based on the average of the bid and asked prices of our common stock on the grant date. The grant date for the stock options was June 17, 2008, and the average of the bid and asked prices of our common stock was $0.11. The grant date fair value for the stock options was $0.098. The options granted to the named executive officers vested with respect to 25% of the underlying shares on the date of grant, and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant. The exercise of the stock options by the named executive officers was subject to stockholder approval, which was obtained at the 2008 annual meeting of stockholders held on December 16, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2008 held by the Named Executive Officers.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date (1)
James A. Hayward	0	17,000,000		$0.11	6/17/2013
Kurt H. Jensen		500,000		$0.09	9/01/2011
	0	5,000,000		$0.11	6/17/2013
Ming-Hwa Liang	0	7,000,000		$0.11	6/17/2013

(1) On June 17, 2008, the Board of Directors of the Company granted nonstatutory stock options under the 2005 Incentive Stock Plan to certain key employees, including our named executive officers. The options granted to the named executive officers vested with respect to 25% of the underlying shares on the date of grant, and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant. The exercise of the stock options by the named executive officers was subject to stockholder approval, which was obtained at the 2008 annual meeting of stockholders held on December 16, 2008.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Contribution Plans

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.

Deferred Compensation

None of our named executive officers participates in or has account balances in deferred compensation plans or arrangements maintained by us.

Employment Agreements

We have no employment agreements with our named executive officers.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Director Compensation Table for Fiscal 2008

We currently have no policy in effect for providing compensation to our directors for their services on our Board of Directors. During the year ended September 30, 2008, we did not provide any cash compensation to our directors for their service on our Board of Directors.

The following table sets forth summary information concerning compensation paid or accrued to the members of our Board of Directors (other than Dr. Hayward, our Chief Executive Officer, who is a named executive officer) for services rendered to us in all capacities for the fiscal year ended September 30, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Yacov Shamash	$—	$—	$49,000	$—	$49,000
Sanford R. Simon	$—	$—	$49,000	$—	$49,000

(1) The amount reported in column (l) represents the grant date fair value under SFAS 123R based on the average of the bid and asked prices of our common stock on the grant date. The grant date for the stock options was June 17, 2008, and the average of the bid and asked prices of our common stock was $0.11. The grant date fair value for the stock options was $0.098.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since September 30, 2007, we issued and sold an aggregate principal amount of $650,000 in secured convertible promissory notes bearing interest at 10% per annum and warrants to purchase an aggregate of 1,300,000 shares of our common stock to James A. Hayward, our President, Chairman and Chief Executive Officer.

On October 21, 2008, we issued and sold to James A. Hayward a $500,000 principal amount secured promissory note (“October Note”) bearing interest at a rate of 10% per annum and a warrant (“October Warrant”) to purchase 1,000,000 shares of our common stock. The October Note and accrued but unpaid interest thereon is convertible into shares of our common stock at a price of $0.50 per share by the holder at any time from October 21, 2008, through October 20, 2009, and shall automatically convert on October 21, 2009 at a conversion price of $0.026171520 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At any time prior to conversion, we have the right to prepay the October Note and accrued but unpaid interest thereon upon 3 days prior written notice (during which period the holder can elect to convert the note). The October Warrant is exercisable for a four-year period commencing on October 21, 2009, and expiring on October 20, 2013, at a price of $0.50 per share. The October Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) October 20, 2011, and(ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Until the principal and interest under the October Note is paid in full, or converted into our common stock, the October Note will be secured by a security interest in all of our assets.

On January 29, 2009, we issued and sold to James A. Hayward a $150,000 principal amount secured promissory note (“January Note”) bearing interest at a rate of 10% per annum and a warrant (“January Warrant”) to purchase 300,000 shares of our common stock.  The January Note and accrued but unpaid interest thereon shall automatically convert on January 29, 2010 at a conversion price of $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price.  In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the January Note on three days written notice (during which period the holder can elect to convert the note). The January Note bears interest at the rate of 10% per annum and is due and payable in full on January 29, 2010. Until the principal and accrued but unpaid interest under the January Note are paid in full, or converted into our common stock, the January Note will be secured by a security interest in all of our assets. The January Warrant is exercisable for a four-year period commencing on January 29, 2010, and expiring on January 28, 2014, at a price of $0.50 per share.  The January Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) January 29, 2012, and (ii) the date our common stock has been quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Director Independence

Although our securities are not currently listed on a national securities exchange or in an inter-dealer quotation system, which would subject us to the listing standards pertaining to director independence, the Board of Directors has determined that Drs. Shamash and Simon, representing two of our three directors, are “independent” as defined by the listing standards of the Nasdaq Stock Market, constituting a majority of independent directors of our Board of Directors as required by the rules of the Nasdaq Stock Market. The Board of Directors considers in its evaluation of independence whether any director has a relationship with us that could interfere with the exercise of independent judgment in carrying out his responsibilities of a director.

We currently have no policy regarding entering into transactions with affiliated parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of our common stock beneficially owned as of February 18, 2009, (i) by each person who is known to us to beneficially own more than 5% of the outstanding common stock, (ii) by each of the executive officers named in the table under “Executive Compensation” and by each of our directors, and (iii) by all officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	TITLE OF CLASS	NUMBER OF SHARES OWNED (1)(2)		PERCENTAGE OF CLASS (3)

James A. Hayward 25 Health Sciences Drive, Suite 113 Stony Brook, New York 11790	Common Stock	25,989,840	(4)	9.63%

Yacov Shamash 25 Health Sciences Drive, Suite 113 Stony Brook, New York 11790	Common Stock	375,000	(5)	*

Kurt Jensen 25 Health Sciences Drive, Suite 113 Stony Brook, New York 11790	Common Stock	1,830,000	(6)	*

Ben Liang 25 Health Sciences Drive, Suite 113 Stony Brook, New York 11790	Common Stock	373,650	(7)	*

Sanford R. Simon 25 Health Sciences Drive, Suite 113 Stony Brook, New York 11790	Common Stock	375,000	(5)	*

All directors and officers as a group (5 persons)	Common Stock	30,693,490	(8)	10.73%

*	indicates less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the “Currently Exercisable Options”). Each beneficial owner’s percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.

(2)
Does not include unvested shares subject to options granted on June 17, 2008 pursuant to the 2005 Incentive Stock Plan, which vested with respect to 25% of the underlying shares on the date of grant and will vest with respect to the remaining shares ratably on each anniversary thereafter until fully vested on the third anniversary of the date of grant, including 12,750,000 to James A. Hayward, 375,000 to Yacov Shamash, 3,750,000 to Kurt H. Jensen, 5,250,000 to Ben Liang and 375,000 to Sanford R. Simon.

(3)	Based upon 255,224,880 shares of common stock outstanding as of February 18, 2009.

(4)	Includes 14,750,000 shares underlying currently exercisable warrants.

(5)	Includes 375,000 shares underlying a currently exercisable warrant.

(6)	Includes 40,000 shares held by a spouse and 1,750,000 immediately exercisable options.

(7)	Includes 275,392 shares held by spouse and 1,750,000 immediately exercisable options.

(8)	Includes 19,000,000 shares underlying currently exercisable options and warrants.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 410,000,000 shares of common stock, par value $0.001 per share, of which 255,224,880 shares were issued and outstanding as of February 18, 2009, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding as of the same date.

COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

We have engaged American Stock Transfer & Trust Company, located in Brooklyn, New York, as independent transfer agent or registrar.

PREFERRED STOCK

Under our Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without any further action by our stockholders, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

OPTIONS

There are currently options outstanding that have been issued to our officers, directors and employees to purchase 5,660,000 shares of our common stock pursuant to our 2005 Incentive Stock Plan. In addition, in connection with an amendment to the 2005 Incentive Stock Plan adopted by the Board of Directors on June 17, 2008, which will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, options to purchase a total of 37,750,000 shares were granted under the 2005 Incentive Stock Plan to certain key employees and non-employee directors. The effectiveness of the share increase amendment and the exercise of these stock options by the key employees was subject to stockholder approval, which was obtained at the 2008 annual meeting of stockholders held on December 16, 2008.

WARRANTS

In connection with a private placement of convertible promissory notes in January and February of 2005, we issued warrants to purchase a total up to 14,742,000 shares of our common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.75 per share. The registration statement of which this prospectus forms a part registers the resale of the common stock issuable upon exercise of these warrants.

In connection with a private placement of a promissory note in November, 2005, we have issued warrants to purchase a total of up to 5,500,000 shares of our common stock exercisable at an exercise price of $0.50 per share at any time until five years from their date of issuance to certain persons designated by the noteholder. Each of these warrants provide for customary adjustments to the exercise price of and shares subject to the warrant, including upon a subdivision or combination of our common stock, but no such adjustment will be made to either the exercise price or the number of shares subject to these warrants in the event that we effect a reverse-split, or combination, of our common stock within three years from their date of issuance. The registration statement of which this prospectus forms a part registers the resale of the common stock issuable upon exercise of these warrants.

In connection with a private placement of secured convertible notes that was completed on March 8, 2006, we have issued warrants to purchase a total of up to 3,000,000 shares of our common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.50 per share. The registration statement of which this prospectus forms a part registers the resale of the common stock issuable upon exercise of these warrants.

In connection with the closing of first and second tranches of the Offshore Offering described under “Convertible Securities” below, on May 2, 2006, and June 15, 2006, respectively, we issued warrants to purchase a total of 7,900,000 shares of our common stock, exercisable five years from the date of issuance at a purchase price of $0.50 per share. The registration statement of which this prospectus forms a part registers the resale of the common stock issuable upon exercise of these warrants.

On September 1, 2006, we issued warrants to purchase an aggregate of 18,900,000 shares of our common stock exercisable for a period of five years commencing on September 1, 2006, at a price of $0.09 per share, the closing price of our common stock on the date of issuance. Each such warrant provides its holder unlimited piggyback registration rights with respect to any registration statement we file. These warrants include a warrant to purchase an aggregate of 6,400,000 shares of our common stock that was issued to James A. Hayward, our President, Chairman and Chief Executive Officer, and a warrant to purchase 6,000,000 shares of our common stock that was issued to Timpix International Limited, a British Virgin Islands corporation, and warrants to purchase an aggregate of 6,000,000 shares of our common stock that were issued to entities affiliated with Arjent, our placement agent. The Company also issued a warrant to purchase 250,000 shares of our common stock to each of Sanford R. Simon and Yacov Shamash, each of whom is one of our directors. Each of these warrants is exercisable for a period commencing on March 17, 2007, and expiring on August 31, 2011, at a price of $0.09 per share, the closing price of our common stock on the date of issuance of the warrants, and provide its holder unlimited piggyback registration rights with respect to any registration statement filed by the Company. On February 10, 2008 one of the warrants to purchase an aggregate of 2,500,000 shares of our common stock was exercised using the cashless provision to purchase 1,375,000 shares. The registration statement of which this prospectus forms a part registers the resale of the common stock issuable upon exercise of certain of these warrants.

In addition, we also have outstanding (i) warrants to purchase 105,464 shares of common stock at $0.10 per share, (ii) warrants to purchase 5,000 shares of common stock at $0.20 per share, (iii) warrants to purchase 7,550,000 shares of common stock at $0.50 per share, (iv) warrants to purchase 8,226,000 shares of common stock at $0.60 per share, (v) warrants to purchase 200,000 shares of common stock at $0.70 per share, and (vi) warrants to purchase 55,000 shares of common stock at $0.75 per share.

CONVERTIBLE SECURITIES

We sold $1.465 million in convertible promissory notes to 13 investors in December 2004. Each promissory note was automatically convertible into shares of our common stock, at a price of $0.50 per share, upon the closing of a private placement for $1 million or more. On January 28, 2005, we closed upon a private placement transaction in excess of $1 million and the promissory notes converted into an aggregate of 2,930,000 shares of common stock. The registration statement of which this prospectus forms a part registers the resale of the common stock issued upon conversion of these promissory notes.

We conducted a private placement in January and February 2005 in which we sold $7.371 million of secured convertible promissory notes bearing interest at 10% per annum to 61 investors. These promissory notes automatically converted into shares of our common stock, at a price of $0.50 per share, upon the filing of this registration statement. The registration statement of which this prospectus forms a part registers the resale of the common stock issued upon conversion of these promissory notes.

We completed a private placement on March 8, 2006, in which we sold an aggregate of 30 units of our securities, (i) a $50,000 principal amount secured convertible promissory note bearing interest at 10% per annum, and (ii) a warrant to purchase 100,000 shares of our common stock, for aggregate gross proceeds of $1.5 million. The notes and interest accrued thereon are convertible into shares of our common stock at a price of $0.50 per share by the holder anytime from issuance through the first anniversary of issuance of the notes and automatically convert on the maturity date at a 20% discount to the average bid price for our common stock for the ten trading days prior to conversion. The registration statement of which this prospectus forms a part registers the resale of the common stock issued upon conversion of these promissory notes.

In March, 2006 we commenced the Offshore Offering of up to 140 units, at a price of $50,000 per unit, for a maximum offering of $7 million for sale to “accredited investors” who are not “U.S. persons.” These units consist of (i) a $50,000 principal amount secured convertible promissory note, and (ii) a warrant to purchase 100,000 shares of our common stock at a price of $0.50 per share. The notes and accrued but unpaid interest thereon are convertible into shares of our common stock at a price of $0.50 per share by the holder of the notes at any time from their date of issuance through the first anniversary of such date and shall automatically convert on such anniversary at a 20% discount to the average of the closing bid prices of our common stock on trading days during the 12 months prior to such conversion. On May 2, 2006, we closed on the first tranche of the Offshore Offering in which we sold 20 units for aggregate gross proceeds of $1,000,000. We paid Arjent Limited $375,000 in commissions, fees and expenses from these gross proceeds. On June 15, 2006, we completed the second tranche of the Offshore Offering in which we sold 59 units for aggregate gross proceeds of $2,950,000. We paid Arjent Limited $442,500 in commissions, fees and expenses from these gross proceeds. The registration statement of which this prospectus forms a part registers the resale of the common stock issued upon conversion of these promissory notes.

REGISTRATION RIGHTS

Pursuant to the terms of a registration rights agreement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005, if we did not have a registration statement registering the shares underlying these convertible notes and warrants declared effective on or before June 15, 2005, we are obligated to pay liquidated damages in the amount of 3.5% per month of the face amount of the notes, which equals $367,885, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or unregistered shares of our common stock. To date we have decided to pay certain of these liquidated damages in common stock, although any future payments of liquidated damages may, at our option, be made in cash. If we decide to pay such liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Based on the closing market prices of $0.66, $0.58, $0.70, $0.49, $0.32 and $0.20 for our common stock on July 15, 2005, August 15, 2005, September 15, 2005, October 17, 2005, November 15, 2005 and December 15, 2005, respectively, we issued a total of 3,807,375 shares of common stock in liquidated damages from August, 2005 to January, 2006 to persons who invested in the January and February, 2005 private placements. The issuance of shares upon any payment by us of further liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We paid liquidated damages in the form of common stock only for the period from June 15, 2005 to December 15, 2005, and only to persons who invested in the January and February, 2005 private placements. We believe that we have no enforceable obligation to pay liquidated damages to holders of any shares we agreed to register under the registration rights agreement for periods after the first anniversary of the date of issuance of such shares, since they were eligible for resale under Rule 144 of the Securities Act during such periods, and such liquidated damages are grossly inconsistent with actual damages to such persons. Nonetheless, as of February 18, 2008 we have accrued approximately $12.0 million in penalties representing further liquidated damages associated with our failure to have the registration statement declared effective by the deadline, and have included this amount in accounts payable and accrued expenses. On July 24, 2008, the SEC declared effective our registration statement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005. On July 24, 2008, the SEC declared effective our registration statement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005.

In June 2005, we issued to Trilogy Capital Partners, Inc. a warrant to purchase 7,500,000 shares of our common stock at a price of $0.55 per share and Joff Pollon (“Pollon”) a warrant to purchase 1,500,000 shares of our common stock at a price of $0.55 per share. In connection with the issuance of those warrants we also agreed to file a registration statement with the SEC with respect to the shares underlying such warrants no later than the earlier to occur of: (i) 15 days following the effectiveness of this Registration Statement, or (ii) September 15, 2005. As of the date hereof we have not filed a registration statement with respect to the shares of our common stock underlying the warrants we issued to Trilogy and Pollon.

On November 3, 2005, we issued and sold a promissory note in the principal amount of $550,000 to Allied International Fund, Inc. (“Allied”). Allied in turn financed a portion of its making of this loan by borrowing $450,000 from certain persons, including $100,000 from James A. Hayward, our President, Chairman and Chief Executive Officer. The terms of the promissory note provided that we issue upon the funding of the note warrants to purchase 5,000,000 shares of our common stock at an exercise price of $0.50 per share to certain persons designated by Allied. On November 9, 2005, we issued nine warrants to Allied and eight other persons to purchase an aggregate of 5,500,000 shares of our common stock at an exercise price of $0.50 per share. These warrants included a warrant to purchase 1,100,000 shares that was issued to James A. Hayward, our President and Chairman, Chief Executive Officer. Each such warrant provides its holder the broadest possible unlimited piggyback registration rights with respect to any registration statement filed by the Company.

In connection with the private placement that we completed on March 8, 2006, we have agreed to file a registration statement to effect the registration of 100% of our shares of common stock issuable upon conversion of the notes and exercise of the warrants within 30 days of the registration statement , which was declared effective by the SEC on July 24, 2008. We have agreed to use our reasonable best efforts to cause the registration statement of which this prospectus is a part being to be declared effective no later than 180 days after the date of the initial filing. If we fail to file a registration statement with the SEC on or before July 22, 2008, the holders will be entitled to liquidated damages from Applied DNA Operations Management, Inc. in an amount equal to 2% per month for each month that we are delinquent in filing the registration statement.

As part of the Offshore Offering we have offered to enter into, and with respect to the closing of the first and second tranches of the Offshore Offering on May 2, 2006 and June 15, 2006 have entered into, a registration rights agreement with purchasers of notes and warrants in that offering that provides that we will prepare and file a registration statement with the SEC covering the common stock underlying the notes and the warrants sold in the Offshore Offering within 30 days of the registration statement of which this prospectus is a part being declared effective by the SEC, and use our reasonable best efforts to have the registration statement declared effective by the SEC by no later than 180 days after filing. These obligations to file and have the registration statement declared effective would terminate as to any holder of the units upon the earlier of the date: (a) when all of such holder’s common stock underlying the notes and the warrants may be sold during a single three month period under Rule 144 of the Securities Act; and (b) when all of such holder’s common stock underlying the notes and the warrants may be transferred under Rule 144(k) of the Securities Act, unless such holder later becomes our affiliate (as defined in Rule 144 of the Securities Act) in which case our obligation shall be revived until such holder’s rights otherwise terminate under clause (a) above.

On September 1, 2006, we issued warrants to purchase an aggregate of 18,900,000 shares of the our common stock, including to James A. Hayward, our President, Chairman and Chief Executive Officer, Timpix International Limited, a British Virgin Islands corporation, entities affiliated with Arjent, our placement agent, and Sanford R. Simon and Yacov Shamash, each of whom is one of our directors. Each of these warrants provides its holders unlimited piggyback registration rights with respect to any registration statement filed by the Company in the future.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides to the fullest extent permitted by Delaware law that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. VC Arjent, a registered broker-dealer; Michael Morris, Susan Diamond and Ronald Heineman, all of whom are employees of VC Arjent, are an “underwriter” as that term is defined under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters.” In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders.  We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of warrants held by certain of the selling stockholders, if and when exercised.  Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

For the table set forth below, the following persons have investment and voting control over the shares owned by the respective entities:

Entity	Control Person
AS Capital Partners	Michael Coughlan
Avonwoods Ltd.	C. Rand
Basso Private Opportunity Holding Fund Ltd.	Howard I. Fischer
Basso Multi-Strategy Holding Fund Ltd.	Howard I. Fischer
F Berdon Comp.	Frederick Berdon
Beston Worldwide Ltd	Michael Ben-Jacob
Blumfield Investments	M. Kraus
Clear Mountain Holdings	Raul Garrido Garibaldo
Cordilliera Funds	Stephen J. Carter
Double U Master Fund	David Sims
Equilibrium Solutions	Johnny Vage
Gemini Master Funds	Steve Winters
GSSF Master Fund	E.B. Lyon IV
Guerilla IRA L.P.	Leigh Curry
ID Federman Holdings LTD	Iris Federman
KA Steel Chemical	Kenneth Steel Jr.
Lone Star Equity	Mark A. Bogina
Melton Management	Yehuda Breitkops
Odin Partners LP	John A. Gibbons
Omega Capital Small Cap	Abraham Sylverin
P.R. Diamonds	Pinkus Reisz
Provident Master Fund	Steven Winters
Rock Capital Partners, LLC	Howard Chalfin
Rabbi Scheinerman KBY LLC	Rabbi Scheinerman
Vestal Venture Capital	Allan Lyons
Whalehaven	Evan Schemenauer
Wolfson Trust	Franchesca Wolfson
Allied International Fund	Rosemary DePalo
Alzeon Ventures	George Davenzo
Boyce Equities Ltd.	AR Boyce
BWSIPP A.D. Smith Trust	Andrew Smith
Fidecs Trust Company Limited	Sebastian Moerman
Global Asset Management	Robert Fallah
Gold Group International Limited	PG Unadkat
Saudry LLC	Gary Schonwald
Scotford Trust	Brian Smith
W.T. Johnson & Sons (Huddersfield) Limited	PTA Johnson

	Beneficial Ownership Prior to Offering (1)				Beneficial Ownership After Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered			Percentage (2)
Adrian Davidescu	451,639	*	400,000	(4)	51,639	*
Alex Verjovski	100,000	*	100,000	(3)	—	*
Alexander J. Lapatka	57,500	*	50,000	(16)	7,500	*
Alexander Stolin	270,984	*	240,000	(17)	30,984	*
Angela Chen Sabella	230,000	*	120,000	(17)	110,000	*
Arthur Priver	289,948	*	250,379	(18)	39,569	*
AS Capital Partners	51,250	*	50,000	(16)	1,250	*
Avindam Rapaport	112,909	*	100,000	(16)	12,909	*
Avonswood Ltd.	1,303,275	*	800,000	(9)	503,275	*
Basso Multi-Strategy Holding Fund Ltd.	1,769,305	*	1,463,350	(19)	305,955	*
Basso Private Opportunity Holding Fund Ltd.	442,768	*	361,437	(20)	81,331	*
Bestin Worldwide Ltd	57,500	*	50,000	(16)	7,500	*
Blumfield Investments	200,000	*	200,000	(4)	—	*
Chaim Stern	1,954,400	*	1,500,000	(21)	454,400	*
Clear Mountain Holdings	338,728	*	300,000	(22)	38,728	*
Cordilliera Funds	500,000	*	500,000	(11)	—	*
David and Jeanette Defoto	225,819	*	200,000	(3)	25,819	*
David Cohen	225,819	*	200,000	(3)	25,819	*
Double U Master Fund	400,000	*	400,000	(9)	—	*
Doug Bowen	155,417	*	138,758	(23)	16,659	*
Edward M Rotter	2,113,102	*	1,700,000	(24)	413,102	*
Eileen Patterson	28,750	*	25,000	(25)	3,750	*
Equilibrium Solutions	112,909	*	100,000	(16)	12,909	*
Eric Okamoto	523,901	*	464,000	(26)	59,901	*
Eric Yaoz	120,000	*	120,000	(17)	—	*
Eser Tuman	201,515	*	201,515	(16)	—	*
Eugene Gross	200,000	*	200,000	(4)	—	*
Evan B. Azriliant	62,909	*	50,000	(16)	12,909	*
F Berdon Comp.	216,719	*	200,000	(3)	16,719	*
Franchesca Wolfson	14,375	*	12,500	(27)	1,875	*
Frederick Frank	256,515	*	201,515	(16)	55,000	*
Frederick Sandvick	125,819	*	100,000	(3)	25,819	*
Gemini Master Funds	325,819	*	200,000	(3)	125,819	*
GSSF Master Fund	500,000	*	500,000	(11)	—	*
Guerilla IRA L.P.	383,551	*	206,515	(28)	177,036	*
Harry/Temy/Ark Zelcer	100,000	*	100,000		—	*
Houston Muthart	387,834	*	362,015	(22)	25,819	*
JD Federman Holdings LTD	624,506	*	600,000	(8)	24,506	*
Jack Basch	300,000	*	300,000		—	*
Jacob and Linda Davidowitz JTWROS	400,000	*	400,000		—	*
Jeanine Fehn	270,984	*	240,000	(17)	30,984	*
Jeffery Kessler	104,508	*	25,000	(25)	79,508	*
Jerry Silva	500,000	*	500,000		—	*
Joel Schindler	50,000	*	50,000	(16)	—	*
Joseph Digiacamo	25,000	*	25,000	(25)	—	*
Joseph Henn	14,375	*	12,500	(27)	1,875	*
Joseph Iorio	50,000	*	50,000	(24)	—	*
Joseph Prezioso	251,638	*	200,000	(4)	51,638	*

	Beneficial Ownership Prior to Offering (1)				Beneficial Ownership After Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered			Percentage (2)
Joseph Rozehzadeh	251,639	*	200,000	(4)	51,639	*
Judith Barclay	200,000	*	200,000	(4)	—	*
KA Steel Chemical	25,000	*	25,000	(25)	—	*
Kenneth Reichelle	165,163	*	150,379	(29)	14,784	*
Kenneth Steel Jr.	25,000	*	25,000	(25)	—	*
Kyle Morgan	225,819	*	200,000	(3)	25,819	*
Lon E Bell	15,000	*	7,500	(30)	7,500	*
Lone Star Equity	200,000	*	200,000	(4)	—	*
Marcovich Tibo	112,909	*	100,000	(16)	12,909	*
Marvin Numeroff	434,834	*	401,515	(22)	33,319	*
Mary Anne Gray	50,000	*	50,000	(16)	—	*
Melton Management	200,000	*	200,000	(4)	—	*
Michael Glazer	16,875	*	12,500	(27)	4,375	*
Michael Mangan	50,000	*	50,000	(16)	—	*
Michael Nizza	28,555	*	25,000	(25)	3,555	*
Mordechai Bank	225,819	*	200,000	(3)	25,819	*
Nicholas Giustino	151,659	*	125,000	(31)	26,659	*
Notzer Chesed	201,138	*	200,000	(4)	1,138	*
Odin Partners LP	57,500	*	50,000	(16)	7,500	*
Omega Capital Small Cap	705,901	*	600,000	(14)	105,901	*
P.R. Diamonds	120,000	*	120,000		—	*
Paul Masters IRA	108,750	*	100,000	(3)	8,750	*
Paul Reyes-Guerra	33,750	*	25,000	(25)	8,750	*
Peter Wiesel	225,819	*	200,000	(3)	25,819	*
Phil Westridge	25,000	*	25,000	(25)	—	*
Platinum Partners	200,000	*	200,000	(4)	—	*
Provident Master Fund	845,814	*	690,900	(14)	154,914	*
Rabbi Scheinerman KBY LLC	62,909	*	50,000	(16)	12,909	*
Raymond Mikulich	643,849	*	603,030	(4)	40,819	*
Richard Neslund	1,129,095	*	1,000,000	(11)	129,095	*
Richard Swier Jr.	67,746	*	60,000	(32)	7,746	*
Robert & Claudia Quinn	101,629	*	50,379	(27)	51,250	*
Rochelle Gold	377,456	*	300,000	(8)	77,456	*
Rock Capital Partners, LLC	377,456	*	300,000	(8)	77,456	*
Sem Viktori	270,984	*	240,000	(17)	30,984	*
Shatashvili Sharona	117,650	*	100,000	(3)	17,650	*
Stewart Taylor	55,008	*	51,258	(25)	3,750	*
Thomas Iovino	100,000	*	100,000	(3)	—	*
Tony Manual	225,819	*	200,000	(3)	25,819	*
Vestal Venture Capital	50,000	*	50,000	(16)	—	*
Wayne Grubb	50,000	*	50,000	(16)	—	*
Whalehaven	1,129,095	*	1,000,000	(11)	129,095	*
William L. Jiler	52,254	*	50,379	(9)	1,875	*
Wolfson Trust	14,375	*	12,500	(9)	1,875	*
Alan Crawford Muir	200,000	*	200,000	(4)	—	*
Alan M Brookes	759,404	*	759,404	(3)	—	*
Alan Marcus Brookes	300,000	*	300,000	(8)	—	*
Allied International Fund	1,100,000	*	1,100,000	(12)	—	*

	Beneficial Ownership Prior to Offering (1)				Beneficial Ownership After Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered			Percentage (2)
Alzeon Ventures	400,000	*	400,000	(9)	—	*
Andrew John Allan Dewar	100,000	*	100,000	(3)	—	*
Anthony Woodward	162,500	*	162,500		—	*
Bashir Jafferali Dhalla	100,000	*	100,000	(3)	—	*
Boyce Equities Ltd.	812,978	*	812,978	(9)	—	*
Brian Cognet	300,000	*	300,000	(8)	—	*
BWSIPP A.D. Smith Trust	603,244	*	603,244	(3)	—	*
Chaim Stern	454,400	*	454,400	(10)	—	*
Charles & Linda Moss	100,000	*	100,000	(3)	—	*
Chris Mercer	1,518,807	*	1,518,807	(4)	—	*
Christopher P. Mercer	729,150	*	729,150	(9)	—	*
Clive D. Reader	100,000	*	100,000	(3)	—	*
Darren M. Avey	200,000	*	200,000	(4)	—	*
David A Donner	227,200	*	227,200	(5)	—	*
David Ledsom	2,175,626	*	2,175,626	(14)	—	*
Douglas Green	100,000	*	100,000	(3)	—	*
Douglas Roberts	100,000	*	100,000	(3)	—	*
Fidecs Trust Company Limited	300,000	*	300,000	(8)	—	*
Gary Schonwald	779,857	*	732,500	(9)	47,357	*
Geoffrey Walton	100,000	*	100,000	(3)	—	*
Giampiero Mazza	100,000	*	100,000	(3)	—	*
Global Asset Management	4,413,741	1.73	4,100,000	(15)	313,741	*
Gold Group International Limited	2,175,626	*	2,175,626	(14)	—	*
Howard King	100,000	*	100,000	(3)	—	*
Ian Ruperti	100,000	*	100,000	(3)	—	*
Ian Taylor	1,518,807	*	1,518,807	(4)	—	*
James A. Hayward	25,989,840	10.18	7,500,000	(13)	18,489,840	5.43
James Reilly	200,000	*	200,000	(4)	—	*
Jeremy Wickins	100,000	*	100,000	(3)	—	*
John J.S. Marston	100,000	*	100,000	(3)	—	*
John Michael Lippitt	100,000	*	100,000	(3)	—	*
Joshua Gladtke	162,500	*	162,500		—	*
Kazimerz Librowski	759,404	*	759,404	(3)	—	*
Marc Van Buggenhout	603,244	*	603,244	(3)	—	*
Martin Keeling	100,000	*	100,000	(3)	—	*
Michael Connel	2,197,018	*	2,197,018	(11)	—	*
Michael Corry	759,404	*	759,404	(3)	—	*
Michael Mogridge	100,000	*	100,000	(3)	—	*
Michael Morris	454,400	*	454,400	(10)	—	*
Paul John Thomas Gilbert	100,000	*	100,000	(3)	—	*
Pete Shaw	2,278,211	*	2,278,211	(8)	—	*
Peter Alan Shaw	200,000	*	200,000	(4)	—	*
Peter Coates	759,404	*	759,404	(3)	—	*
Philip H. Carmichael	100,000	*	100,000	(3)	—	*
Ramon Montane Benet	100,000	*	100,000	(3)	—	*
Richard John Kendle	100,000	*	100,000	(3)	—	*
Richard Triffitt	100,000	*	100,000	(3)	—	*
Ricky Roberts	200,000	*	200,000	(4)	—	*

	Beneficial Ownership Prior to Offering (1)				Beneficial Ownership After Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered			Percentage (2)
Robert DePalo Jr.	100,000	*	100,000	(3)	—	*
Robin Gledhill	1,818,807	*	1,818,807	(11)	—	*
Ronald Heineman	400,000	*	400,000	(9)	—	*
Roy John Martin	200,000	*	200,000	(4)	—	*
Russel F. Grice	812,978	*	812,978	(9)	—	*
Russell Stephen Field	200,000	*	200,000	(4)	—	*
Sanford R. Simon	375,000	*	250,000	(6)	—	*
Saudry LLC	264,000	*	264,000	(7)	—	*
Scotford Trust	200,000	*	200,000	(4)	—	*
Sean Obrian	1,437,615	*	1,437,615	(9)	—	*
Simon Jackson	100,000	*	100,000	(3)	—	*
Stephen P. Allmand-Smith	200,000	*	200,000	(4)	—	*
Stephen Pycroft	100,000	*	100,000	(3)	—	*
Steven P McHugh	100,000	*	100,000	(3)	—	*
Thomas Carvill	100,000	*	100,000	(3)	—	*
Tim Docker	100,000	*	100,000	(3)	—	*
Tim Wilson	100,000	*	100,000	(3)	—	*
Trevor C. Hanness	100,000	*	100,000	(3)	—	*
W.T. Johnson & Sons (Huddersfield) Limited	729,150	*	729,150	(9)	—	*
Yacon Shamash	375,000	*	250,000	(6)	—	*

* Less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 31, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Does not include unvested shares subject to options granted on June 17, 2008 pursuant to the 2005 Incentive Stock Plan, which vested with respect to 25% of the underlying shares on the date of grant and will vest with respect to the remaining shares ratably on each anniversary thereafter until fully vested on the third anniversary of the date of grant, including 12,750,000 to James A. Hayward, 375,000 to Yacov Shamash, 3,750,000 to Kurt H. Jensen, 5,250,000 to Ben Liang and 375,000 to Sanford R. Simon. The exercise of the stock options was subject to stockholder approval of an amendment to the 2005 Incentive Stock Plan to increase the total number of shares of common stock issuable thereunder, which was obtained at the 2008 annual meeting of stockholders held on December 16, 2008.

(2) Percentage prior to offering is based on 255,224,880 shares of common stock outstanding; percentage after offering is based on 340,743,880 shares of common stock outstanding, which assumes the subsequent exercise of warrants by our selling stockholders.

(3) Includes 100,000 shares of common stock underlying warrants.

(4) Includes 200,000 shares of common stock underlying warrants.

(5) Includes 227,000 shares of common stock underlying warrants.

(6) Includes 375,000 shares of common stock underlying warrants.

(7) Includes 264,000 shares of common stock underlying warrants.

(8) Includes 300,000 shares of common stock underlying warrants.

(9) Includes 400,000 shares of common stock underlying warrants.

(10) Includes 454,400 shares of common stock underlying warrants.

(11) Includes 500,000 shares of common stock underlying warrants.

(12) Includes 1,100,000 shares of common stock underlying warrants.

(13) Includes 14,750,000 shares of common stock underlying warrants.

(14) Includes 600,000 shares of common stock underlying warrants.

(15) Includes 4,100,000 shares of common stock underlying warrants.

(16) Includes 50,000 shares of common stock underlying warrants.

(17) Includes 120,000 shares of common stock underlying warrants.

(18) Includes 112,500 shares of common stock underlying warrants.

(19) Includes 1,185,000 shares of common stock underlying warrants.

(20) Includes 315,000 shares of common stock underlying warrants.

(21) Includes 1,500,000 shares of common stock underlying warrants.

(22) Includes 150,000 shares of common stock underlying warrants.

(23) Includes 75,000 shares of common stock underlying warrants.

(24) Includes 1,700,000 shares of common stock underlying warrants.

(25) Includes 25,000 shares of common stock underlying warrants.

(26) Includes 232,000 shares of common stock underlying warrants.

(27) Includes 12,500 shares of common stock underlying warrants.

(28) Includes 55,000 shares of common stock underlying warrants.

(29) Includes 62,500 shares of common stock underlying warrants.

(30) Includes 7,500 shares of common stock underlying warrants.

(31) Includes 80,000 shares of common stock underlying warrants.

(32) Includes 30,000 shares of common stock underlying warrants.

Material Relationships with Selling Stockholders

Except as noted below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates other than as a result of the ownership of our securities.

James A. Hayward is our Chairman, President and Chief Executive Officer.

Yacon Shamash and Sanford R. Simon are members of our board of directors.

The following selling stockholders are affiliated with Arjent Limtied, our placement agent: Allied International Fund, Alzeon Ventures, Global Asset Management, Anthony Woodward, Robert DePalo Jr., Joshua Gladtke, Michael Morris and Ronald Heineman.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

RBSM LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at September 30, 2008 and 2007 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Applied DNA Sciences, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports and other information with the SEC. Such reports and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Applied DNA Sciences, Inc.
Stony Brook, New York

We have audited the accompanying consolidated balance sheets of Applied DNA Sciences, Inc. (the “Company”) as of September 30, 2008 and 2007 and the related consolidated statements of losses, deficiency in stockholders’ equity, and cash flows for each of the two years in the period ended September 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note K, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note K. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP

New York, New York
December 15, 2008

APPLIED DNA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2008	2007
ASSETS
Current assets:
Cash	$136,405	$25,185
Accounts Receivable	75,150	—
Prepaid expenses	83,333	101,000
Restricted cash	—	399,920
Total current assets	294,888	526,105

Property, plant and equipment-net of accumulated depreciation of $147,132 and $82,825, respectively	63,730	105,537

Other assets:
Deposits	8,322	13,822
Capitalized finance costs-net of accumulated amortization of $464,274 and $7,997, respectively	113,226	29,503

Intangible assets:
Patents, net of accumulated amortization of $31,762 and $25,445, respectively (Note B)	2,494	8,812
Intellectual property, net of accumulated amortization and write off of $8,066,682 and $7,702,891, respectively (Note B)	1,364,217	1,728,009
Total Assets	$1,846,877	$2,411,788

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,821,171	$13,215,975
Convertible notes payable, net of unamortized discount of $486,726 and $359,595, respectively (Note D)	3,063,274	740,405
Other current liabilities	—	399,920
Total current liabilities	15,884,445	14,356,300

Commitments and contingencies (Note J)

Deficiency in Stockholders’ Equity- (Note F)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- and 60,000 issued and outstanding as of September 30, 2008 and 2007	—	6
Common stock, par value $0.001 per share; 410,000,000 shares authorized; 205,359,605 and 180,281,661 issued and outstanding as of September 30, 2008 and 2007, respectively	205,359	180,281
Additional paid in capital	133,133,354	128,448,584
Accumulated deficit	(147,376,281)	(140,573,383)
Total deficiency in stockholders’ equity	(14,037,568)	(11,944,512)
Total Liabilities and Deficiency in Stockholders’ Equity	$1,846,877	$2,411,788

See the accompanying notes to the consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF LOSSES
YEARS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007

Sales	$873,010	$121,920
Cost of sales	171,332	23,073
Gross Profit	701,678	98,847

Operating expenses:
Selling, general and administrative	4,277,013	12,096,444
Research and development	145,832	110,845
Depreciation and amortization	434,416	432,582

Total operating expenses	4,857,261	12,639,871

NET LOSS FROM OPERATIONS	(4,155,583)	(12,541,024)

Net gain in revaluation of debt derivative and warrant liabilities	—	1,387,932
Other income	—	977
Interest expense	(2,647,315)	(2,152,718)

Net loss before provision for income taxes	(6,802,898)	(13,304,833)

Income taxes (benefit)	—	—

NET LOSS	$(6,802,898)	$(13,304,833)

Net loss per share-basic and fully diluted	$(0.04)	$(0.10)

Weighted average shares outstanding-
Basic and fully diluted	191,488,042	135,229,885

See the accompanying notes to the consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
TWO YEARS ENDED SEPTEMBER 30, 2008

	Preferred Shares	Preferred Stock Amount	Common Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Total
Balance, October 1, 2006	60,000	$6	120,982,385	$120,982	$82,627,606	$(92,334,791)	$(9,586,197)

Common stock issued in December 2006 in settlement of related party debt at $2.28 per share	—	—	180,000	180	410,249	—	410,429

Common stock issued in May 2007 in settlement of convertible debentures at $0.11 per share	—	—	9,645,752	9,646	1,090,354	—	1,100,000

Common stock issued in June 2007 in settlement of convertible debentures at $0.11 per share	—	—	29,691,412	29,691	3,215,309	—	3,245,000

Beneficial conversion feature relating to convertible debentures	—	—	—	—	319,606	—	319,606

Common stock issued in September 2007 in settlement of convertible debentures at $0.087 per share	—	—	19,782,112	19,782	1,705,218	—	1,725,000

Effect of application of EITF 00-19-2 in classification of fair value of warrants	—	—	—	—	39,080,242	(34,933,759)	4,146,483

Net loss	—	—	—	—	—	(13,304,833)	(13,304,833)
Balance, September 30, 2007	60,000	6	180,281,661	180,281	128,448,584	(140,573,383)	(11,944,512)

See the accompanying notes to the consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
TWO YEARS ENDED SEPTEMBER 30, 2008

	Preferred Shares	Preferred Stock Amount	Common Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Total
Balance, September 30, 2007	60,000	$6	180,281,661	$180,281	$128,448,584	$(140,573,383)	$(11,944,512)

Common stock issued in November 2007 in settlement of convertible debentures at $0.105 per share	—	—	479,942	480	49,794	—	50,274

Common stock issued in November 2007 in exchange for services rendered at $0.14 per share	—	—	1,000,000	1,000	139,000	—	140,000

Common stock issued in December 2007 in exchange for services rendered at $0.10 per share	—	—	9,000,000	9,000	891,000	—	900,000

Common stock issued in February 2008 in exchange for warrant exercise on a cashless basis	—	—	1,375,000	1,375	(1,375)	—	—

Beneficial conversion feature relating to issuance of convertible debentures	—	—	—	—	2,409,568	—	2,409,568

Common stock issued in April 2008 in settlement of related party convertible debentures at $0.15 per share	—	—	733,334	733	109,267	—	110,000

Common stock issued in June 2008 in settlement of convertible debentures at $0.15 per share	—	—	1,100,000	1,100	163,900	—	165,000

Common stock issued in June 2008 in settlement of related party convertible debentures at $0.088 per share	—	—	3,134,543	3,135	271,865	—	275,000

Common stock issued in July 2008 in settlement of related party convertible debentures at $0.103 per share	—	—	2,144,917	2,145	217,855	—	220,000

Common stock issued in August 2008 in settlement of convertible debentures at $0.096 per share	—	—	1,142,562	1,143	108,857	—	110,000

Common stock issued in September 2008 in related party settlement of convertible debentures at $0.066 per share	—	—	4,967,646	4,967	325,033	—	330,000

Cancellation of previously issued preferred stock	(60,000)	(6)	—	—	6	—	—

Net Loss	—	—	—	—	—	(6,802,898)	(6,802,898)
Balance, September 30, 2008	—	$—	205,359,605	$205,359	$133,133,354	$(147,376,281)	$(14,037,568)

See the accompanying notes to the consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
Cash flows from operating activities:
Net loss	$(6,802,898)	$(13,304,833)
Adjustments to reconcile net loss to net used in operating activities:
Depreciation and amortization	434,417	432,582
Fair value of options and warrants issued in exchange for services rendered		900,000
Income attributable to repricing of warrants and debt derivatives	—	(1,387,932)
Amortization of capitalized financing costs	456,277	1,057,084
Amortization of debt discount attributable to convertible debentures	2,282,437	1,751,860
Common stock issued in exchange for services rendered	1,040,000	—
Change in assets and liabilities:
Decrease (increase) in accounts receivable	(75,150)	9,631
Decrease in prepaid expenses and deposits	17,667	5,667
Decrease in other assets	5,500	8,419
Increase (decrease) in accounts payable and accrued liabilities	(284,530)	8,275,942
Net cash used in operating activities	(2,926,280)	(2,251,580)

Cash flows from investing activities:
Decrease (increase) in restricted cash held in escrow	399,920	(399,920)
Acquisition of property and equipment, net	(22,500)	(11,039)
Net cash provided by (used in) investing activities	377,420	(410,959)

Cash flows from financing activities:
Proceeds from convertible debentures held in escrow	—	399,920
Net proceeds from issuance of convertible notes	2,660,080	1,062,500
Net cash provided by financing activities	2,660,080	1,462,420

Net increase (decrease) in cash and cash equivalents	111,220	(1,200,119)
Cash and cash equivalents at beginning of year	25,185	1,225,304
Cash and cash equivalents at end of year	$136,405	$25,185

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	—	—
Cash paid during period for taxes	—	—

Non-cash transactions:
Common stock issued for services	1,040,000	—
Common stock issued in exchange for repayment of debt and accrued interest	1,260,274	6,799,429
Fair value of options and warrants issued to consultants for services		900,000

See the accompanying notes to the consolidated financial statements

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

On September 16, 2002, Applied DNA Sciences, Inc. (the “Company”) was incorporated under the laws of the State of Nevada. During the year ended September 30, 2007, the Company transitioned from a development stage enterprise to an operating company. The Company is principally devoted to developing DNA embedded biotechnology security solutions in the United States. To date, the Company has generated minimum sales revenues from its services and products; it has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through September 30, 2008, the Company has accumulated losses of $147,376,281.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Applied DNA Operations Management, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenues are derived from research, development, qualification and production testing for certain commercial products. Revenue from fixed price testing contracts is generally recorded upon completion of the contracts, which are generally short-term, or upon completion of identifiable contractual tasks. At the time the Company enters into a contract that includes multiple tasks, the Company estimates the amount of actual labor and other costs that will be required to complete each task based on historical experience. Revenues are recognized which provide for a profit margin relative to the testing performed. Revenue relative to each task and from contracts which are time and materials based is recorded as effort is expended. Billings in excess of amounts earned are deferred. Any anticipated losses on contracts are charged to income when identified. To the extent management does not accurately forecast the level of effort required to complete a contract, or individual tasks within a contract, and the Company is unable to negotiate additional billings with a customer for cost over-runs, the Company may incur losses on individual contracts. All selling, general and administrative costs are treated as period costs and expensed as incurred.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION (“SAB104”), and Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. At September 30, 2008 and 2007 the Company’s deferred revenue was $-0-.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company’s financial position and results of operations was not significant.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Cash Equivalents

For the purpose of the accompanying consolidated financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. At September 30, 2008, the Company has deemed that no allowance for doubtful accounts was necessary.

Income Taxes

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective October 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s consolidated financial statements and the adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements for the year ended September 30, 2008.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives of 3 to 5 years using the straight line method. At September 30, 2008 and 2007 property and equipment consist of:

	September 30, 2008	September 30, 2007
Computer equipment	$27,404	$27,404
Lab equipment	77,473	54,973
Furniture	105,985	105,985
	210,862	188,362
Accumulated Depreciation	(147,132)	(82,825)
Net	$63,730	$105,537

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the years presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision- making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s single principal operating segment.

Net Loss Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, “Earnings Per Share,” specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material. There were 69,640,964 and 88,094,464 common share equivalents at September 30, 2008 and 2007. For the years ended September 30, 2008 and 2007, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended September 30, 2006 and for the subsequent periods. The Company issued employee unvested employee options as stock-based compensation during the year ended September 30, 2006 and therefore has no unrecognized stock compensation related liabilities as of September 30, 2006. For the year ended September 30, 2007, the Company did not issue any stock based compensation.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

On January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting for Stock Based Compensation, to account for compensation costs under our stock option plans. We previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for our employee stock options because the option exercise price equaled the market price on the date of the grant. Prior to January 1, 2006 we only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS No. 123(R) had been utilized.

In adopting SFAS No. 123(R), the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of the grant.

Liquidity

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $6,802,898 for the year ended September 30, 2008. The Company’s current liabilities exceeded its current assets by $15,589,557 as of September 30, 2008.

Concentrations

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

The Company’s revenues earned from sale of products and services for the year ended September 30, 2008 included an aggregate of 83% from four customers and for the year ended September 30, 2007, two customers accounted for the Company’s total revenues. Two customers accounted for the Company’s total accounts receivable at September 30, 2008.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS No. 2”), “Accounting for Research and Development Costs. Under SFAS No. 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $145,832 and $110,845 for the years ended September 30, 2008 and 2007, respectively.

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $36,364 and $12,923 as advertising costs for the years ended September 30, 2008 and 2007, respectively.

Intangible Assets

The Company amortized its intangible assets using the straight-line method over their estimated period of benefit. The estimated useful life for patents is five years while intellectual property uses a seven year useful life. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Restricted cash / other current liabilities

Restricted cash is comprised of funds deposited into an escrow account pending consummation of the placement of convertible debt as of September 30, 2007 (see Note D). The related obligation is recorded as other current liabilities until consummation. In conjunction with the private placement of the convertible debt during the year ended September 30, 2008, the escrow account was released and the related liability was settled.

Derivative Financial Instruments

The Company’s derivative financial instruments consisted of embedded derivatives related to the 10% secured convertible promissory notes issued in 2006. These embedded derivatives included certain conversion features, variable interest features, call options and default provisions. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note (estimated at $2,419,719) and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” as a result of entering into the notes, the Company was required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. Any change in fair value was recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income. Conversion-related derivatives were valued using the Binomial Option Pricing Model with the following assumptions: dividend yield of 0%; annual volatility of 111% to 112%; and risk free interest rate of 4.96% to 5.15% as well as probability analysis related to trading volume restrictions. The remaining derivatives were valued using discounted cash flows and probability analysis. The derivatives were classified as long-term liabilities.

In September 2007, the Company exchanged common stock for the remaining Secured Convertible Promissory Notes that contained embedded derivatives such as certain conversion features, variable interest features, call options and default provisions as described above. As a result, the Company reclassified the warrant liabilities recorded in conjunction with the convertible promissory notes to equity as of the conversion date of the related debt. Additionally, the Company has an accumulative accrual of $12,023,888 in liquidating damages in relationship to the previously outstanding convertible promissory notes and related warrants.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115 “ (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “ Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “ Fair Value Measurements”. The adoption of SFAS No. 159 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any, that the adoption will have on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

In June 2007, the FASB ratified the consensus in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (EITF 07-3), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The Company does not expect that the adoption of EITF 07-3 will have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133” (“SFAS No. 161”) .. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact, if any, that SFAS No. 161 will have on our consolidated financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company is required to adopt FSP 142-3 on September 1, 2009; earlier adoption is prohibited. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company is currently evaluating the impact of FSP 142-3 on our consolidated financial position, results of operations or cash flows.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 to have a material effect on our consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on our consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

NOTE B - ACQUISITION OF INTANGIBLE ASSETS

The identifiable intangible assets acquired and their carrying values at September 30, 2008 and 2007 are as follows:

	2008	2007
Trade secrets and developed technologies (Weighted average life of 7 years)	$9,430,900	$9,430,900
Patents (Weighted average life of 5 years)	34,257	34,257
Total Amortized identifiable intangible assets-Gross carrying value:	$9,465,157	9,465,157
Less:
Accumulated Amortization	(2,443,435)	(2,073,325)
Impairment (See below)	(5,655,011)	(5,655,011)
Net:	$1,366,711	1,736,821
Residual value:	$0	0

During the year ended September 30, 2006 the Company management performed an evaluation of its intangible assets (intellectual property) for purposes of determining the implied fair value of the assets at September 30, 2006. The test indicated that the recorded remaining book value of its intellectual property exceeded its fair value for the year ended September 30, 2006, as determined by discounted future cash flows. As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $5,655,011, net of tax, or $0.05 per share during the year ended September 30, 2006 to reduce the carrying value of the patents to $2,091,800. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Total amortization expense charged to operations for the years ended September 30, 2008 and 2007 were $370,110 and $370,644, respectively.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE B — ACQUISITION OF INTANGIBLE ASSETS (continued)

Estimated amortization expense as of September 30, 2008 is as follows:

2009	$366,286
2010	363,792
2011	363,792
2012	272,841
2013 and thereafter	-0-
Total	$1,366,711

NOTE C – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at September 30, 2008 and 2007 are as follows:

	2008	2007
Accounts payable	$413,454	$1,234,449
Accrued consulting fees	102,500	20,000
Accrued interest payable	281,329	19,603
Accrued penalties relating to registration rights liquidating damages	12,023,888	11,750,941
Other accrued expenses	—	190,982
Total	12,821,171	$13,215,975

Restricted cash/other current liabilities

As described in Note D below, the Company issued 10% Secured Promissory Notes subsequent to September 30, 2007. At September 30, 2007, the Company received $399,920 held in escrow relating to the placement of Convertible Notes pending acceptance and completion of the placement of the Notes (See Note D). In conjunction with the private placement of the convertible debt during the year ended September 30, 2008, the escrow account was released and the related liability was settled.

Registration Rights Liquidated Damages

In private placements in November and December, 2003, December, 2004, and January and February, 2005, the Company issued secured convertible promissory notes and warrants to purchase the Company’s common stock. Pursuant to the terms of a registration rights agreement, the Company agreed to file a registration statement to be declared effective by the SEC for the common stock underlying the notes and warrants in order to permit public resale thereof. The registration rights agreement provided for the payment of liquidated damages if the stipulated registration deadlines were not met. The liquidated damages are equal to 3.5% per month of the face amount of the notes, which equals $367,885, with no limitations. During the year ended September 30, 2008, the SEC declared effective the Company’s registration statement with respect to the common stock underlying the notes and warrants. The Company has accrued $12,023,888 as of September 30, 2008 to account for late effectiveness of the registration statement.

APPLIED DNA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES

 Convertible notes payable as of September 30, 2008 and 2007 are as follows:

	2008	2007
10% Secured Convertible Notes payable, related party, dated April 23, 2007, net of unamortized debt discount of $30,426 (see below)	$-0-	$69,574
10% Secured Convertible Notes payable, dated June 27, 2007 (see below)	-0-	100,000
10% Secured Convertible Notes payable, dated June 27, 2007 (see below)	-0-	50,000
10% Secured Convertible Notes payable, related party, dated June 30, 2007, net of unamortized debt discount of $76,555 (see below)	-0-	173,445
10% Secured Convertible Notes payable, related party, dated July 30, 2007, net of unamortized debt discount of $41,570 (see below)	-0-	158,430
10% Secured Convertible Notes payable, dated August 8, 2007, net of unamortized debt discount of $27,869 (see below)	-0-	72,131
10% Secured Convertible Notes payable, related party, dated September 28, 2007, net of unamortized debt discount of $183,175 (see below)	-0-	116,825
10% Secured Convertible Notes payable, dated October 4, 2007, net of unamortized debt discount of $2,847 (see below)	547,153	-0-
10% Secured Convertible Notes payable, dated October 30, 2007, net of unamortized debt discount of $35,373 (see below)	564,627	-0-
10% Secured Convertible Notes payable, dated November 29, 2007, net of unamortized debt discount of $104,801 (see below)	895,199	-0-
10% Secured Convertible Notes payable dated December 20, 2007, net of unamortized debt discount of $52,868 (see below)	397,132	-0-
10% Secured Convertible Notes payable dated January 17, 2008, net of unamortized debt discount of $73,759 (see below)	376,241	-0-
10% Secured Convertible Notes payable dated March 4, 2008, net of unamortized debt discount of $85,829 (see below)	164,171	-0-
10% Secured Convertible Note payable dated May 7, 2008, net of unamortized debt discount of $35,532 (see below)	64,468	-0-
10% Secured Convertible Note payable dated July 31, 2008, net of unamortized debt discount of $95,717 (see below)	54,283	-0-
	3,063,274	740,405
Less: current portion	(3,063,274)	(740,405)
	$—	$—

10% Secured Convertible Promissory Note dated April 23, 2007

On April 23, 2007, the Company issued a $100,000 related party convertible promissory note due April 23, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.15 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 200,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $13,333 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In connection with the placement of the Convertible Notes the Company issued non-detachable warrants granting the holders the right to acquire 200,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $40,840 to warrant liabilities (See note A above) and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.55%, a dividend yield of 0%, and volatility of 207.45%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($13,333) and warrants ($40,840) to debt discount, aggregating $54,173, which will be amortized to interest expense over the term of the Notes. Amortization of $30,426 and $23,747 was recorded for the years ended September 30, 2008 and 2007, respectively.

On April 23, 2008, the note and accrued interest of $10,000 was converted into 733,334 shares of the Company’s common stock.

10% Secured Convertible Promissory Notes dated June 27, 2007

On June 27, 2007, the Company issued $150,000 convertible promissory notes due June 27, 2007 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.15 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 300,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term. The Company valued the warrants using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.55%, a dividend yield of 0%, and volatility of 207.45% as a charge against current operations.

On June 27, 2008, the notes and accrued interest of $15,000 converted into 1,100,000 shares of the Company’s common stock.

10% Secured Convertible Promissory Note dated June 30, 2007

On June 30, 2007, the Company issued a $250,000 related party convertible promissory note due June 30, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.0877 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 500,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $97,117 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In connection with the placement of the Convertible Notes the Company issued non-detachable warrants granting the holders the right to acquire 500,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $33,662 to warrant liabilities (See note A above) and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.92%, a dividend yield of 0%, and volatility of 123.8%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($97,117) and warrants ($33,662) to debt discount, aggregating $103,354, which will be amortized to interest expense over the term of the Notes. Amortization of $104,980 and $25,799 was recorded for the years ended September 30, 2008 and 2007, respectively.

On June 30, 2008, the note and accrued interest of $25,000 was converted into 3,134,543 shares of the Company’s common stock.

10% Secured Convertible Promissory Note dated July 30, 2007

On July 30, 2007, the Company issued a $200,000 related party convertible promissory note due July 30, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.10257 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 400,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $48,737 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (one year) as interest expense.

In connection with the placement of the Convertible Notes the Company issued non-detachable warrants granting the holders the right to acquire 400,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $14,746 to warrant liabilities (See note A above) and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.64%, a dividend yield of 0%, and volatility of 72.84%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($48,737) and warrants ($14,746) to debt discount, aggregating $63,483, which will be amortized to interest expense over the term of the Notes. Amortization of $55,142 and $8,341 was recorded for the years ended September 30, 2008 and 2007, respectively.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

On July 30, 2008, the note and accrued interest of $20,000 was converted into 2,144,917 shares of the Company’s common stock.

10% Secured Convertible Promissory Note dated August 8, 2007

On August 8, 2007, the Company issued a $100,000 convertible promissory note due August 8, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.09627 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 200,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $32,016 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (one year) as interest expense.

In connection with the placement of the Convertible Notes the Company issued non-detachable warrants granting the holders the right to acquire 200,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $7,373 to warrant liabilities (See note A above) and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.69%, a dividend yield of 0%, and volatility of 92.71%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($32,016) and warrants ($7,373) to debt discount, aggregating $39,389, which will be amortized to interest expense over the term of the Notes. Amortization of $34,655 and $4,734 was recorded for the years ended September 30, 2008 and 2007, respectively.

On August 8, 2008, the note and accrued interest of $10,000 was converted into 1,142,562 shares of the Company’s common stock

10% Secured Convertible Promissory Note dated September 28, 2007

On September 8, 2007, the Company issued a $300,000 related party convertible promissory note due September 28, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, at $0.50 per share. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.06643 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 600,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $180,993 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (one year) as interest expense.

In connection with the placement of the Convertible Notes the Company issued non-detachable warrants granting the holders the right to acquire 600,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $29,388 to warrant liabilities (See note A above) and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.23%, a dividend yield of 0%, and volatility of 102.39%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($180,993) and warrants ($29,388) to debt discount, aggregating $210,381, which will be amortized to interest expense over the term of the Notes. Amortization of $209,372 and $1,009 was recorded for the years ended September 30, 2008 and 2007, respectively.

On September 28, 2008, the note and accrued interest of $30,000 was converted into 4,967,646 shares of the Company’s common stock

10% Secured Convertible Promissory Notes dated October 4, 2007

On October 4, 2007, the Company issued $500,000 principal amount convertible promissory notes due October 4, 2008 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.069328632 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.069328632 per share.

In addition, on October 4, 2007, the Company issued a $50,000 principal amount convertible promissory note due October 4, 2008 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.079232722 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.079232722 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $292,416 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In connection with the issuance of the notes, the Company issued non-detachable warrants granting the holders the right to acquire 1,100,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $53,968 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.22%, a dividend yield of 0%, and volatility of 103.81%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($292,416) and warrants ($53,968) to debt discount, aggregating $346,384, which will be amortized to interest expense over the term of the notes. Amortization of $343,537 was recorded for the year ended September 30, 2008.

10% Secured Convertible Promissory Notes dated October 30, 2007

On October 30, 2007, the Company issued $550,000 principal amount convertible promissory notes due October 30, 2008 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.104750019 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.104750019 per share.

In addition, on October 30, 2007, the Company issued two $50,000 principal amount convertible promissory notes due October 30, 2008 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the option of the holder, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.119714308 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.119714308 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $368,499 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the issuance of the notes, the Company issued non-detachable warrants granting the holders the right to acquire 1,300,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $105,611 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.85%, a dividend yield of 0%, and volatility of 108.66%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

On November 19, 2007, a noteholder elected to convert a $50,000 principal amount promissory note and accrued interest of $274 into 479,942 shares of the Company’s common stock.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($368,499) and warrants ($105,611) to debt discount, aggregating $474,110, which will be amortized to interest expense over the term of the notes. Amortization of $438,737 for the year ended September 30, 2008 inclusive of the write off of the unamortized debt discount relating to the converted note described above.

10% Secured Convertible Promissory Notes dated November 29, 2007

On November 29, 2007, the Company issued $1,000,000 principal amount convertible promissory notes due November 29, 2008 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.094431519, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance per share. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.094431519 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $512,504 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the issuance of the notes the Company issued non-detachable warrants granting the holders the right to acquire 2,000,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $135,845 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.42%, a dividend yield of 0%, and volatility of 106.15%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($512,504) and warrants ($135,845) to debt discount, aggregating $648,349, which will be amortized to interest expense over the term of the notes. Amortization of $543,548 was recorded for the year ended September 30, 2008.

10% Secured Convertible Promissory Notes dated December 20, 2007

On December 20, 2007, the Company issued $450,000 principal amount convertible promissory notes due December 20, 2008 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.074766323 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.074766323 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $196,543 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the issuance of the notes, the Company issued non-detachable warrants granting the holders the right to acquire 900,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $44,668 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.45%, a dividend yield of 0%, and volatility of 104.51%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($196,543) and warrants ($44,668) to debt discount, aggregating $241,211, which will be amortized to interest expense over the term of the notes. Amortization of $188,343 was recorded for the year ended September 30, 2008.

10% Secured Convertible Promissory Notes dated January 17, 2008

On January 17, 2008, the Company issued $450,000 principal amount convertible promissory notes due January 17, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.073512803 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.073512803 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $205,708 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the placement of the notes the Company issued non-detachable warrants granting the holders the right to acquire 900,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $43,569 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.90%, a dividend yield of 0%, and volatility of 102.72%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($205,708) and warrants ($43,569) to debt discount, aggregating $249,277, which will be amortized to interest expense over the term of the notes. Amortization of $175,518 was recorded for the year ended September 30, 2008.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

10% Secured Convertible Promissory Notes dated March 4, 2008

On March 4, 2008, the Company issued $250,000 principal amount convertible promissory notes due March 4, 2009 with interest at 10% per annum due upon maturity. The notes are convertible at any time prior to maturity, at the holder option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.125875423 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.125875423 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $154,805 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the placement of the notes the Company issued non-detachable warrants granting the holders the right to acquire 500,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $47,308 to additional paid in capital and a discount against the notes. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 106.37%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($154,805) and warrants ($47,308) to debt discount, aggregating $202,113, which will be amortized to interest expense over the term of the notes. Amortization of $116,284 was recorded for the year ended September 30, 2008.

10% Secured Convertible Promissory Note dated May 7, 2008

On May 7, 2008, the Company issued a $100,000 convertible promissory note due May 7, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.079849085 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.079849085 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $48,490 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE D — PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

In connection with the placement of the note the Company issued non-detachable warrants granting the holders the right to acquire 200,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $10,730 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.09%, a dividend yield of 0%, and volatility of 101.74%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($48,490) and warrants ($10,730) to debt discount, aggregating $59,220, which will be amortized to interest expense over the term of the Notes. Amortization of $23,688 was recorded for the year ended September 30, 2008.

10% Secured Convertible Promissory Note dated July 31, 2008

On May 7, 2008, the Company issued a $150,000 convertible promissory note due July 31, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.0549483 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.0549483 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $91,655 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holders the right to acquire 300,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $23,268 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.259%, a dividend yield of 0%, and volatility of 152.00%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($91,655) and warrants ($23,268) to debt discount, aggregating $114,923, which will be amortized to interest expense over the term of the Notes. Amortization of $19,206 was recorded for the year ended September 30, 2008.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE E - RELATED PARTY TRANSACTIONS

The Company’s current and former officers and shareholders have advanced funds to the Company for travel related and working capital purposes. No formal repayment terms or arrangements existed. There were no advances due at September 30, 2008 and 2007.

During the years ended September 30, 2008 and 2007, the Company’s Chief Executive Officer, or entities controlled by the Company’s Chief Executive Officer, had advanced funds to the Company in the form of convertible promissory notes for working capital purposes (see Note D).

During the years ended September 30, 2008 and 2007, the Company had total sales of $405, 061 and $0 (or 46.4% and 0.0% of total sales), respectively, to Dr. Suwelack Skin & Health Care AG, (“Dr. Suwelack”) and BioCogent of which the Company’s Chief Executive Officer is the President and sole stockholder, respectively.

NOTE F - CAPITAL STOCK

The Company is authorized to issue 410,000,000 shares of common stock, with a $0.001 par value per share as the result of a shareholder meeting conducted on May 16, 2007. Prior to the May 16, 2007 share increase, the Company was authorized to issue 250,000,000 shares of common stock with a $0.001 par value per share. In addition, the Company is authorized to issue 10,000,000 shares of preferred stock with a $0.001 par value per share. The preferred stock is convertible at the option of the holder into common stock at the rate of twenty-five (25) shares of common for every one share of preferred at the option of the holder.

Preferred and Common Stock Transactions During the Year Ended September 30, 2007:

In December 2006, the Company issued 180,000 shares of common stock in settlement of a previously incurred related party debt of $410,429. The Company valued the shares issued at approximately $0.09 per share for a total of $16,200, which represents the fair value of the shares at the date of issuance. The Company recorded the balance of the debt, or $394,229 from the extinguishment of a related party debt as additional paid in capital.

In May 2007, the Company issued 9,645,752 shares of common stock in exchange for secured convertible promissory notes of $1,000,000 and related accrued interest.

In June 2007, the Company issued 29,691,412 shares of common stock in exchange for secured convertible promissory notes of $2,950,000 and related accrued interest.

In September 2007, the Company issued 19,782,112 shares of common stock in exchange for secured convertible promissory notes of $1,500,000 and related accrued interest.

Preferred and Common Stock Transactions During the Year Ended September 30, 2008:

In November 2007, the Company issued 1,000,000 shares of common stock in exchange for consulting services. The Company valued the shares at $0.14 per share for a total of $140,000, which represents the fair value of the services received which did not differ materially from the value of the stock issued.

In November 2007, the Company issued 479,942 shares of common stock in exchange for secured convertible promissory notes of $50,000 and related accrued interest.

In December 2007, the Company issued 9,000,000 shares of common stock in exchange for consulting services. The Company valued the shares at $0.10 per share for a total of $900,000, which represents the fair value of the services received which did not differ materially from the value of the stock issued.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE F — CAPITAL STOCK (continued)

In February 2008, the Company issued 1,375,000 shares of common stock in conjunction with the exercise of warrants.

In April 2008, the Company issued 733,334 shares of common stock in exchange for secured promissory notes of $100,000 and related accrued interest.

In June 2008, the Company issued an aggregate of 4,234,543 shares of common stock in exchange for secured promissory notes of $400,000 and related accrued interest.

In July 2008, the Company issued 2,144,917 shares of common stock in exchange for secured promissory notes of $200,000 and related accrued interest.

In August 2008, the Company issued 1,142,562 shares of common stock in exchange for secured promissory notes of $100,000 and related accrued interest.

In September 2008, the Company issued 4,967,646 shares of common stock in exchange for secured promissory notes of $300,000 and related accrued interest.

NOTE G - STOCK OPTIONS AND WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for services performed or financing expenses in connection with the issuance of convertible debt and the sale of the Company’s common stock.

Exercise Prices	Number Outstanding	Warrants Outstanding Remaining Contractual Life (Years)	Weighted Average Exercise Price	Weighted Average Exercisable	Exercisable Weighted Average Exercise Price
$0.09	16,400,000	2.92	$0.09	16,400,000	$0.09
$0.10	105,464	0.79	$0.10	105,464	$0.10
$0.20	5,000	0.13	$0.20	5,000	$0.20
$0.50	25,850,000	3.01	$0.50	25,850,000	$0.50
$0.60	6,623,500	0.95	$0.60	6,623,500	$0.60
$0.70	200,000	0.28	$0.70	200,000	$0.70
$0.75	14,797,000	1.35	$0.75	14,797,000	$0.75
	63,980,964			63,980,964

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE G — STOCK OPTIONS AND WARRANTS (continued)

Transactions involving warrants are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Balance, September 30, 2006	72,369,464	$0.48
Granted	11,200,000	0.18
Exercised	—	—
Canceled or expired	(1,135,000)	(0.70)
Outstanding at September 30, 2007	82,434,464	$0.43
Granted	7,200,000	0.50
Exercised	(2,500,000)	(0.09)
Canceled or expired	(23,153,500)	(0.41)

Balance, September 30, 2008	63,980,964	$0.46

Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees of the Company under a non-qualified employee stock option plan:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.68	3,660,000	3.25	$0.68	3,660,000	$0.68
0.09	2,000,000	3.41	0.09	2,000,000	0.09
	5,660,000			5,660,000	$0.47

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share

Outstanding at October 1, 2006	5,660,000	$0.47
Granted	—	—
Exercised	—	—
Cancelled or expired	—	—
Outstanding at September 30, 2007	5,660,000	$0.47
Granted	—	—
Exercised	—	—
Canceled or expired	—	—
Outstanding at September 30, 2008	5,660,000	$0.47

The Company did not grant any employee options during the year ended September 30, 2007.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE G — STOCK OPTIONS AND WARRANTS (continued)

Amendment to the 2005 Incentive Stock Plan and Recent Equity Award Grants

On June 17, 2008, the Board of Directors adopted an amendment to the 2005 Incentive Stock Plan that will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, which is subject to approval by our stockholders at the 2008 annual meeting of stockholders. In connection with the share increase amendment, the Board of Directors approved the issuance of options to purchase a total of 37,750,000 shares to certain key employees and non-employee directors under the 2005 Incentive Stock Plan, including 17,000,000, 5,000,000 and 7,000,000 to James A. Hayward, Kurt H. Jensen and Ming-Hwa Liang, respectively, and 500,000 to each of Yacov Shamash and Sanford R. Simon. The options approved to be issued by the Board of Directors to our key employees and non-employee directors will vest with respect to 25% of the underlying shares on the date of grant and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant.

The effectiveness of the share increase amendment and the approval of the grant of these stock options issued to the key employees and non-employee directors are subject to approval by our stockholders at the 2008 annual meeting of stockholders.

Aggregate intrinsic value of options outstanding and options exercisable at September 30, 2008 was $0. Aggregate intrinsic value represents the difference between the company’s closing stock price on the last trading day of the fiscal period, which was $0.05 as of September 30, 2008, and the exercise price multiplied by the number of options outstanding. As of September 30, 2008, total unrecognized stock-based compensation expense related to non-vested stock options was $0.

NOTE H – INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At September 30, 2008, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $147,000,000, expiring in the year 2027, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, as well as non compliance with filing requirements of corporate tax returns for past several years, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of September 30, 2008 are as follows:

Non current:
Net operating loss
carryforward	$51,500,000
Valuation allowance	(51,500,000)
Net deferred tax asset	$—

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE I-LOSS PER SHARE

The following table presents the computation of basic and diluted losses per share:

	For the Year Ended September 30, 2008	For the Year Ended September 30, 2007
Loss available for common shareholders	$(6,802,898)	$(13,304,833)
Basic and fully diluted loss per share	$(0.04)	$(0.10)
Weighted average common shares outstanding	191,488,042	135,229,885

During the years ended September 30, 2008 and 2007, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

NOTE J- COMMITMENTS AND CONTINGENCIES

The Company leases office space under operating lease in Stony Brook, New York for its corporate use from an entity controlled by significant former shareholder, expiring in October 2009. In November 2005, the Company vacated the Los Angeles facility to relocated to the new Stony Brook New York address Total lease rental expenses for the years ended on September 30, 2008 and 2007, was $76,446 and $49,000, respectively.

Commitments for minimum rentals under non-cancelable lease at September 30, 2008 are as follows:

Year ended September 30,
2009	$80,467
2010	6,758
2011	—
2012	—
2013 and thereafter	—
$87,225

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.

Litigation

In January 2006, a former employee of the Company filed a complaint alleging wrongful termination against the Company. The former employee is seeking $230,000 in damages. The Company believes that it has meritorious defenses to the plaintiff’s claims and intends to vigorously defend itself against the Plaintiff’s claims. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations or liquidity. On June 19, 2008, the Superior Court of California issued a summary dismissal. A written agreement setting forth the final resolution of this matter was also executed and signed by both the employee and the Company on August 21, 2008.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE J — COMMITMENTS AND CONTINGENCIES (continued)

On April 23, 2008, a consultant filed a complaint related to a claim for breach of contract. In March 2005, the Company entered into a consulting agreement which provided for, among other things, a payment of $6,000 per month for a period of 24 months, or an aggregate of $144,000. In addition, the consulting agreement provided for the issuance of a five-year warrant to purchase 250,000 shares of the Company’s common stock with an exercise price of $.75. The consultant asserts that the Company owes it 17 payments of $6,000, or an aggregate of $102,000, plus accrued interest thereon, and a warrant to purchase 250,000 shares of our common stock. This matter is in the early stages. We intend to vigorously defend against the claims asserted against us. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Registration of Company’s Shares of Common Stock

In connection with the private placement of our convertible promissory notes and warrants to certain investors during the fiscal quarters ended December 31, 2003, December 31, 2004, March 31, 2005, March 31, 2006 and June 30, 2006, pursuant to a registration rights agreement the Company agreed to file a registration statement to register the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants and to have the registration statement declared effective by the SEC. The registration rights agreement provided for the payment of liquidated damages if a registration statement was not declared effective by the SEC within 120 days of the private placement of the convertible promissory notes. The liquidated damages are equal to 3.5% per month of the aggregate proceeds, with no limitations. The liquidated damages may be paid in cash or our common stock, at our option. Although the promissory notes and warrants do not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. Therefore, the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants subject to the liquidated damages provisions of the registration rights agreement does not meet the tests required for shareholders’ equity classification in the past, and accordingly has been reflected between liabilities and equity in our previous consolidated balance sheet.

As of September 30, 2007, the Company did not have a registration statement declared effective relating to the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants. In accordance with EITF 00-19-2, the Company evaluated the likelihood of having the registration statement declared effective by the SEC. As of September 30, 2007, the Company determined it was probable that it will be required to remit payments to these investors because of our failure to have the registration statement declared effective and the Company estimated that the obligation to make additional payments would continue for nine months from September 30, 2007, at which time the Company estimated that the registration statement would have been declared effective. Although the Company was unable to estimate the exact amount of time needed to have the registration statement declared effective, it believed that an additional nine months would be required to complete the SEC’s comment and review process and have the registration statement declared effective. In accordance with SFAS No. 5, Accounting For Contingencies, the Company recorded an aggregate liability of $11,750,941 as of September 30, 2007 and an increase of $7,725,585 as compared to September 30, 2006, in order to account for the potential liquidated damages accruing until the registration statement is declared effective by the SEC. This increase, which was charged to operations as a selling, general and administrative expense, in fiscal 2007, is comprised of $8,439,976 of current and prior years’ stipulated contractual obligations, plus the additional accrual of $3,310,965 described previously to account for the potential liquidated damages until the expected effectiveness of the registration statement is achieved.

At September 30, 2008, the Company has an accumulative accrual of $12,023,888 of liquidated damages in connection with certain previously outstanding convertible promissory notes and related warrants, which is included in accounts payable and accrued liabilities. Any increases to the accrued liabilities will be charged to operations as a selling, general and administrative expense. Any decreases will be included in other income (expenses). During the year ended September 30, 2008, the SEC declared effective the Company’s registration statement (see Note C).

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE J — COMMITMENTS AND CONTINGENCIES (continued)

In developing the best estimate for the accrual of additional liquidating damages, the Company took into account a number of factors and information, including, but not limited to, the following:

•	advice of legal counsel and other advisors;
•	its experience in addressing comments raised by the SEC in past registration statements;
•	the limited number of matters needed to be addressed by the Company to achieve effectiveness;
•	its limited resources in connection with responding to SEC comments; and
•	the intent to achieve effectiveness of the registration statement as soon as practicable.

Estimates of potential future damages are based on our assumptions and projections and actual results and outcomes could differ significantly.

In September 2007, the Company issued common stock upon conversion of the final convertible promissory note that contained embedded derivatives, such as certain conversion features, variable interest features, call options and default provisions.

Matters Voluntarily Reported to the SEC and Securities Act Violations

We previously disclosed that we were investigating the circumstances surrounding certain issuances of 8,550,000 shares to employees and consultants in July 2005, and engaged outside counsel to conduct this investigation. We have voluntarily reported our current findings from the investigation to the SEC, and we have agreed to provide the SEC with further information arising from the investigation. We believe that the issuance of 8,000,000 shares to employees in July 2005 was effectuated by both our former President and our former Chief Financial Officer/Chief Operating Officer without approval of the Board of Directors. These former officers received a total of 3,000,000 of these shares. In addition, it appears that the 8,000,000 shares issued in July 2005, as well as an additional 550,000 shares issued to employees and consultants in March, May and August 2005, were improperly issued without a restrictive legend stating that the shares could not be resold legally except in compliance with the Securities Act of 1933, as amended. The members of our management who effectuated the stock issuances that are being examined in the investigation no longer work for us. In the event that any of the exemptions from registration with respect to the issuance of the Company’s common stock under federal and applicable state securities laws were not available, the Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company’s common stock were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation.

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company’s financial condition and operating results

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE K - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during year ended September 30, 2008, the Company incurred a loss of $6,802,898. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing DNA embedded biotechnology security solutions in the United States and there can be no assurance that the Company’s efforts will be successful. Although the planned principal operations have commenced, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

APPLIED DNA SCIENCES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE L – SUBSEQUENT EVENTS

10% Secured Convertible Promissory Note dated October 21, 2008

On October 21, 2008, the Company issued a $500,000 convertible promissory note to a related party due October 21, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.026171520 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is convertible at $0.02617150 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In conjunction with the issuance of the notes, the Company issued 1,000,000 warrants to purchase the Company’s common stock at $0.50 per share over a five year term.

Issuance of Common Stock

In October 2008, the Company issued an aggregate of 14,862,472 shares of common stock in exchange for $1,265,000 convertible promissory notes and related accrued interest.

In November 2008, the Company issued an aggregate of 11,648,654 shares of common stock in exchange for $1,100,000 convertible promissory notes and related accrued interest.

APPLIED DNA SCIENCES, INC
UNAUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2008

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	September 30,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash	$51,146	$136,405
Accounts Receivable	70,999	75,150
Prepaid expenses	52,083	83,333
Total current assets	174,228	294,888

Property, plant and equipment-net of accumulated depreciation of $164,150 and $147,132, respectively	46,712	63,730

Other assets:
Deposits	8,322	8,322
Capitalized finance costs-net of accumulated amortization of $548,058 and $464,274, respectively	29,442	113,226

Intangible assets:
Patents, net of accumulated amortization of $32,781 and $31,762, respectively (Note B)	1,476	2,494
Intellectual property, net of accumulated amortization and write off of $8,157,631 and $8,066,682, respectively (Note B)	1,273,270	1,364,217

Total Assets	$1,533,450	$1,846,877

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,795,577	$12,821,171
Convertible notes payable, net of unamortized discount or $382,085 and $486,726, respectively (Note D)	1,067,915	3,063,274
Total current liabilities	13,863,492	15,884,445

Commitments and contingencies (Note H)

Deficiency in Stockholders' Equity- (Note F)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 410,000,000 shares authorized; 238,491,359 and 205,359,605 issued and outstanding as of December 31, 2008 and September 30, 2008, respectively	238,491	205,359
Additional paid in capital	138,123,762	133,133,354
Accumulated deficit	(150,692,295)	(147,376,281)
Total deficiency in stockholders' equity	(12,330,042)	(14,037,568)

Total Liabilities and Deficiency in Stockholders' Equity	$1,533,450	$1,846,877

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
(unaudited)

	Three Months Ended December 31,
	2008	2007

Sales	$146,575	$123,167
Cost of sales	43,741	27,890
Gross Profit	102,834	95,277

Operating expenses:
Selling, general and administrative	2,764,009	1,698,269
Research and development	62,529	36,326
Depreciation and amortization	108,984	107,804

Total operating expenses	2,935,522	1,842,399

NET LOSS FROM OPERATIONS	(2,832,688)	(1,747,122)

Interest expense	(482,829)	(385,622)

Net loss before provision for income taxes	(3,315,517)	(2,132,744)

Income taxes	497	-

NET LOSS	$(3,316,014)	$(2,132,744)

Net loss per share-basic	$(0.01)	$(0.01)

Weighted average shares outstanding-
Basic and fully diluted	222,657,096	182,131,200

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Three months ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,316,014)	$(2,132,744)
Adjustments to reconcile net loss to net used in operating activities:
Depreciation and amortization	108,984	107,804
Fair value of vested options issued to officers, directors and employees	1,850,247	-
Amortization of capitalized financing costs	83,784	60,592
Amortization of debt discount attributable to convertible debentures	417,934	324,047
Common stock issued in exchange for services rendered	-	1,040,000
Change in assets and liabilities:
Decrease (increase) in accounts receivable	4,151	(14,007)
Decrease in prepaid expenses and deposits	31,250	37,875
Decrease in other assets	-	5,500
Increase (decrease) in accounts payable and accrued liabilities	234,405	(855,608)
Net cash used in operating activities	(585,259)	(1,426,541)

Cash flows from investing activities:
Decrease in restricted cash held in escrow	-	100,000
Acquisition (disposal) of property and equipment, net	-	(5,492)
Net cash provided by investing activities	-	94,508

Cash flows from financing activities:
Net proceeds from issuance of convertible notes	500,000	2,152,500
Net cash provided by financing activities	500,000	2,152,500

Net increase (decrease) in cash and cash equivalents	(85,259)	820,467
Cash and cash equivalents at beginning of period	136,405	25,185
Cash and cash equivalents at end of period	$51,146	$845,652

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$-	$-
Cash paid during period for taxes	$-	$-

Non-cash transactions:
Fair value of vested options issued to officers, directors and employees	$1,850,247	$-
Common stock issued for services	$-	$1,040,000
Common stock issued in exchange for previously incurred debt and accrued interest	$2,860,000	$50,275

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended December 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2009. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated September 30, 2008 financial statements and footnotes thereto included in the Company's SEC Form 10-K.

Business and Basis of Presentation

On September 16, 2002, Applied DNA Sciences, Inc. (the "Company") was incorporated under the laws of the State of Nevada. Effective December 17, 2008, the Company reincorporated from the State of Nevada to the State of Delaware. During the year ended September 30, 2007, the Company transitioned from a development stage enterprise to an operating company. The Company is principally devoted to developing DNA embedded biotechnology security solutions in the United States. To date, the Company has generated minimum sales revenues from its services and products; it has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2008, the Company has accumulated losses of $150,692,295.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries Applied DNA Operations Management, Inc., APDN (B.V.I.), Inc. and Applied DNA Sciences Europe Limited. Significant inter-company transactions have been eliminated in consolidation.

Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenues are derived from research, development, qualification and production testing for certain commercial products. Revenue from fixed price testing contracts is generally recorded upon completion of the contracts, which are generally short-term, or upon completion of identifiable contractual tasks. At the time the Company enters into a contract that includes multiple tasks, the Company estimates the amount of actual labor and other costs that will be required to complete each task based on historical experience. Revenues are recognized which provide for a profit margin relative to the testing performed. Revenue relative to each task and from contracts which are time and materials based is recorded as effort is expended. Billings in excess of amounts earned are deferred. Any anticipated losses on contracts are charged to income when identified. To the extent management does not accurately forecast the level of effort required to complete a contract, or individual tasks within a contract, and the Company is unable to negotiate additional billings with a customer for cost over-runs, the Company may incur losses on individual contracts. All selling, general and administrative costs are treated as period costs and expensed as incurred.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), which superseded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. At December 31, 2008 the Company‘s deferred revenue was $-0-.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.  The effect of implementing EITF 00-21 on the Company’s financial position and results of operations was not significant.

Cash Equivalents

For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. At December 31, 2008, the Company has deemed that no allowance for doubtful accounts was necessary.

Income Taxes

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109  ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective October 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s consolidated financial statements and the adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements for the three month period ended December 31, 2008.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives of 3 to 5 years using the straight line method.  At December 31, 2008 and September 30, 2008 property and equipment consist of:

	December 31, 2008 (unaudited)	September 30, 2008
Computer equipment	$27,404	$27,404
Lab equipment	77,473	77,473
Furniture	105,985	105,985
	210,862	210,862
Accumulated Depreciation	(164,150)	(147,132)
Net	$46,712	$63,730

Impairment of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144).  The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision- making group, in making decisions how to allocate resources and assess performance.  The information disclosed herein, materially represents all of the financial information related to the Company's single principal operating segment.

Net loss per share

In accordance with SFAS No. 128, “Earnings per Share”, the basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding as if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation of the diluted loss per share as their effect would be anti-dilutive. Fully diluted shares outstanding were 253,851,073 and 245,277,349 for the three months ended December 31, 2008 and 2007, respectively.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

Stock Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The effective date for our application of SFAS No. 123(R) is September 1, 2006. Management elected to apply SFAS No. 123(R) commencing on that date.

As more fully described in Note G below, the Company granted 37,670,000 and -0- stock options during the three month periods ended December 31, 2008 and 2007, respectively to employees and directors of the Company under a non-qualified employee stock option plan.

As of December 31, 2008, 43,330,000 employee stock options were outstanding with 15,077,500 shares vested and exercisable.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables.  The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts.  At December 31, 2008, allowance for doubtful receivable was $0.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company incurred research and development expenses of $62,529 and $36,326 for the three month periods ended December 31, 2008 and 2007, respectively.

Reclassifications

Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company charged to operations $14,337 and $2,246 for the three month periods ended December 31, 2008 and 2007, respectively.

Intangible Assets

The Company amortized its intangible assets using the straight-line method over their estimated period of benefit.  The estimated useful life for patents is five years while intellectual property uses a seven year useful life.

We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.  All of our intangible assets are subject to amortization.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.   In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2,“Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008.   The Company has not yet determined the impact that the implementation of FSP 157-2 will have on our non-financial assets and liabilities which are not recognized on a recurring basis; however, we do not anticipate the adoption of this standard will have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, which will be the Company’s fiscal year 2009. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, which will be the Company’s fiscal year 2009. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

In June 2007, the Accounting Standards Executive Committee issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the “Audit Guide”). SOP 07-1 was originally determined to be effective for fiscal years beginning on or after December 15, 2007, however, on February 6, 2008, FASB issued a final Staff Position indefinitely deferring the effective date and prohibiting early adoption of SOP 07-1 while addressing implementation issues.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

In June 2007, the FASB ratified the consensus in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (EITF 07-3), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The Company does not expect that the adoption of EITF 07-3 will have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, which will be the Company’s fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The Company has not yet evaluated the potential impact of adopting EITF 07-1 on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”).  SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The Company is currently evaluating the impact of SFAS No. 161, if any, will have on its consolidated financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. SFAS No. 142-3,“Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142,“Goodwill and Other Intangible Assets”.  The Company is required to adopt FSP 142-3 on September 1, 2009, earlier adoption is prohibited.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The Company is currently evaluating the impact of FSP 142-3 on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162").  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  SFAS No. 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."  The Company does not expect the adoption of SFAS No. 162 to have a material effect on its consolidated financial position, results of operations or cash flows.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1").   FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not expect the adoption of FSP EITF No. 03-6-1 to have a material effect on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

NOTE B - ACQUISITION OF INTANGIBLE ASSETS

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment.  On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment,  and write-downs will be included in results from operations.

The identifiable intangible assets acquired and their carrying value at December 31, 2008 is:

Trade secrets and developed technologies (Weighted average life of 7 years)	$9,430,900
Patents (Weighted average life of 5 years )	34,257
Total Amortized identifiable intangible assets-Gross carrying value:	$9,465,157
Less:
Accumulated Amortization	(2,535,400)
Impairment (See below)	(5,655,011)
Net:	$1,274,746
Residual value:	$0

During the year ended September 30, 2006 the Company management performed an evaluation of its intangible assets (intellectual property) for purposes of determining the implied fair value of the assets at September 30, 2006. The test indicated that the recorded remaining book value of its intellectual property exceeded its fair value for the year ended September 30, 2006, as determined by discounted cash flows.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $5,655,011, net of tax, or $0.05 per share during the year ended September 30, 2006 to reduce the carrying value of the patents to $2,091,800. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

Total amortization expense charged to operations for the three month periods ended December 31, 2008 and 2007 was $91,966 and $92,661, respectively.

NOTE C – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2008 are as follows:

Accounts payable	$582,942
Accrued consulting fees	102,500
Accrued interest payable	86,247
Accrued penalties relating to registration rights liquidating damages	12,023,888
Total	$12,795,577

Registration Rights Liquidated Damages

In private placements in November and December, 2003, December, 2004, and January and February, 2005, the Company issued secured convertible promissory notes and warrants to purchase the Company’s common stock.  Pursuant to the terms of a registration rights agreement, the Company agreed to file a registration statement to be declared effective by the SEC for the common stock underlying the notes and warrants in order to permit public resale thereof.  The registration rights agreement provided for the payment of liquidated damages if the stipulated registration deadlines were not met.  The liquidated damages are equal to 3.5% per month of the face amount of the notes, which equals $367,885, with no limitations.  During the year ended September 30, 2008, the SEC declared effective the Company’s registration statement with respect to the common stock underlying the notes and warrants.  The Company has accrued $12,023,888 as of December 31, 2008 to account for late effectiveness of the registration statement.

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES

Convertible notes payable as of December 31, 2008 are as follows:

10% Secured Convertible Notes Payable dated January 17, 2008, net of unamortized debt discount of $10,927 (see below)	$439,073
10% Secured Convertible Notes Payable dated March 4, 2008, net of unamortized debt discount of $34,885 (see below)	215,115
% Secured Convertible Note Payable dated May 7, 2008, net of unamortized debt discount of $20,606 (see below)	79,394
s Secured Convertible Note Payable dated July 31, 2008, net of unamortized debt discount of $66,750 (see below)	83,250
Secured Convertible Note Payable dated October 21, 2008, net of unamortized debt discount of $248,917 (see below)	251,083
1,067,915
Less: Less current portion	(1,067,915)
$-

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

10% Secured Convertible Promissory Notes dated January 17, 2008

On January 17, 2008, the Company issued $450,000 principal amount convertible promissory notes due January 17, 2009 with interest at 10% per annum due upon maturity.  The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.073512803 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance.  At maturity, the note, including any accrued and unpaid interest, is convertible at $0.073512803 per share. The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $205,708 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

In connection with the placement of the notes the Company issued non-detachable warrants granting the holders the right to acquire 900,000 shares of the Company’s common stock at $0.50 per share.  The warrants expire five years from the issuance.  In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $43,569 to additional paid in capital and a discount against the notes.  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.90%, a dividend yield of 0%, and volatility of 102.72%.  The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($205,708) and warrants ($43,569) to debt discount, aggregating $249,277, which will be amortized to interest expense over the term of the notes.  Amortization of $62,831 was recorded for the three month period ended December 31, 2008.

10% Secured Convertible Promissory Notes dated March 4, 2008

On March 4, 2008, the Company issued $250,000 principal amount convertible promissory notes due March 4, 2009 with interest at 10% per annum due upon maturity.  The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.125875423 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance.  At maturity, the notes, including any accrued and unpaid interest, are convertible at $0.125875423 per share.  The Company has granted the noteholders a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $154,805 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

In connection with the placement of the notes the Company issued non-detachable warrants granting the holders the right to acquire 500,000 shares of the Company’s common stock at $0.50 per share.  The warrants expire five years from the issuance.  In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $47,308 to additional paid in capital and a discount against the notes.  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 106.37%. The debt discount attributed to the value of the warrants issued is amortized over the notes’ maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($154,805) and warrants ($47,308) to debt discount, aggregating $202,113, which will be amortized to interest expense over the term of the notes. Amortization of $50,944 was recorded for the three month period ended December 31, 2008.

10% Secured Convertible Promissory Note dated May 7, 2008

On May 7, 2008, the Company issued a $100,000 convertible promissory note due May 7, 2009 with interest at 10% per annum due upon maturity.  The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.079849085 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance.  At maturity, the note, including any accrued and unpaid interest, is convertible at $0.079849085 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $48,490 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holders the right to acquire 200,000 shares of the Company’s common stock at $0.50 per share.  The warrants expire five years from the issuance.  In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $10,730 to additional paid in capital and a discount against the note.  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.09%, a dividend yield of 0%, and volatility of 101.74%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($48,490) and warrants ($10,730) to debt discount, aggregating $59,220, which will be amortized to interest expense over the term of the Notes. Amortization of $14,927 was recorded for the three month period ended December 31, 2008.

10% Secured Convertible Promissory Note dated July 31, 2008

On May 7, 2008, the Company issued a $150,000 convertible promissory note due July 31, 2009 with interest at 10% per annum due upon maturity.  The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.0549483 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance.  At maturity, the note, including any accrued and unpaid interest, is convertible at $0.0549483 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $91,655 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holder the right to acquire 300,000 shares of the Company’s common stock at $0.50 per share.  The warrants expire five years from the issuance.  In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $23,268 to additional paid in capital and a discount against the note.  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.259%, a dividend yield of 0%, and volatility of 152.00%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($91,655) and warrants ($23,268) to debt discount, aggregating $114,923, which will be amortized to interest expense over the term of the Notes. Amortization of $28,967 was recorded for the three month period ended December 31, 2008.

10% Secured Convertible Promissory Note dated October 21, 2008

On October 21 2008, the Company issued a $500,000 related party convertible promissory note to a related party due October 21, 2009 with interest at 10% per annum due upon maturity.  The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.02617152 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance.  At maturity, the note, including any accrued and unpaid interest, is convertible at $0.02617152 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $279,188 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holder the right to acquire 1,000,000 shares of the Company’s common stock at $0.50 per share.  The warrants expire five years from the issuance.  In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $34,104 to additional paid in capital and a discount against the note.  The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 1.86%, a dividend yield of 0%, and volatility of 207.46%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($279,188) and warrants ($34,104) to debt discount, aggregating $313,292, which will be amortized to interest expense over the term of the Notes. Amortization of $64,375 was recorded for the three month period ended December 31, 2008.

NOTE E - RELATED PARTY TRANSACTIONS

The Company’s current and former officers and shareholders have advanced funds to the Company for travel related and working capital purposes.  No formal repayment terms or arrangements existed. There were no advances due at December 31, 2008.

During the three months ended December 31, 2008, the Company’s Chief Executive Officer, or entities controlled by the Company’s Chief Executive Officer, had advanced funds to the Company in the amount of $500,000 in the form of a convertible promissory note for working capital purposes (see Note D).

During the three month period ended December 31, 2008 and 2007, the Company had sales of $5,000 and $18,063 (or 3.4% and 14.7% of total sales), respectively, to an entity whereby the Company’s Chief Executive Officer was the President.

NOTE F - CAPITAL STOCK

The Company is authorized to issue 410,000,000 shares of common stock, with a $0.001 par value per share as the result of a shareholder meeting conducted on May 16, 2007.  Prior to the May 16, 2007 share increase, the Company was authorized to issue 250,000,000 shares of common stock with a $0.001 par value per share. In addition, the Company is authorized to issue 10,000,000 shares of preferred stock with a $0.001 par value per share.  The preferred stock is convertible at the option of the holder into common stock at the rate of twenty-five (25) shares of common for every one share of preferred at the option of the holder.

Preferred and Common Stock Transactions During the Three Months Ended December 31, 2008:

During the three months ended December 31, 2008, the Company issued 33,131,754 shares of common stock in exchange for convertible notes and accrued interest.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

NOTE G - STOCK OPTIONS AND WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company's common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for services performed or financing expenses in connection with the sale of the Company's common stock.

		Warrants
		Outstanding	Weighted		Exercisable
		Remaining	Average	Weighted	Weighted
Exercise	Number	Contractual	Exercise	Average	Average
Prices	Outstanding	Life (Years)	Price	Exercisable	Exercise Price
$0.09	16,400,000	2.67	$0.09	16,400,000	$0.09
$0.10	105,464	0.54	$0.10	105,464	$0.10
$0.50	26,850,000	2.83	$0.50	26,850,000	$0.50
$0.60	6,623,500	0.70	$0.60	6,623,500	$0.60
$0.70	200,000	0.03	$0.70	200,000	$0.70
$0.75	14,797,000	1.10	$0.75	14,797,000	$0.75
	64,975,964			64,975,964

Transactions involving warrants are summarized as follows:

		Weighted Average
	Number of	Price Per
	Shares	Share
Balance, September 30, 2007	82,434,464	$0.43
Granted	7,200,000	0.50
Exercised	(2,500,000)	(0.09)
Canceled or expired	(23,153,500)	(0.41)
Outstanding at September 30, 2008	63,980,964	$0.46
Granted	1,000,000	0.50
Exercised	-	-
Canceled or expired	(5,000)	(0.20)
Balance, December 31, 2008	64,975,964	$0.46

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

Employee Stock Options

 The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to employees of the Company under a non-qualified employee stock option plan:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.68	3,660,000	0.75	$0.68	3,660,000	$0.68
0.09	2,000,000	2.67	0.09	2,000,000	0.09
0.11	37,670,000	4.46	0.11	9,417,500	0.11
	43,330,000			15,077,500	$0.49

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share

Outstanding at October 1, 2007	5,660,000	$0.47
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at September 30, 2008	5,660,000	$0.47
Granted	37,670,000	0.11
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2008	43,330,000	$0.16

Amendment to the 2005 Incentive Stock Plan and Recent Equity Award Grants

On June 17, 2008, the Board of Directors adopted an amendment to the 2005 Incentive Stock Plan that will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, subsequently approved by the stockholders at the 2008 annual meeting of stockholders in December 2008.  In connection with the share increase amendment, the Board of Directors granted options to purchase a total of 37,670,000 shares to certain key employees and non-employee directors under the 2005 Incentive Stock Plan, including 17,000,000, 5,000,000 and 7,000,000 to James A. Hayward, Kurt H. Jensen and Ming-Hwa Liang, respectively, and 500,000 to each of Yacov Shamash and Sanford R. Simon.  The options granted to our key employees and non-employee directors vested with respect to 25% of the underlying shares on the date of grant and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant.  The fair value, determined using the Black Scholes Option Pricing Model, of the vested portion of the options of $1,850,247 was recorded as stock compensation expense for the three month period ended December 31, 2008. The following assumptions were utilized: Dividend yield: -0-%, volatility: 208.48%; risk free rate: 3.66%; expected life: 5 years.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

NOTE H- COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under an operating lease in Stony Brook, New York for its corporate use from an entity controlled by a significant former shareholder, expiring in October 2009. In November 2005, the Company vacated the Los Angeles facility to relocated to the new Stony Brook New York address. Total lease rental expense for the three month periods ended December 31, 2008 and 2007 was $18,638 and $18,083, respectively.

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Douglas A. Falkner v. Applied DNA Sciences, Inc./N.C. Industrial Commission File No. 585698

Plaintiff Douglas Falkner ("Falkner") filed a worker’s compensation claim in North Carolina for an alleged work-related neck injury that he alleges occurred on January 14, 2004. Falkner worked as Business Development and Operations Manager at our sole East Coast office at the time of the alleged injury. Falkner was the only employee employed by us in North Carolina at the time of the alleged injury and we have employed no other employees in North Carolina at any other time. The claim has been denied and is being defended on several grounds, including the lack of both personal and subject matter jurisdiction. Specifically, we contend that we did not employ the requisite minimum number of employees in North Carolina at the time of the alleged injury and that the company is therefore not subject to the North Carolina Workers' Compensation Act. The claim was originally set for hearing in January 2007, but was continued to allow the parties to engage in further discovery.

Douglas A. Falkner v. Applied DNA Sciences, Inc. (Los Angeles County Superior Court Case No. BC 386557):

Falkner filed a claim on March 3, 2008 asserting counts for breach of contract under his employment agreements dated March 10, 2003 and June 16, 2003 and wrongful discharge in violation of public policy. The relief sought includes compensatory damages in an aggregate amount of approximately $1.7 million, unspecified exemplary and punitive damages, and attorneys’ fees. We have filed a motion for summary judgment that will be heard on February 19, 2009. The trial is currently set for March 24, 2009. We intend to vigorously defend against the claims asserted against us.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

 Intervex, Inc. v. Applied DNA Sciences, Inc. (Supreme Court of the State of New York Index No.08-601219):

Intervex, Inc., or Intervex, the plaintiff, filed a complaint on or about April 23, 2008 related to a claim for breach of contract. In March 2005, we entered into a consulting agreement with Intervex, which provided for, among other things, a payment of $6,000 per month for a period of 24 months, or an aggregate of $144,000. In addition, the consulting agreement provided for the issuance by us to Intervex of a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $.75. Intervex asserts that we owe it 17 payments of $6,000, or an aggregate of $102,000, plus accrued interest thereon, and a warrant to purchase 250,000 shares of our common stock. We have counterclaimed for compensatory and punitive damages, restitution, attorneys’ fees and costs, interest and other relief the court deems proper. This matter is in the early stages of discovery. We intend to vigorously defend against the claims asserted against us.

Registration of Company’s Shares of Common Stock

In connection with the private placement of our convertible promissory notes and warrants to certain investors during the fiscal quarters ended December 31, 2003, December 31, 2004, March 31, 2005, March 31, 2006 and June 30, 2006, pursuant to a registration rights agreement the Company agreed to file a registration statement to register the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants and to have the registration statement declared effective by the SEC.  The registration rights agreement provided for the payment of liquidated damages if a registration statement was not declared effective by the SEC within 120 days of the private placement of the convertible promissory notes.  The liquidated damages are equal to 3.5% per month of the aggregate proceeds, with no limitations.  The liquidated damages may be paid in cash or our common stock, at our option.  Although the promissory notes and warrants do not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option.  Therefore, the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants subject to the liquidated damages provisions of the registration rights agreement does not meet the tests required for shareholders’ equity classification in the past, and accordingly has been reflected between liabilities and equity in our previous consolidated balance sheet.

As of September 30, 2007, the Company did not have a registration statement declared effective relating to the common stock issuable upon the conversion of the promissory notes and the exercise of the warrants.  In accordance with EITF 00-19-2, the Company evaluated the likelihood of having the registration statement declared effective by the SEC.  As of September 30, 2007, the Company determined it was probable that it will be required to remit payments to these investors because of our failure to have the registration statement declared effective and the Company estimated that the obligation to make additional payments would continue for nine months from September 30, 2007, at which time the Company estimated that the registration statement would have been declared effective.  Although the Company was unable to estimate the exact amount of time needed to have the registration statement declared effective, it believed that an additional nine months would be required to complete the SEC’s comment and review process and have the registration statement declared effective.  In accordance with SFAS No. 5, Accounting For Contingencies, the Company recorded an aggregate liability of $11,750,941 as of September 30, 2007 and an increase of $7,725,585 as compared to September 30, 2006, in order to account for the potential liquidated damages accruing until the registration statement is declared effective by the SEC.  This increase, which was charged to operations as a selling, general and administrative expense, in fiscal 2007, is comprised of $8,439,976 of current and prior years’ stipulated contractual obligations, plus the additional accrual of $3,310,965 described previously to account for the potential liquidated damages until the expected effectiveness of the registration statement is achieved.

At December 31, 2008, the Company has an accumulative accrual of $12,023,888 of liquidated damages in connection with certain previously outstanding convertible promissory notes and related warrants, which is included in accounts payable and accrued liabilities.  Any increases to the accrued liabilities will be charged to operations as a selling, general and administrative expense.  Any decreases will be included in other income (expenses). During the year ended September 30, 2008, the SEC declared effective the Company's registration statement (see Note C).

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

In developing the best estimate for the accrual of additional liquidating damages, the Company took into account a number of factors and information, including, but not limited to, the following:

•	advice of legal counsel and other advisors;
•	its experience in addressing comments raised by the SEC in past registration statements;
•	the limited number of matters needed to be addressed by the Company to achieve effectiveness;
•	its limited resources in connection with responding to SEC comments; and
•	the intent to achieve effectiveness of the registration statement as soon as practicable.

Estimates of potential future damages are based on our assumptions and projections and actual results and outcomes could differ significantly.

In September 2007, the Company issued common stock upon conversion of the final convertible promissory note that contained embedded derivatives, such as certain conversion features, variable interest features, call options and default provisions.

Matters Voluntarily Reported to the SEC and Securities Act Violations

We previously disclosed that we investigated the circumstances surrounding certain issuances of 8,550,000 shares to employees and consultants in July 2005, and engaged outside counsel to conduct this investigation.  We have voluntarily reported our current findings from the investigation to the SEC, and we have agreed to provide the SEC with further information arising from the investigation.  We believe that the issuance of 8,000,000 shares to employees in July 2005 was effectuated by both our former President and our former Chief Financial Officer/Chief Operating Officer without approval of the Board of Directors.  These former officers received a total of 3,000,000 of these shares. In addition, it appears that the 8,000,000 shares issued in July 2005, as well as an additional 550,000 shares issued to employees and consultants in March, May and August 2005, were improperly issued without a restrictive legend stating that the shares could not be resold legally except in compliance with the Securities Act of 1933, as amended.  The members of our management who effectuated the stock issuances that are being examined in the investigation no longer work for us.  In the event that any of the exemptions from registration with respect to the issuance of the Company’s common stock under federal and applicable state securities laws were not available, the Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company’s common stock were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation.

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company’s financial condition and operating results.

NOTE I - GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited condensed consolidated financial statements during the three month period ended December 31, 2008, the Company incurred a loss of $3,316,014. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(unaudited)

The Company's existence is dependent upon management's ability to develop profitable operations. Management is devoting substantially all of its efforts to developing DNA embedded biotechnology security solutions in the United States and Europe and there can be no assurance that the Company's efforts will be successful and no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company's management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE J – SUBSEQUENT EVENTS

On January 17, 2009, the Company issued 6,733,521 shares of common stock upon the automatic conversion of a secured convertible promissory note.

Effective January 13, 2009, the Company entered into a Consulting Agreement with Strategic Partners Consulting, LLC (“SPC”).  Under the terms of the Consulting Agreement, SPC will provide consulting services to the Company on various matters related to corporate planning.  The Consulting Agreement is for a term of one year.  In consideration for these consulting services, upon execution of the Consulting Agreement the Company issued to SPC ten million (10,000,000) shares of the Company’s common stock, par value $0.001 per share.

On January 29, 2009, the Company sold a $150,000 principal amount secured promissory note bearing interest at a rate of 10% per annum and a warrant to purchase 300,000 shares of our common stock to James A. Hayward, the Chairman, President, Chief Executive Officer and a director.

The promissory note and accrued but unpaid interest thereon shall automatically convert on January 29, 2010 at a conversion price of $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of the Company’s common stock for the ten trading days prior to issuance, and are convertible into shares of the Company’s common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of the Company’sr common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price.  In addition, any time prior to conversion, the Company has the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the notes on three days written notice (during which period the holder can elect to convert the note).  The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on January 29, 2010. Until the principal and accrued but unpaid interest under the promissory note are paid in full, or converted into the Company’s common stock, the promissory note will be secured by a security interest in all of our assets.

The warrant is exercisable for a four-year period commencing on January 29, 2010, and expiring on January 28, 2014, at a price of $0.50 per share.  The warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) January 29, 2012, and (ii) the date our common stock has been quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.